As filed with the Securities and Exchange Commission on May 12, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GRID DYNAMICS HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	83-0632724
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5000 Executive Parkway, Suite 520

San Ramon, CA 94583

(650) 523-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Leonard Livschitz

Chief Executive Officer

5000 Executive Parkway, Suite 520

San Ramon, CA 94583

(650) 523-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin Richard C. Blake Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Leonard Livschitz Chief Executive Officer 5000 Executive Parkway, Suite 520 San Ramon, CA 94583 (650) 523-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share(2)	22,681,138	$8.22	(14)	$186,438,954.36	(14)	$24,199.78
Common Stock, par value $0.0001 per share(3)	6,030,000	$8.22	(14)	$49,566,600.00	(14)	$6,433.75
Common Stock, par value $0.0001 per share(4)	110,000	$8.22	(14)	$904,200.00	(14)	$117.37
Common Stock, par value $0.0001 per share(5)	53,000	$8.22	(14)	$435,660.00	(14)	$56.55
Common Stock, par value $0.0001 per share(6)	11,000,000	$8.22	(14)	$90,420,000.00	(14)	$11,736.52
Common Stock, par value $0.0001 per share(7)	265,000	$8.22	(14)	$2,178,300.00	(14)	$282.75
Common Stock, par value $0.0001 per share(8)	55,000	$8.22	(14)	$452,100.00	(14)	$58.69
Common Stock, par value $0.0001 per share(9)	26,500	$8.22	(14)	$217,830.00	(14)	$28.28
Common Stock, par value $0.0001 per share, currently subject to restricted stock units and performance share awards outstanding under the 2020 Equity Incentive Plan(10)	4,609,314	$8.22	(15)	$37,888,561.08	(15)	$4,917.94
Warrants(11)	265,000	$—	(16)	$—	(16)	$—
Warrants(12)	55,000	$—	(16)	$—	(16)	$—
Warrants(13)	26,500	$—	(16)	$—	(16)	$—
TOTAL						$47,831.63

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)	Consists of an aggregate of 22,681,138 outstanding shares of the Registrant’s common stock beneficially owned by Beijing Teamsun Technology Co. Ltd and certain of the Registrant’s employees and directors.
(3)	Consists of an aggregate of 6,030,000 outstanding shares of the Registrant’s common stock beneficially owned by ChaSerg Technology Sponsor LLC (the “Sponsor”).
(4)	Consists of an aggregate of 110,000 outstanding shares of the Registrant’s common stock beneficially owned by Cantor Fitzgerald & Co. (“Cantor”).
(5)	Consists of an aggregate of 53,000 outstanding shares of the Registrant’s common stock beneficially owned by Explorer Parent LLC (“Explorer”).
(6)	Consists of 11,000,000 shares of the Registrant’s common stock issuable upon exercise of certain public warrants originally sold as part of the units in the initial public offering of ChaSerg. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.
(7)	Consists of 265,000 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants that were issued to the Sponsor in a private placement in connection with the initial public offering of ChaSerg Technology Acquisition Corp., the Registrant’s legal predecessor (“ChaSerg”). Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.
(8)	Consists of 55,000 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants that were issued to Cantor in a private placement in connection with the initial public offering of ChaSerg. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.
(9)	Consists of 26,500 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants that were issued to Explorer in connection with the business combination between ChaSerg and Grid Dynamics International, Inc. as consideration for repayment of loans made by the Sponsor to ChaSerg. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.
(10)	Consists of 4,609,314 shares of the Registrant’s common stock issuable upon vesting in full of restricted stock units and performance share awards granted to certain of the Registrant’s employees under the Registrant’s 2020 Equity Incentive Plan. 1,722,564 of these shares are issuable upon the vesting of performance share awards granted on May 4, 2020, and this number assumes the maximum number of shares subject to the awards will vest based on the achievement of the maximum target performance conditions for all such awards.
(11)	Consists of 265,000 warrants that are the private placement warrants that were issued to the Sponsor in a private placement that occurred simultaneously with the closing of the initial public offering of ChaSerg. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.
(12)	Consists of 55,000 warrants that are the private placement warrants that were issued to Cantor in a private placement that occurred simultaneously with the closing of the initial public offering of ChaSerg. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.
(13)	Consists of 26,500 warrants that are the private placement warrants that were issued to Explorer in connection with the business combination between ChaSerg and Grid Dynamics International, Inc. as consideration for repayment of loans made by the Sponsor to ChaSerg. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.
(14)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock quoted on the NASDAQ Stock Market LLC on May 5, 2020.
(15)	Estimated solely for purposes of calculating the registration fee according to Rule 457(h) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock quoted on the NASDAQ Stock Market LLC on May 5, 2020.
(16)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

On March 5, 2020, a wholly-owned subsidiary (“Merger Sub 1”) of ChaSerg Technology Acquisition Corp., a Delaware corporation (“ChaSerg”), merged with and into Grid Dynamics International, Inc., a California corporation (“GDI”), with GDI surviving the merger (the “Initial Merger”). Immediately following the Initial Merger, GDI merged with and into another wholly-owned subsidiary of ChaSerg (“Merger Sub 2”) with Merger Sub 2 surviving; Merger Sub 2 was then renamed “Grid Dynamics International, LLC,” and ChaSerg was then renamed “Grid Dynamics Holdings, Inc.” (the “Business Combination”). As of the open of trading on March 6, 2020, the common stock and warrants of Grid Dynamics Holdings, Inc. (“Grid Dynamics”), formerly those of ChaSerg, began trading on the NASDAQ Stock Market LLC as “GDYN” and “GDYNW,” respectively.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	May 12, 2020

44,829,952 Shares

346,500 Warrants

This prospectus relates to shares of common stock, par value $0.0001 per share, of Grid Dynamics Holdings, Inc. and warrants to purchase common stock of Grid Dynamics Holdings, Inc. as described herein. The selling securityholders identified in this prospectus may offer and sell from time to time up to 44,829,952 shares of our common stock (28,874,138 of which are outstanding, 11,346,500 of which are issuable upon the exercise of outstanding warrants discussed below and 4,609,314 of which are issuable upon the vesting of outstanding restricted stock units and performance share awards discussed below) and up to 346,500 warrants. Grid Dynamics Holdings, Inc. may issue up to 11,346,500 shares of our common stock that are issuable upon the exercise of outstanding warrants, each of which are exercisable at $11.50 per share, and up to 4,609,314 shares upon the vesting of outstanding restricted stock units and performance share awards.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay the expenses associated with registering the sales by the selling securityholders, as described in more detail in the section titled “Use of Proceeds.”

The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell their securities in the section titled “Plan of Distribution.”

The selling securityholders may sell any, all or none of the securities and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the effective date of this registration statement.

Our common stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “GDYN” and our warrants are listed on NASDAQ under the symbol “GDYNW”. On May 11, 2020, the last quoted sale price for our common stock as reported on NASDAQ was $9.29 per share and the last quoted sale price for our warrants as reported on NASDAQ was $1.92 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 3 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2020.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The Grid Dynamics design logo and the Grid Dynamics mark appearing in this prospectus are the property of Grid Dynamics Holdings, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

GRID DYNAMICS HOLDINGS, INC.

Overview

Grid Dynamics is an emerging leader in enterprise-level digital transformations in Fortune 1000 companies. For enterprises that create innovative digital products and experiences, Grid Dynamics offers close collaboration from digital consulting to early prototypes to enterprise-scale delivery of new digital platforms. Since its inception in 2006 in Menlo Park, California, as a grid and cloud consultancy firm, Grid Dynamics has been on the forefront of digital transformation, working on big ideas like cloud computing, NOSQL, DevOps, microservices, big data and artificial intelligence (“AI”), and quickly established itself as a provider of choice for technology and digital enterprise companies.

As a leading global digital engineering and information technology (“IT”) services provider with its headquarters in Silicon Valley and engineering centers in the United States and multiple Central and Eastern European countries, Grid Dynamics’ core business is to deliver focused and complex technical consulting, software design, development, testing and internet service operations. Grid Dynamics works in close collaboration with its clients to provide digital transformation initiatives that span strategy consulting, development of early prototypes and enterprise-scale delivery of new digital platforms. Grid Dynamics also helps organizations become more agile and create innovative digital products and experiences through its deep expertise in emerging technology, such as AI, data science, cloud computing, big data and DevOps, lean software development practices and a high-performance product culture.

Grid Dynamics believes that the key to its success is a business culture that puts products over projects, client success over contract terms and real business results over pure technical innovation. By leveraging Grid Dynamics’ proprietary processes optimized for innovation, emphasis on talent development and technical expertise, Grid Dynamics has been able to achieve significant growth. Grid Dynamics’ revenue increased to $32.5 million for the three months ended March 31, 2020 from $26.3 million for the three months ended March 31, 2019, representing a 23.5% increase, and $118.3 million for the year ended December 31, 2019 from $91.9 million for the year ended December 31, 2018, representing a 28.7% increase. Grid Dynamics’ revenue for the year ended December 31, 2018 also increased from $70.6 million for the year ended December 31, 2017, representing a 30.0% increase.

CORPORATE INFORMATION

On March 5, 2020, a wholly-owned subsidiary (“Merger Sub 1”) of ChaSerg Technology Acquisition Corp., a Delaware corporation (“ChaSerg”), merged with and into Grid Dynamics International, Inc., a California corporation (“GDI”), with GDI surviving the merger (the “Initial Merger”). Immediately following the Initial Merger, GDI merged with and into another wholly-owned subsidiary of ChaSerg (“Merger Sub 2”) with Merger Sub 2 surviving; Merger Sub 2 was then renamed “Grid Dynamics International, LLC,” and ChaSerg was then renamed “Grid Dynamics Holdings, Inc.” (the “Business Combination”). As of the open of trading on March 6, 2020, the common stock and warrants of Grid Dynamics Holdings, Inc. (“Grid Dynamics”), formerly those of ChaSerg, began trading on NASDAQ as “GDYN” and “GDYNW,” respectively.

Our principal executive offices are located at 5000 Executive Pkwy Suite 520, San Ramon, CA 94583, and our telephone number is (650) 523-5000.

Our website address is www.griddynamics.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our common stock.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Unless expressly indicated or the context requires otherwise, the terms “Grid,” “Grid Dynamics,” “GDYN,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to the parent entity formerly named ChaSerg Technology Acquisition Corp., after giving effect to the Business Combination, and as renamed Grid Dynamics Holdings, Inc., and where appropriate, our wholly-owned subsidiaries.

The Offering

Shares of Common Stock Offered by the Selling Securityholders Hereunder

An aggregate of 28,874,138 outstanding shares of the Registrant’s common stock beneficially held by ChaSerg Technology Sponsor LLC (the “Sponsor”), Beijing Teamsun Technology Co. Ltd and certain of the Registrant’s employees and directors, Explorer Parent LLC (“Explorer”), and Cantor Fitzgerald & Co. (“Cantor”).

11,000,000 shares of the Registrant’s common stock issuable upon exercise of certain public warrants originally sold as part of the units in ChaSerg’s initial public offering (the “Public Warrants”). Each Public Warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.

346,500 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants that were issued to the Sponsor and Cantor in connection with ChaSerg’s initial public offering, and to Explorer in connection with the Business Combination as consideration for repayment of loans made by the Sponsor to ChaSerg (the “Private Warrants,” and collectively with the Public Warrants, the “Warrants”). Each Private Warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.

4,609,314 shares of the Registrant’s common stock issuable upon vesting of certain restricted stock units and performance share awards that were issued by the Registrant.

Warrants Offered by the Selling Securityholders Hereunder	346,500 warrants to purchase shares of the Registrant’s common stock that are the Private Warrants issued to the Sponsor and Cantor in private placements that closed simultaneously with the closing of ChaSerg’s initial public offering, and to Explorer in connection with the Business Combination as consideration for repayment of loans made by the Sponsor to ChaSerg. Each Private Warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.

Use of Proceeds	We will not receive any proceeds from the sale of our securities offered by the selling securityholders under this prospectus (the “Securities”). We will receive up to an aggregate of approximately $130,484,750 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds” for more information.

Common Stock Outstanding

50,833,619 shares prior to any exercise of the Warrants or any vesting of restricted stock units or performance share awards.

66,789,433 shares after giving effect to the exercise of all of the outstanding Warrants and the vesting of all restricted stock units and performance share awards.

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

NASDAQ symbol	“GDYN” for our common stock and “GDYNW” for our warrants.

The number of shares of common stock outstanding is based on 50,833,619 shares of common stock outstanding as of March 5, 2020 and excludes the following:

●	4,678,011 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of March 5, 2020, with a weighted-average exercise price of $3.54 per share;

●	11,346,500 shares of our common stock issuable upon the exercise of warrants to purchase shares of our common stock outstanding as of March 5, 2020, with an exercise price of $11.50 per share; and

●	16,300,000 shares of our common stock issuable reserved for future issuance under our 2020 Equity Incentive Plan (the “2020 Plan”), of which 4,609,314 shares of our common stock are now issuable upon vesting of certain restricted stock units and performance share awards granted after March 5, 2020, and 1,776,500 shares of our common stock are now issuable upon the exercise of options to purchase shares of our common stock granted after March 5, 2020, with a weighted-average exercise price of $8.22 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Risks Related to Grid Dynamics’ Business

Risks Related to Grid Dynamics’ Business, Operations and Industry

Grid Dynamics has a relatively short operating history and operates in a rapidly evolving industry, which makes it difficult to evaluate future prospects and may increase the risk that it will not continue to be successful.

Grid Dynamics was founded in 2006 and has a relatively short operating history in the technology services industry, which is competitive and continuously evolving, subject to rapidly changing demands and constant technological developments. As a result, success and performance metrics are difficult to predict and measure. Since services and technologies are rapidly evolving and each company within the industry can vary greatly in terms of the services it provides, its business model and its results of operations, it can be difficult to predict how any company’s services, including that of Grid Dynamics, will be received in the market.

While many Fortune 1000 enterprises, including Grid Dynamics’ clients, have been willing to devote significant resources to incorporate emerging technologies and related market trends into their business models, they may not continue to spend any significant portion of their budgets on services like those provided by Grid Dynamics in the future. Neither Grid Dynamics’ past financial performance nor the past financial performance of any other company in the technology services industry is indicative of how Grid Dynamics will fare financially in the future. Grid Dynamics’ future profits may vary substantially from those of other companies and Grid Dynamics’ past profits, making an investment in Grid Dynamics risky and speculative. If clients’ demand for Grid Dynamics’ services declines as a result of economic conditions, market factors or shifts in the technology industry, Grid Dynamics’ business, financial condition and results of operations would be adversely affected.

Grid Dynamics may be unable to effectively manage its growth or achieve anticipated growth, which could place significant strain on Grid Dynamics’ management personnel, systems and resources.

Continued growth and expansion may increase the challenges Grid Dynamics faces in recruiting, training and retaining sufficiently skilled professionals and management personnel, maintaining effective oversight of personnel and delivery centers, developing financial and management controls, coordinating effectively across geographies and business units, and preserving its culture and values. Failure to manage growth effectively could have a material adverse effect on the quality of the execution of Grid Dynamics’ engagements, its ability to attract and retain IT professionals, as well as its business, financial condition and results of operations.

In addition, as Grid Dynamics increases the size and complexity of projects that it undertakes with clients, adds new delivery sites, introduces new services or enters into new markets, Grid Dynamics may face new market, technological, operational, compliance and administrative risks and challenges, including risks and challenges unfamiliar to Grid Dynamics. Grid Dynamics may not be able to mitigate these risks and challenges to achieve its anticipated growth or successfully execute large and complex projects, which could materially adversely affect Grid Dynamics’ business, prospects, financial condition and results of operations.

Grid Dynamics’ revenues are highly dependent on a limited number of clients and industries that are affected by seasonal trends, and any decrease in demand for outsourced services in these industries may reduce Grid Dynamics’ revenues and adversely affect Grid Dynamics’ business, financial condition and results of operations.

Grid Dynamics generates a significant portion of its revenues from its 10 largest clients and has a limited client base of fewer than 40 total clients. For example, Grid Dynamics generated approximately 86%, 93% and 94% of its revenue from its 10 largest clients during the three month periods ended March 31, 2020 and 2019, and the year ended December 31, 2019, respectively, and the three largest clients each accounted for 10% or more of Grid Dynamics’ revenue for the three month periods ended March 31, 2020 and 2019, and the year ended December 31, 2019. Since Grid Dynamics derives substantially all of its revenue through time and materials contracts, which are mostly short-term in nature, a major client in one year may not provide the same level of revenues for Grid Dynamics in any subsequent year. In addition, a significant portion of Grid Dynamics’ revenues is concentrated in two specific industry verticals: digital retail and digital technology. Grid Dynamics’ growth largely depends on continued demand for its services from clients in these two industry verticals and other industries that it may target in the future, as well as on trends in these industries to outsource the type of services Grid Dynamics provides.

Grid Dynamics’ business is also subject to seasonal trends that impact its revenues and profitability between quarters, largely driven by the U.S. retail cycle, which drives the behavior of a significant portion of Grid Dynamics’ clients, and the timing of holidays in the countries in which Grid Dynamics operates. Excluding the impact of growth in its book of business, Grid Dynamics has historically recorded higher revenue and gross profit in the second and third quarters of each year compared to the first and fourth quarters of each year. The Christmas holiday season in Russia and Ukraine, for example, falls in the first quarter of the calendar year, resulting in reduced activity and billable hours. In addition, many of Grid Dynamics’ retail sector clients tend to slow their discretionary spending during the holiday sale season, which typically lasts from late November (before Thanksgiving) through late December (after Christmas). Such seasonal trends may cause reductions in Grid Dynamics’ profitability and profit margins during periods affected.

A reduction in demand for Grid Dynamics’ services and solutions caused by seasonal trends, downturn in any of Grid Dynamics’ targeted industries, a slowdown or reversal of the trend to outsource IT services in any of these industries or the introduction of regulations that restrict or discourage companies from outsourcing may result in a decrease in the demand for Grid Dynamics’ services and could have a material adverse effect on its business, financial condition and results of operations. In addition to the potential impact of these season trends, the global outbreak of the novel coronavirus COVID-19 pandemic has had adverse effects on the retail industry, which could lead to additional adverse effects on Grid Dynamics’ business.

The impact of the COVID-19 pandemic has and may continue to affect our stock price, business operations, and overall financial performance.

In December 2019, a novel coronavirus COVID-19 was reported in China, and in March 2020, the World Health Organization declared it a pandemic. This contagious disease outbreak has continued to spread across the globe and is impacting worldwide economic activity and financial markets, significantly increasing economic volatility and uncertainty. In response to this global pandemic, several local, state, and federal governments have been prompted to take unprecedent steps that include, but not limited to, travel restrictions, closure of businesses, social distancing, and quarantines.

COVID-19 is currently impacting and will impact our sales and revenue in the near term. From March onwards, we started witnessing the impacts of COVID-19 to our revenues, largely as a consequence of the impacts of the pandemic to the business conditions at some of our customers’ operations. The impacts have been more pronounced at our customers exposed to the retail segment as they depend on consumer spending and their ability to keep their stores open for customers. While the impact is more pronounced at our retail business, the impacts to other segments of our business have largely been determined by customer-specific dynamics. Examples of the COVID-19 impact to our business have included a temporary scale back to our personnel on projects, our customers placing projects and Statements of Work (each, a “SOW”) on temporary hold, and request for longer payment terms.

There are no comparable recent events which may provide guidance as to the effect of the spread and the ultimate impact of COVID-19 pandemic. Consequently, the magnitude of impact to our business and duration of impact is uncertain and difficult to reasonably estimate at this time. Furthermore, the heightened uncertainty and diminished visibility has reduced our ability to forecast our business.

We have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate that include suspension of all non-essential travel. Although the COVID-19 global pandemic has placed several restrictions in movement, resulting in the majority of our employees being unable to be present at client locations or attend Grid Dynamics’ office locations, we have been successful in transitioning the majority of our workforce to work remotely. This has resulted in minimal disruption in our ability to deliver services to our customers.

Given the risks associated with the pandemic at some of our customers and their ability to fulfill their payment obligations, we have taken an allowance with our accounts receivables in the first quarter of 2020. In the first quarter we have reserved a total amount of $0.9 million for allowance of doubtful accounts. We review our accounts receivable on a regular basis and have put in place incremental processes to ensure payments from our customers.

Grid Dynamics’ revenues are highly dependent on clients primarily located in the United States. Any economic downturn in the United States or disruptions in the credit markets may have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations.

The IT services industry is particularly sensitive to the economic environment and tends to decline during general economic downturns. Grid Dynamics derives nearly all of its revenues from clients in the United States. In the event of an economic downturn in the United States, existing and prospective clients may reduce or postpone their technology spending significantly, which may in turn lower the demand for Grid Dynamics’ services and may have a material adverse effect on its business, financial condition and results of operations. In addition, if a disruption in the credit markets were to occur, it could pose a risk to Grid Dynamics’ business if clients or vendors are unable to obtain financing to meet payment or delivery obligations to Grid Dynamics or if Grid Dynamics is unable to obtain necessary financing. The global outbreak of the COVID-19 pandemic has had adverse effects on economies and financial markets globally, which have particularly impacted many small and medium sized businesses. Any economic downturn resulting from the COVID-19 pandemic and preventative measures taken by governments and private business worldwide could decrease technology spending and adversely affect demand for our offerings and harm our business and results of operations. Although the U.S. government and others throughout the world have or have taken steps to provide monetary and fiscal assistance to individuals and businesses affected by the pandemic, it is unclear whether government actions will successfully avert or mitigate any economic downturn.

Grid Dynamics faces intense and increasing competition.

The market for technology and IT services is highly competitive and subject to rapid change and evolving industry standards and Grid Dynamics expects competition to persist and intensify. Grid Dynamics faces competition from offshore IT services providers in other outsourcing destinations with low wage costs such as India and China and other CEE countries, as well as competition from large, global consulting and outsourcing firms and in-house IT departments of large corporations. Clients tend to engage multiple IT services providers instead of using an exclusive IT services provider, which could reduce Grid Dynamics’ revenues to the extent that clients obtain services from competing companies. Clients may prefer services providers that have more locations or that are based in countries more cost-competitive, more stable or more secure than some of the emerging markets in which Grid Dynamics operates.

Grid Dynamics’ primary competitors include IT service providers, such as EPAM Systems, Globant S.A. and Endava plc; global consulting and traditional IT services companies, such as Accenture PLC, Capgemini SE, Cognizant Technology Solutions Corporation and Tata Consultancy Services Limited; and in-house development departments of its clients. Many of Grid Dynamics’ present and potential competitors have substantially greater financial, marketing and technical resources, and name recognition than Grid Dynamics. Therefore, they may be able to compete more aggressively on pricing or devote greater resources to the development and promotion of technology and IT services and Grid Dynamics may be unable to retain its clients while competing against such competitors. Increased competition as well as Grid Dynamics’ inability to compete successfully may have a material adverse effect on Grid Dynamics’ business and results of operations.

Grid Dynamics’ ability to generate and retain business depends on its reputation.

Since Grid Dynamics’ business involves providing tailored services and solutions to clients, Grid Dynamics believes that its corporate reputation is a significant factor when an existing or prospective client is evaluating whether to engage Grid Dynamics’ services as opposed to those of its competitors. In addition, Grid Dynamics believes that its brand name and reputation also play an important role in recruiting, hiring and retaining highly skilled personnel.

However, Grid Dynamics’ brand name and reputation is potentially susceptible to damage by factors beyond its control, including actions or statements made by current or former clients and employees, competitors, vendors, adversaries in legal proceedings, government regulators and the media. There is a risk that negative information about Grid Dynamics, even if untrue, could adversely affect its business. Any damage to Grid Dynamics’ reputation could be challenging to repair, could make potential or existing clients reluctant to select Grid Dynamics for new engagements, could adversely affect its recruitment and retention efforts, and could also reduce investor confidence.

Grid Dynamics’ failure to successfully attract, hire, develop, motivate and retain highly skilled personnel could materially adversely affect Grid Dynamics’ business, financial condition and results of operations.

Grid Dynamics’ continued growth and success and operational efficiency is dependent on its ability to attract, hire, develop, motivate and retain highly skilled personnel, including IT engineers and other technical personnel, in the geographically diverse locations in which it operates. Competition for highly skilled IT professionals can be intense in the regions in which Grid Dynamics operates, and Grid Dynamics may experience significant employee attrition rates due to such competition. While Grid Dynamics’ management targets a voluntary attrition rate no higher than the mid-teen percentages, the significant market demand for highly skilled IT personnel and competitors’ activities may induce Grid Dynamics’ qualified personnel to leave and make it more difficult for Grid Dynamics to recruit new employees with suitable knowledge, experience and professional qualifications. Failure to attract, hire, develop, motivate and retain personnel with the skills necessary to serve its clients could decrease Grid Dynamics’ ability to meet and develop ongoing and future business and could materially adversely affect Grid Dynamics’ business, financial condition and results of operations.

Grid Dynamics’ success depends substantially upon the continuing efforts of its senior executives and key employees, and Grid Dynamics’ business may be severely disrupted if Grid Dynamics loses their services.

Grid Dynamics’ success depends substantially upon the continued services of its senior executives and other key employees. If Grid Dynamics loses the services of one or more of such senior executives or key employees following the Business Combination, Grid Dynamics’ business operations can be disrupted, and Grid Dynamics may not be able to replace them easily or at all. In addition, competition for senior executives and key personnel in Grid Dynamics’ industry is intense, and Grid Dynamics may be unable to retain its senior executives and key personnel or attract and retain new senior executives and key personnel in the future, in which case Grid Dynamics’ business may be severely disrupted.

Failure to adapt to rapidly changing technologies, methodologies and evolving industry standards may have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations.

Grid Dynamics operates in an industry characterized by rapidly changing technologies, methodologies and evolving industry standards. Grid Dynamics’ future success depends in part upon its ability to anticipate developments in its industry, enhance its existing services and to develop and introduce new services to keep pace with such changes and developments and to meet changing client needs.

Development and introduction of new services and products is expected to become increasingly complex and expensive, involve a significant commitment of time and resources, and subject to a number of risks and challenges, including:

●	difficulty or cost in updating services, applications, tools and software and to develop new services quickly enough to meet clients’ needs;

●	difficulty or cost in making some features of software work effectively and securely over the Internet or with new or changed operating systems;

●	difficulty or cost in updating software and services to keep pace with evolving industry standards, methodologies, regulatory and other developments in the industries where Grid Dynamics’ clients operate; and

●	difficulty in maintaining a high level of quality as Grid Dynamics implements new technologies and methodologies.

Grid Dynamics may not be successful in anticipating or responding to these developments in a timely manner, or if it does respond, the services, technologies or methodologies Grid Dynamics develops or implements may not be successful in the marketplace. Furthermore, services, technologies or methodologies that are developed by competitors may render Grid Dynamics’ services non-competitive or obsolete. Grid Dynamics’ failure to adapt and enhance its existing services and to develop and introduce new services to promptly address the needs of its clients may have a material adverse effect on its business, financial condition and results of operations.

Security breaches, system failures or errors, and other disruptions to network security could result in disclosure of confidential information and expose Grid Dynamics to liability, which would cause its business and reputation to suffer.

Grid Dynamics often has access, or is required, to collect, process, transmit and store sensitive or confidential client and customer data, including intellectual property, proprietary business information of Grid Dynamics and its clients, and personally identifiable information of its clients, customers, employees, contractors, service providers, and others. Grid Dynamics uses its data centers and networks, and certain networks and other facilities and equipment of its contractors and service providers, for these purposes. Despite Grid Dynamics’ security measures, Grid Dynamics’ information technology and infrastructure may be vulnerable to attacks and disruptions by hackers or other third parties or otherwise may be breached due to human error, phishing attacks, social engineering, malfeasance or other disruptions. Any such breach or disruption could compromise Grid Dynamics’ data centers, networks and other equipment and the information stored or processed there could be accessed, disclosed, altered, misappropriated, lost or stolen. In addition, any failure or breach of security in a client’s system relating to the services Grid Dynamics provides could also result in loss or misappropriation of, or unauthorized access, alteration, use, acquisition or disclosure of sensitive or confidential information, and may result in a perception that Grid Dynamics or its contractors or service providers caused such an incident, even if Grid Dynamics’ and its contractors’ networks and other facilities and equipment were not compromised.

Grid Dynamics’ contractors and service providers face similar risks with respect to their facilities and networks used by Grid Dynamics, and they also may suffer outages, disruptions, and security incidents and breaches. Breaches and security incidents suffered by Grid Dynamics and its contractors and service providers may remain undetected for an extended period. Any such breach, disruption or other circumstance leading to loss, alteration, misappropriation, or unauthorized use, access, acquisition, or disclosure of sensitive or confidential client or customer data suffered by Grid Dynamics or its contractors or service providers, or the perception that any may have occurred, could expose Grid Dynamics to claims, litigation, and liability, regulatory investigations and proceedings, cause Grid Dynamics to lose clients and revenue, disrupt Grid Dynamics’ operations and the services provided to clients, damage Grid Dynamics’ reputation, cause a loss of confidence in Grid Dynamics’ products and services, require Grid Dynamics to expend significant resources to protect against further breaches and to rectify problems caused by these events, and result in significant financial and other potential losses.

Grid Dynamics’ errors and omissions insurance covering certain damages and expenses may not be sufficient to compensate for all liability. Although Grid Dynamics maintains insurance for liabilities incurred as a result of certain security-related damages, Grid Dynamics cannot be certain that its coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to it on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against Grid Dynamics that exceeds available insurance coverage, or the occurrence of changes in Grid Dynamics’ insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on Grid Dynamics’ business, including Grid Dynamics’ financial condition, operating results, and reputation.

Undetected software design defects, errors or failures may result in loss of business or in liabilities that could have a material adverse effect on Grid Dynamics’ reputation, business and results of operations.

Grid Dynamics’ services involve developing software solutions for its clients and Grid Dynamics may be required to make certain representations and warranties to its clients regarding the quality and functionality of its software. Given that Grid Dynamics’ software solutions have a high degree of technological complexity, they could contain design defects or errors that are difficult to detect or correct. Grid Dynamics cannot provide assurance that, despite testing by Grid Dynamics, errors or defects will not be found in its software solutions. Any such errors or defects could result in litigation, other claims for damages against Grid Dynamics, the loss of current clients and loss of, or delay in, revenues, loss of market share, a failure to attract new clients or achieve market acceptance, diversion of development resources, increased support or service costs, as well as reputational harm and thus could have a material adverse effect on Grid Dynamics’ reputation, business and results of operations.

Failure to successfully deliver contracted services or causing disruptions to clients’ businesses may have a material adverse effect on Grid Dynamics’ reputation, business, financial condition and results of operations.

Grid Dynamics’ business is dependent on its ability to successfully deliver contracted services in a timely manner. Any partial or complete failure of Grid Dynamics’ equipment or systems, or any major disruption to basic infrastructure like power and telecommunications in the locations in which Grid Dynamics operates, could impede its ability to provide adequate services to its clients. In addition, if Grid Dynamics’ professionals make errors in the course of delivering services to its clients or fail to consistently meet the service requirements of a client, these errors or failures could disrupt the client’s business. Any failure to successfully deliver contracted services or causing disruptions to a client’s business, including the occurrence of any failure in a client’s system or breach of security relating to the services provided by Grid Dynamics, may expose Grid Dynamics to substantial liabilities and have a material adverse effect on Grid Dynamics’ reputation, business, financial condition and results of operations.

Additionally, Grid Dynamics’ clients may perform audits or require Grid Dynamics to perform audits and provide audit reports with respect to the controls and procedures that Grid Dynamics uses in the performance of services for its clients. Grid Dynamics’ ability to acquire new clients and retain existing clients may be adversely affected and Grid Dynamics’ reputation could be harmed if Grid Dynamics receives a qualified opinion, or if Grid Dynamics cannot obtain an unqualified opinion in a timely manner, with respect to Grid Dynamics’ controls and procedures in connection with any such audit. Grid Dynamics could also incur liability if Grid Dynamics’ controls and procedures, or the controls and procedures Grid Dynamics manages for a client, were to result in an internal control failure or impair Grid Dynamics’ client’s ability to comply with its own internal control requirements. If Grid Dynamics or Grid Dynamics’ partners fail to meet Grid Dynamics’ contractual obligations or otherwise breach obligations to Grid Dynamics’ clients, Grid Dynamics could be subject to legal liability, which may have a material and adverse effect on Grid Dynamics’ revenues and profitability.

Grid Dynamics relies on software, hardware and SaaS technologies from third parties that may be difficult to replace or that may cause errors or defects in, or failures of, Grid Dynamics’ services or solutions.

Grid Dynamics relies on software and hardware from various third parties as well as hosted SaaS applications from third parties to deliver Grid Dynamics’ services and solutions. If any of these software, hardware or SaaS applications become unavailable due to loss of license, extended outages, interruptions, such as adverse impacts from the COVID-19 pandemic, or because they are no longer available on commercially reasonable terms, there may be delays in the provisioning of Grid Dynamics’ services until equivalent technology is either developed by Grid Dynamics, or, if available, is identified, obtained and integrated, which could increase Grid Dynamics’ expenses or otherwise harm Grid Dynamics’ business. Furthermore, any errors or defects in or failures of third-party software, hardware or SaaS applications could result in errors or defects in or failures of Grid Dynamics’ services and solutions, which could be costly to correct and have an adverse effect on Grid Dynamics’ reputation, business, financial condition and results of operations.

Existing insurance coverage and limitation of liability provisions in service contracts may be inadequate to protect Grid Dynamics against losses.

Grid Dynamics maintains certain insurance coverage, including professional liability insurance, director and officer insurance, property insurance for certain of its facilities and equipment, and business interruption insurance for certain of its operations. However, Grid Dynamics does not insure for all risks in its operations and if any claims for injury are brought against Grid Dynamics, or if Grid Dynamics experiences any business disruption, litigation or natural disaster, Grid Dynamics might incur substantial costs and diversion of resources.

Most of the agreements Grid Dynamics has entered into with its clients require Grid Dynamics to purchase and maintain specified insurance coverage during the terms of the agreements, including commercial general insurance or public liability insurance, umbrella insurance, product liability insurance, and workers’ compensation insurance. Some of these types of insurance are not available on reasonable terms or at all in some countries in which Grid Dynamics operates.

Grid Dynamics’ liability for breach of its obligations is in some cases limited under client contracts. Such limitations may be unenforceable or otherwise may not protect Grid Dynamics from liability for damages. In addition, Grid Dynamics’ existing contracts may not limit certain liabilities, such as claims of third parties for which

Grid Dynamics may be required to indemnify its clients. The successful assertion of one or more large claims against Grid Dynamics in amounts greater than those covered by Grid Dynamics’ current insurance policies could materially adversely affect Grid Dynamics’ business, financial condition and results of operations. Even if such assertions against Grid Dynamics are unsuccessful, Grid Dynamics may incur reputational harm and substantial legal fees.

If we are not able to maintain an effective system of internal control over financial reporting, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price. A material weakness has been identified in our internal control over financial reporting and while we have been taking steps to remediate this weakness, we cannot provide assurances that a current material weakness or additional material weaknesses or significant deficiencies will not occur in the future.

Any failure to maintain effective internal controls over our financial reporting could materially and adversely affect us. Section 404 of the Sarbanes-Oxley Act requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, we will be required to have our independent public accounting firm attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting when we cease qualifying as an “emerging growth company” pursuant to the JOBS Act. If we are unable to conclude that we have effective internal control over financial reporting or, if our independent auditors are unable to provide us with an attestation and an unqualified report as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

Grid Dynamics has identified a material weakness in its internal control over financial reporting that remains unremediated. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Grid Dynamics’ financial statements will not be prevented or detected on a timely basis. Subsequent to the original issuance of the private company financial statements for the year ended December 31, 2018, we identified balances that were accounted for or presented incorrectly under accounting principles generally accepted in the United States of America (“GAAP”) relating to stock-based compensation, and the presentation of retention bonuses and depreciation on the consolidated statement of income and comprehensive income.

The material weakness identified was a lack of sufficient resources with appropriate depth and experience to interpret complex accounting guidance and prepare financial statements and related disclosures in accordance with GAAP.

Grid Dynamics was not required to perform an evaluation of internal control over financial reporting as of December 31, 2018 and 2017 in accordance with the provisions of the Sarbanes-Oxley Act as it was then a private company. Had such an evaluation been performed, additional control deficiencies may have been identified by Grid Dynamics’ management, and those control deficiencies could have also represented one or more material weaknesses.

Grid Dynamics has taken steps to enhance its internal control environment, including hiring a new Chief Financial Officer in December 2019, hiring a Global Controller, and initiating a search to hire additional qualified accounting and financial reporting personnel, and starting the implementation of a new ERP system, which Grid Dynamics believes will enhance its internal control over financial reporting. Once all key hires in the finance function are in place, Grid Dynamics also plans to take additional steps to remediate the material weakness by integrating them into its process of implementing and enhancing key controls over financial reporting and conducting technical accounting training of key financial and accounting staff members involved in preparation and review of financial reporting and interpretation of technical accounting guidance. Although Grid Dynamics plans to complete this remediation process as quickly as possible, Grid Dynamics cannot at this time estimate how long it will take.

Grid Dynamics’ global business, especially in CIS and CEE countries, exposes it to significant legal, economic, tax and political risks.

Grid Dynamics has significant operations in certain emerging market economies, which creates legal, economic, tax and political risks. Risks inherent in conducting international operations include:

●	less established legal systems and legal ambiguities, inconsistencies and anomalies;

●	application and imposition of protective legislation and regulations relating to import or export, including tariffs, quotas and other trade protection measures;

●	difficulties in enforcing intellectual property and/or contractual rights;

●	bureaucratic obstacles and corruption;

●	compliance with a wide variety of foreign laws, including those relating to privacy and data protection;

●	fluctuations in currency exchange rates;

●	potentially adverse tax consequences;

●	competition from companies with more experience in a particular country or with international operations;

●	unstable political and military situations; and

●	overall foreign policy and variability of foreign economic conditions, including the effects of the COVID-19 pandemic.

The legal systems of Russia, Ukraine, Poland and Serbia, where Grid Dynamics has significant operations, are often beset by legal ambiguities as well as inconsistencies and anomalies due to the relatively recent enactment of many laws that may not always coincide with market developments. Furthermore, legal and bureaucratic obstacles and corruption exist to varying degrees in each of these countries. In such environment, Grid Dynamics’ competitors may receive preferential treatment from the government, potentially giving them a competitive advantage. Governments may also revise existing contract rules and regulations or adopt new ones at any time and for any reason, and government officials may apply contradictory or ambiguous laws or regulations in ways that could materially adversely affect Grid Dynamics’ business and operations in such countries. Any of these changes could impair Grid Dynamics’ ability to obtain new contracts or renew or enforce contracts under which it currently provides services. Any new contracting methods could be costly or administratively difficult for Grid Dynamics to implement, which could materially adversely affect its business and operations. Grid Dynamics cannot guarantee that regulators, judicial authorities or third parties in Russia, Ukraine, Poland and Serbia will not challenge Grid Dynamics’ (including its subsidiaries’) compliance with applicable laws, decrees and regulations. In addition to the foregoing, selective or arbitrary government actions have included withdrawal of licenses, sudden and unexpected tax audits, criminal prosecutions and civil actions, all of which could have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations.

The banking and other financial systems in certain CIS and CEE countries that Grid Dynamics operates remain subject to periodic instability and generally do not meet the banking standards of more developed markets. A financing crisis or the bankruptcy or insolvency of banks through which Grid Dynamics receives, or with which it holds, funds may result in the loss of its deposits or adversely affect its ability to complete banking transactions in that region, which could materially adversely affect Grid Dynamics’ business and financial condition.

Furthermore, the emergence of new or escalated tensions in CIS and CEE countries, including the conflict with Russia in connection with the ongoing crisis in Ukraine, allegations of the Russian government interference in the 2016 U.S. presidential elections and state-sponsored cyberattacks, could further exacerbate tensions between such countries and the United States. Such tensions, concerns regarding information security, and potential imposition of additional sanctions by the United States and other countries may discourage existing or prospective clients to engage Grid Dynamics’ services, have a negative effect on Grid Dynamics’ ability to develop or maintain its operations in the countries where it currently operates, and disrupt Grid Dynamics’ ability to attract, hire and retain employees. The occurrence of any such event may have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations.

The extent to which the COVID-19 pandemic continues to impact our results will depend on future developments, which are highly uncertain and cannot be predicted, including the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken by governments and private businesses to attempt to contain and treat the disease. Any prolonged shut down of a significant portion of global economic activity or downturn in the global economy, along with any adverse effects on industries in which our customers operate, could materially and adversely impact our business, results of operations and financial condition.

Grid Dynamics’ effective tax rate could be materially adversely affected by several factors.

Grid Dynamics conducts business globally and files income tax returns in multiple jurisdictions. Grid Dynamics’ effective tax rate could be materially adversely affected by several factors, including changes in the amount of income taxed by, or allocated to, the various jurisdictions in which Grid Dynamics operates that have differing statutory tax rates; changing tax laws, regulations and interpretations of such tax laws in multiple jurisdictions; and the resolution of issues arising from tax audits or examinations and any related interest or penalties. In particular, there have been significant changes to the taxation systems in CEE countries in recent years as the authorities have gradually replaced or introduced new legislation regulating the application of major taxes such as corporate income tax, value-added tax, corporate property tax, personal income taxes and payroll taxes. Furthermore, any significant changes to the Tax Cuts and Jobs Act (“U.S. Tax Act”) enacted in 2017, or to regulatory guidance associated with the U.S. Tax Act, could materially adversely affect Grid Dynamics’ effective tax rate.

The determination of Grid Dynamics’ provision for income taxes and other tax liabilities requires estimation, judgment and calculations where the ultimate tax determination may not be certain. Grid Dynamics’ determination of tax liability is always subject to review or examination by authorities in various jurisdictions. If a tax authority in any jurisdiction reviews any of Grid Dynamics’ tax returns and proposes an adjustment, including a determination that the transfer prices and terms Grid Dynamics has applied are not appropriate, such an adjustment could have an adverse effect on Grid Dynamics’ business.

Grid Dynamics is unable to predict what tax reforms may be proposed or enacted in the future or what effect such changes would have on its business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices in jurisdictions in which it operates, could increase the estimated tax liability that Grid Dynamics has expensed to date and paid or accrued on its balance sheets, and otherwise affect its financial position, future results of operations, cash flows in a particular period and overall or effective tax rates in the future in countries where Grid Dynamics has operations, reduce post-tax returns to its stockholders and increase the complexity, burden and cost of tax compliance.

There may be adverse tax and employment law consequences if the independent contractor status of some of Grid Dynamics’ personnel or the exempt status of its employees is successfully challenged.

Certain of Grid Dynamics’ personnel are retained as independent contractors. The criteria to determine whether an individual is considered an independent contractor, or an employee are typically fact sensitive and vary by jurisdiction, as can the interpretation of the applicable laws. If a government authority or court makes any adverse determination with respect to some or all of Grid Dynamics’ independent contractors, Grid Dynamics could incur significant costs, including for prior periods, in respect of tax withholding, social security taxes or payments, workers’ compensation and unemployment contributions, and recordkeeping, or Grid Dynamics may be required to modify its business model, any of which could materially adversely affect Grid Dynamics’ business, financial condition and results of operations.

Globally mobile employees may potentially create additional tax liabilities for Grid Dynamics in different jurisdictions.

In performing services to clients, Grid Dynamics’ employees may be required to travel to various locations. Depending on the length of the required travel and the nature of employees’ activities the tax implications of travel arrangements vary, with generally more extensive tax consequences in cases of longer travel. Such tax consequences mainly include payroll tax liabilities related to employee compensation and, in cases envisaged by international tax legislation, taxation of profits generated by employees during their time of travel.

Grid Dynamics has internal procedures, policies and systems, including an internal mobility program, for monitoring its tax liabilities arising in connection with the business travel. However, considering that the tax authorities worldwide are paying closer attention to global mobility issues, Grid Dynamics’ operations may be adversely affected by additional tax charges related to the activity of its mobile employees.

Loss of taxation benefits related to Grid Dynamics’ employment-related taxes that are enjoyed in Russia could have a negative impact on Grid Dynamics’ operating results and profitability.

The Russian government provides qualified Russian IT companies with substantial tax benefits through a reduced social contribution charge rate program. This program resulted in savings for Grid Dynamics of approximately $2.3 million in the fiscal year ended December 31, 2019, $2.1 million in the fiscal year ended December 31, 2018, and approximately $2.0 million in the fiscal year ended December 31, 2017. However, the reduced tax rates for social contributions (16% in total) are a temporary measure. In 2016, application of reduced rates was prolonged until 2023, after which the Russian government may take the decision to gradually increase the tax rates. If the Russian government were to change its favorable treatment of Russian IT companies by modifying or repealing its current favorable tax measures, or if Grid Dynamics becomes ineligible for such favorable treatment, it would significantly impact Grid Dynamics’ financial condition and results of operations.

Grid Dynamics’ business, financial condition and results of operations may be adversely affected by fluctuations in foreign currency exchange rates.

Grid Dynamics functional currency, as well as the functional currency of all of its subsidiaries, is the U.S. dollar. However, Grid Dynamics is exposed to foreign currency exchange transaction risk related to funding its non-U.S. operations and to foreign currency translation risk related to certain of its subsidiaries’ cash balances that are denominated in currencies other than the U.S. dollar as Grid Dynamics does not currently hedge its foreign currency exposure. In addition, Grid Dynamics’ profit margins are subject to volatility as a result of changes in foreign exchange rates. In the three months ended March 31, 2020, approximately 18%, 11% and 10% of Grid Dynamics’ $39.5 million of combined cost of revenue and total operating expenses were denominated in the Russian ruble, Ukrainian hryvnia and Polish zloty, respectively. Any significant fluctuations in currency exchange rates may have a material impact on Grid Dynamics’ business and results of operations. In some countries, Grid Dynamics may be subject to regulatory or practical restrictions on the movement of cash and the exchange of foreign currencies, which would limit Grid Dynamics’ ability to use cash across its global operations and increase Grid Dynamics’ exposure to currency fluctuations. This risk could increase as Grid Dynamics continues expanding its global operations, which may include entering emerging markets that may be more likely to impose these types of restrictions. Currency exchange volatility caused by political or economic instability or other factors, could also materially impact Grid Dynamics’ results. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Exchange Rate Risk” for more information about Grid Dynamics’ exposure to foreign currency exchange rates.

Grid Dynamics may be exposed to liability for actions taken by its subsidiaries.

In certain cases, Grid Dynamics may be jointly and severally liable for obligations of its subsidiaries. Grid Dynamics may also incur secondary liability and, in certain cases, liability to creditors for obligations of its subsidiaries in certain instances involving bankruptcy or insolvency.

In particular, under Article 53 part 1 of the Russian Civil Code, a “controlling person” of a legal entity may be held directly liable for losses that the entity suffers because of his or her “fault,” and any agreement that seeks to limit or waive such liability will not be valid. Generally, a controlling person is anyone who holds the power to determine the entity’s actions, including the right to direct the actions of officers or executives. When a controlling person causes losses, officers and executives may all be held jointly and severally liable (a parent entity may also be held jointly liable with a subsidiary for actions directed by the parent or made with its consent). Liability may also apply to stockholders or controlling persons when the company is a foreign legal entity but conducts its business primarily in Russia.

Further, an effective parent is secondarily liable for an effective subsidiary’s debts if the effective subsidiary becomes insolvent or bankrupt as a result of the action or inaction of the effective parent. In these instances, the other stockholders of the effective subsidiary may claim compensation for the effective subsidiary’s losses from the effective parent that caused the effective subsidiary to take action or fail to take action, knowing that such action or failure to take action would result in losses. Grid Dynamics could be found to be the effective parent of the subsidiaries, in which case it could become liable for their debts, which could have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations or prospects.

Grid Dynamics’ profitability may suffer if Grid Dynamics is unable to maintain its resource utilization and productivity levels.

As most of Grid Dynamics’ client projects are performed and invoiced on a time and materials basis, Grid Dynamics’ management tracks and projects billable hours as an indicator of business volume and corresponding resource needs for IT professionals. To maintain its gross profit margins, Grid Dynamics must effectively utilize its IT professionals, which depends on its ability to:

●	integrate and train new personnel;

●	efficiently transition personnel from completed projects to new assignments;

●	forecast customer demand for services; and

●	deploy personnel with appropriate skills and seniority to projects.

If Grid Dynamics experiences a slowdown or stoppage of work for any client, or on any project for which it has dedicated personnel or facilities, including any adverse impacts from the COVID-19 pandemic, Grid Dynamics may be unable to reallocate these personnel or assets to other clients and projects to keep their utilization and productivity levels high. If Grid Dynamics is unable to maintain appropriate resource utilization levels, Grid Dynamics’ profitability may suffer.

If Grid Dynamics is unable to accurately estimate the cost of service or fail to maintain favorable pricing for its services, its contracts may be unprofitable.

In order for its contracts to be profitable, Grid Dynamics must be able to accurately estimate its costs to provide the services required by the contract and appropriately price its contracts. Such estimates and pricing structures used by Grid Dynamics for its contracts are highly dependent on internal forecasts, assumptions and predictions about its projects, the marketplace, global economic conditions (including foreign exchange volatility) and the coordination of operations and personnel in multiple locations with different skill sets and competencies. Due to the inherent uncertainties that are beyond Grid Dynamics’ control, Grid Dynamics may underprice its projects, fail to accurately estimate the costs of performing the work or fail to accurately assess the risks associated with potential contracts. In select cases, Grid Dynamics also offers volume discounts once a client reaches certain contractual spend thresholds, which may lower the reference price for a client or result in a loss of profits if Grid Dynamics does not accurately estimate the amount of discounts to be provided. Any increased or unexpected costs, delays or failures to achieve anticipated cost savings, or unexpected risks Grid Dynamics encounters in connection with the performance of its contracts, including those caused by factors outside its control, could make these contracts less profitable or unprofitable.

Grid Dynamics faces risks associated with having a long selling and implementation cycle for its services that require significant resource commitments prior to realizing revenues for those services.

Grid Dynamics has a long selling cycle for its services, which requires Grid Dynamics to expend substantial time and resources to educate clients on the value of Grid Dynamics’ services and its ability to meet their requirements. In certain cases, Grid Dynamics may begin work and incur costs prior to executing a contract. Grid Dynamics’ selling cycle is subject to many risks and delays over which it has little or no control, including the clients’ decisions to choose alternatives to Grid Dynamics’ services (such as other IT services providers or in-house resources) and the timing of clients’ budget cycles and approval processes. Therefore, selling cycles for new clients can be especially unpredictable and Grid Dynamics may fail to close sales with prospective clients to whom it has devoted significant time and resources. Any significant failure to generate revenues or delays in recognizing revenues after incurring costs related to sales or services processes could have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations.

Failure to obtain engagements for and effectively manage increasingly large and complex projects may have an adverse effect on Grid Dynamics’ business, financial condition and results of operations.

Grid Dynamics’ operating results are dependent on the scale of its projects and the prices it is able to charge for its services. In order to successfully perform larger and more complex projects, Grid Dynamics needs to establish and maintain effective, close relationships with its clients, continue high levels of client satisfaction and develop a thorough understanding of its clients’ needs. Grid Dynamics may also face a number of challenges managing larger and more complex projects, including:

●	maintaining high quality control and process execution standards;

●	maintaining planned resource utilization rates on a consistent basis;

●	using an efficient mix of on-site, off-site and offshore staffing;

●	maintaining productivity levels;

●	implementing necessary process improvements;

●	recruiting and retaining sufficient numbers of highly skilled IT personnel; and

●	controlling costs.

There is no guarantee that Grid Dynamics may be able to overcome such challenges. In addition, large and complex projects may involve multiple engagements or stages, and there is a risk that a client may choose not to retain Grid Dynamics for additional stages or may cancel or delay additional planned engagements. Grid Dynamics’ failure to successfully obtain engagements for and effectively manage large and complex projects may have an adverse effect on Grid Dynamics business, financial condition and results of operations.

Increases in compensation expenses, including stock-based compensation expenses, could prevent Grid Dynamics from sustaining competitive advantage and result in dilution to stockholders.

Wages and other compensation costs in the countries in which Grid Dynamics maintains significant operations are lower than comparable wage costs in more developed countries. Wage inflation could increase Grid Dynamics’ cost of services as well as selling, general and administrative expenses and reduce its profitability.

In addition, Grid Dynamics has granted certain equity-based awards under its equity incentive plans and expects to continue this practice following the Business Combination. For the three month period ended March 31, 2020 and the year ended December 31, 2019, Grid Dynamics recorded $4.8 million and $2.4 million, respectively, of stock-based compensation expense related to the grant of options. If Grid Dynamics does not grant equity awards, or if Grid Dynamics reduces the value of equity awards it grants, Grid Dynamics may not be able to attract, hire and retain key personnel. If Grid Dynamics grants more equity awards to attract, hire and retain key personnel, the expenses associated with such additional equity awards could materially adversely affect its results of operations. The issuance of equity-based compensation may also result in dilution to stockholders.

Failure to collect receivables from, or bill for unbilled services to, clients may have a material adverse effect on Grid Dynamics’ results of operations and cash flows.

Grid Dynamics’ business depends on its ability to successfully obtain payment from its clients of the amounts they owe for work performed. Grid Dynamics usually bills and collects such amounts on relatively short cycles and maintains allowances for doubtful accounts. However, actual losses on client balances could differ from those that Grid Dynamics’ anticipate and, as a result, it might need to adjust its allowances.

There is no guarantee that Grid Dynamics will accurately assess the creditworthiness of its clients. If clients suffer financial difficulties, it could cause them to delay payments, request modifications to their payment arrangements that could increase Grid Dynamics’ receivables balance, or default on their payment obligations, which has happened as a result of the COVID-19 pandemic. Given the risks associated with the pandemic at some of our customers and their ability to fulfill their payment obligations, we have taken an allowance with our accounts receivables in the first quarter of 2020. In the first quarter we have reserved a total amount of $0.9 million for allowance of doubtful accounts. We review our accounts receivable on a regular basis and have put in place incremental processes to ensure payments from our customers.

In addition, some of Grid Dynamics’ clients may delay payments due to changes in internal payment procedures driven by rules and regulations to which they are subject. Timely collection of client balances also depends on Grid Dynamics’ ability to complete its contractual commitments and bill and collect contracted revenues. If Grid Dynamics is unable to meet its contractual requirements, Grid Dynamics may experience delays in collection of or inability to collect accounts receivable. If this occurs, Grid Dynamics’ results of operations and cash flows could be materially adversely affected.

Grid Dynamics may need additional capital and a failure to raise additional capital on terms favorable to Grid Dynamics, or at all, could limit its ability to grow its business and develop or enhance its service offerings to respond to market demand or competitive challenges.

Grid Dynamics may require additional cash resources due to changed business conditions or other future developments. If existing resources are insufficient to satisfy cash requirements, Grid Dynamics may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in dilution to stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require Grid Dynamics to agree to operating and financing covenants that would restrict its operations. Grid Dynamics’ ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including investors’ perception of, and demand for, securities of IT services companies, conditions in the capital markets in which Grid Dynamics may seek to raise funds, Grid Dynamics’ future results of operations and financial condition, and general economic and political conditions. Financing may not be available in amounts or on terms acceptable to Grid Dynamics, or at all, which could limit Grid Dynamics’ ability to grow its business and develop or enhance its service offerings to respond to market demand or competitive challenges.

War, terrorism, other acts of violence, or natural or manmade disasters may affect the markets in which Grid Dynamics operates, our clients and our service delivery.

Our business may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, flood, fire, earthquake, storm or pandemic events and spread of disease. Such events may cause clients to delay their decisions on spending for the services provided by Grid Dynamics and give rise to sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our personnel and to physical facilities and operations, which could materially adversely affect our financial results.

Future acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute stockholder value and adversely affect our financial condition and results of operations.

We may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our services, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not the acquisition purchases are completed. If we acquire businesses, we may not be able to integrate successfully the acquired personnel, operations and technologies, or effectively manage the combined business following the acquisition. We may not be able to find and identify desirable acquisition targets or be successful in entering into an agreement with any particular target or obtain adequate financing to complete such acquisitions. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition and results of operations may be adversely affected.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for the first five years after the completion of our initial public offering, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the market prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the market prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company,” because ChaSerg, our legal acquirer, was not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and had a public float of less than $250 million and annual revenues of less than $100 million during ChaSerg’s most recently completed fiscal year. In the event that we are still considered a smaller reporting company at such time as we cease being an “emerging growth company,” we will be required to provide additional disclosure in our SEC filings. However, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

Risks Related to Government Regulations

Failure to comply with privacy and data protection laws and regulations could lead to government enforcement actions, private litigation and adverse publicity.

Grid Dynamics receives, stores and processes personal information and other data from and about customers in addition to its employees and contractors. Grid Dynamics’ handling of data is subject to a variety of laws and regulations, including regulation by various government agencies and various state, local and foreign agencies. Grid Dynamics’ data handling also is subject to contractual obligations and may be deemed to be subject to industry standards, including certain industry standards that it undertakes to comply with. The laws and regulations relating to privacy and data security are evolving, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

For example, the European Union has implemented the General Data Protection Regulation (“GDPR”), which came into effect on May 25, 2018. The GDPR has a significant impact on how businesses can collect and process the personal data of individuals in the European Economic Area. The regulation includes stringent operational requirements for processors and controllers of personal data and imposes significant penalties for non-compliance of up to the greater of €20 million or 4% of global annual revenues. In addition, California has enacted legislation that has been dubbed the first “GDPR-like” law in the United States. The California Consumer Privacy Act (“CCPA”) creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. After going into effect on January 1, 2020, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information and allow for a new cause of action for data breaches. Other countries and jurisdictions throughout the world are considering or enacting laws and regulations requiring the local storage of data. For example, under Russian law, all data operators collecting personal data of Russian citizens through electronic communications, including the Internet, must comply with Russian laws regulating the local storage of such data in databases located in the territory of Russia. This law applies not only to local data controllers but also to data controllers established outside Russia to the extent they gather personal data relating to Russian nationals through websites aimed at the territory of Russia.

Grid Dynamics has been undertaking measures in an effort to comply with the GDPR, CCPA and other applicable privacy and data protection laws and regulations, and complying with these laws and regulations may require Grid Dynamics to incur substantial operational costs and to require its data handling practices. The costs of compliance with, and other burdens imposed by, such laws, regulations and policies that are applicable to Grid Dynamics may limit the use and adoption of Grid Dynamics’ products and solutions, alter the way Grid Dynamics conducts business and/or could otherwise have a material adverse impact on Grid Dynamics’ results of operations. For example, Grid Dynamics may find it necessary to establish systems to maintain data originated in certain jurisdictions within those jurisdictions, which may involve substantial expense and distraction from other aspects of Grid Dynamics’ business. Further, the costs of compliance with, and other burdens imposed by, such laws, regulations and policies that are applicable to Grid Dynamics, may limit the use and adoption of Grid Dynamics’ products and solutions and could have a material adverse impact on Grid Dynamics’ results of operations.

Any failure or perceived failure (including as a result of deficiencies in Grid Dynamics’ policies, procedures or measures relating to privacy, data protection, data security, marketing or client communications) by Grid Dynamics to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy, data protection or data security may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity and could cause Grid Dynamics’ clients to lose trust in it, which could have a material adverse effect on Grid Dynamics’ reputation, business, financial condition and results of operations.

Grid Dynamics expects that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, data security, marketing, consumer communications and information security in the United States, the European Union, Russia and other jurisdictions, and Grid Dynamics cannot determine the impact such future laws, regulations and standards may have on its business. Future laws, regulations, standards and other obligations or any changed interpretation or enforcement of existing laws or regulations could impair its ability to develop and market new services and maintain and grow its client base and increase revenue.

Grid Dynamics is subject to laws and regulations restricting its operations, including export restrictions, economic sanctions and the Foreign Corrupt Practices Act and similar anti-corruption laws. If Grid Dynamics is not in compliance with applicable legal requirements, it may be subject to civil or criminal penalties and other remedial measures.

Grid Dynamics’ operations are subject to laws and regulations restricting its operations, including activities involving restricted countries, organizations, entities and persons that have been identified as unlawful actors or that are subject to U.S. sanctions imposed by the Office of Foreign Assets Control (“OFAC”) or other international economic sanctions that prohibit Grid Dynamics from engaging in trade or financial transactions with certain countries, businesses, organizations and individuals. Grid Dynamics is subject to the Foreign Corrupt Practices Act (“FCPA”), which prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and other laws concerning its international operations. The FCPA’s foreign counterparts contain similar prohibitions, although varying in both scope and jurisdiction. Grid Dynamics operates in many parts of the world that have experienced governmental corruption to some degree, and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices.

Grid Dynamics is currently in the process of developing and implementing formal controls and procedures to ensure that Grid Dynamics is in compliance with the FCPA, OFAC sanctions, and similar sanctions, laws and regulations. The implementation of such procedures may be time consuming and expensive and could result in the discovery of issues or violations with respect to the foregoing by Grid Dynamics or its employees, independent contractors, subcontractors or agents of which Grid Dynamics was previously unaware.

Grid Dynamics may not be completely effective in ensuring its compliance with all such applicable laws, which could result in Grid Dynamics being subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses. Likewise, any investigation of any potential violations of such laws by United States or other authorities could also have an adverse impact on Grid Dynamics’ reputation, business, financial condition and results of operations.

Changes to U.S. administration’s fiscal, political, regulatory and other policies may adversely affect business, financial condition and results of operations.

Recent events, including the policies introduced by the current U.S. presidential administration, have resulted in substantial regulatory uncertainty regarding international trade and trade policy. For example, the current U.S. presidential administration has called for substantial changes to trade agreements, has increased tariffs on certain goods imported into the United States and has raised the possibility of imposing significant, additional tariff increases. The announcement of unilateral tariffs on imported products by the United States has triggered retaliatory actions from certain foreign governments, including China and Russia, and may trigger retaliatory actions by other foreign governments, potentially resulting in a “trade war.” While Grid Dynamics cannot predict the extent to which the United States or other countries will impose quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of Grid Dynamics’ products in the future, a “trade war” of this nature or other governmental action related to tariffs or international trade agreements could have an adverse impact on demand for Grid Dynamics’ services, sales and clients and affect the economies of the United States and various countries, having an adverse effect on Grid Dynamics’ business, financial condition and results of operations.

Negative publicity about offshore outsourcing or anti-outsourcing legislation and restriction on immigration may have an adverse effect on Grid Dynamics’ business.

The issue of companies outsourcing services to organizations operating in other countries is a topic of political discussion in many countries, including the United States, which is Grid Dynamics’ largest source of revenues. Many organizations and public figures in the United States and Europe have publicly expressed concern about a perceived association between offshore outsourcing IT services providers and the loss of jobs in their home countries. For example, measures aimed at limiting or restricting outsourcing by U.S. companies are periodically considered in Congress and in numerous state legislatures to address concerns over the perceived association between offshore outsourcing and the loss of jobs in the United States. A number of U.S. states have passed legislation that restricts state government entities from outsourcing certain work to offshore IT services providers. Given the ongoing debate over this issue, the introduction and consideration of other restrictive legislation is possible. If enacted, such measures may broaden restrictions on outsourcing by federal and state government agencies and on government contracts with firms that outsource services directly or indirectly, impact private industry with measures such as tax disincentives or intellectual property transfer restrictions, and/or restrict the use of certain business visas. In addition, current or prospective clients may be discouraged from transferring services to providers that utilize offshore delivery centers such as Grid Dynamics to avoid any negative perceptions that may be associated with using an offshore provider or for data privacy and security concerns. As a result, Grid Dynamics’ ability to service Grid Dynamics’ clients could be impaired and Grid Dynamics may not be able to compete effectively with competitors that operate primarily from within the country in which Grid Dynamics’ clients operate. Any such slowdown or reversal of the existing industry trends toward offshore outsourcing may have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations.

Grid Dynamics’ subsidiaries in CEE can be forced into liquidation on the basis of formal noncompliance with certain legal requirements.

Grid Dynamics operates in CEE primarily through locally organized subsidiaries. Certain provisions of local laws may allow a court to order liquidation of a locally organized legal entity on the basis of its formal noncompliance with certain requirements during formation, reorganization or during its operations. If a company fails to comply with certain requirements including those relating to minimum net assets, governmental or local authorities can seek the involuntary liquidation of such company in court, and the company’s creditors will have the right to accelerate their claims or demand early performance of the company’s obligations as well as demand compensation for any damages. If involuntary liquidation of any of Grid Dynamics’ subsidiaries were to occur, such liquidation could materially adversely affect Grid Dynamics’ financial condition and results of operations.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly.

Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Risks Associated with Intellectual Property

Grid Dynamics may not be able to prevent unauthorized use of its intellectual property and its intellectual property rights may not be adequate to protect its business, financial condition and results of operations.

Grid Dynamics’ success largely depends on methodologies, practices, tools and technical expertise and other intellectual property that it uses in designing, developing, implementing and maintaining its services and solutions. Grid Dynamics relies upon a combination of nondisclosure, confidentiality, assignment of invention and other contractual arrangements as well as trade secret, patent, copyright and trademark laws to protect its intellectual property rights. Grid Dynamics may also rely on litigation to enforce its intellectual property rights and contractual rights.

The nondisclosure and confidentiality agreements that Grid Dynamics enters into with its employees, independent contractors, vendors and clients in order to protect its proprietary information may not provide meaningful protection against unauthorized use, misappropriation or disclosure for trade secrets, know-how or other proprietary information and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better methods than Grid Dynamics. Policing unauthorized use of such proprietary information is difficult and expensive. Grid Dynamics may not be able to deter current and former employees, contractors, vendors, clients and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use Grid Dynamics’ information and proprietary technology without authorization or otherwise infringing on Grid Dynamics’ intellectual property rights.

In addition, Grid Dynamics’ current and former employees or contractors could challenge Grid Dynamics’ exclusive rights in the intellectual property they have developed in the course of their employment. In Russia and certain other countries in which Grid Dynamics operates, an employer is deemed to own the copyright in works created by its employees during the course, and within the scope, of their employment, but the employer may be required to satisfy additional legal requirements in order to make further use and dispose of such works. While Grid Dynamics believes that it has complied with all such requirements and have fulfilled all requirements necessary to acquire all rights in intellectual property developed by Grid Dynamics’ contractors and subcontractors, these requirements are often ambiguously defined and enforced.

Implementation of intellectual property-related laws in CIS and CEE countries in which Grid Dynamics operates has historically been lacking and there is no assurance that Grid Dynamics will be able to enforce or defend its rights under its non-disclosure, confidentiality or assignment of invention agreements or that protection of intellectual property rights in such countries will be as effective as that in the United States. Any litigation relating to Grid Dynamics’ intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

Due to the foregoing reasons, Grid Dynamics cannot guarantee that it will be successful in maintaining existing or obtaining future intellectual property rights or registrations, be able to detect unauthorized use of its intellectual property and take appropriate steps to enforce and protect its rights, or that any such steps will be successful. Grid Dynamics can also neither guarantee that it has taken all necessary steps to enforce its intellectual property rights in each jurisdiction in which it operates nor that the intellectual property laws of any jurisdiction in which it operates are adequate to protect Grid Dynamics’ interest or that any favorable judgment obtained by it with respect thereto will be enforced in the courts. Unauthorized use by third parties of, or other failure to protect, Grid Dynamics’ intellectual property, including the costs of enforcing intellectual property rights, could have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations.

Grid Dynamics may face intellectual property infringement claims that could be time-consuming and costly to defend and failure to defend against such claims may have a material adverse effect on Grid Dynamics’ reputation, business, financial condition and results of operations.

Grid Dynamics’ success largely depends on its ability to use and develop its technology, tools, code, methodologies and services without infringing the intellectual property rights of third parties, including patents, copyrights, trade secrets and trademarks. Grid Dynamics may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties.

Grid Dynamics typically indemnifies clients who purchase its services and solutions against potential infringement of intellectual property rights, which subjects Grid Dynamics to the risk of indemnification claims. These claims may require Grid Dynamics to initiate or defend protracted and costly litigation on behalf of Grid Dynamics’ clients, regardless of the merits of these claims and are often not subject to liability limits or exclusion of consequential, indirect or punitive damages. If any of these claims succeed, Grid Dynamics may be forced to pay damages on behalf of Grid Dynamics’ clients, redesign or cease offering Grid Dynamics’ allegedly infringing services or solutions or obtain licenses for the intellectual property such services or solutions allegedly infringe. If Grid Dynamics cannot obtain all necessary licenses on commercially reasonable terms, Grid Dynamics’ clients may be forced to stop using Grid Dynamics’ services or solutions.

The holders of patents and other intellectual property rights potentially relevant to Grid Dynamics’ service offerings may make it difficult for Grid Dynamics to acquire a license on commercially acceptable terms. Also, Grid Dynamics may be unaware of intellectual property registrations or applications relating to Grid Dynamics’ services that may give rise to potential infringement claims against Grid Dynamics. There may also be technologies licensed to and relied on by Grid Dynamics that are subject to infringement or other corresponding allegations or claims by third parties which may damage Grid Dynamics’ ability to rely on such technologies.

Parties making infringement claims may be able to obtain an injunction to prevent Grid Dynamics from delivering Grid Dynamics’ services or using technology involving the allegedly infringing intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from Grid Dynamics’ business. A successful infringement claim against Grid Dynamics, whether with or without merit, could, among others things, require Grid Dynamics to pay substantial damages, develop non-infringing technology, or rebrand Grid Dynamics’ name or enter into royalty or license agreements that may not be available on acceptable terms, if at all, and would require Grid Dynamics to cease making, licensing or using products that have infringed a third party’s intellectual property rights. Protracted litigation could also result in existing or prospective clients deferring or limiting their purchase or use of Grid Dynamics’ software product development services or solutions until resolution of such litigation or could require Grid Dynamics to indemnify its clients against infringement claims in certain instances. Any intellectual property claims or litigation in this area, whether Grid Dynamics ultimately wins or loses, could damage Grid Dynamics’ reputation and materially adversely affect Grid Dynamics’ business, financial condition and results of operations.

Grid Dynamics’ use of open source software may lead to possible litigation, negatively affect sales and create liability.

Grid Dynamics often incorporates software licensed by third parties under so-called “open source” licenses, which may expose it to liability and have a material impact on its software development services. Use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Although Grid Dynamics monitors its use of open source software in an effort both to comply with the terms of the applicable open source licenses and to avoid subjecting Grid Dynamics client deliverables to conditions Grid Dynamics does not intend, the terms of many open source licenses have not been interpreted by courts in relevant jurisdictions, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Grid Dynamics’ clients’ ability to use the software that Grid Dynamics develops for them and operate their businesses as they intend.

Therefore, there is a possibility that Grid Dynamics’ clients could be subject to actions by third parties claiming that what Grid Dynamics believes to be licensed open source software infringes such third parties’ intellectual property rights, and Grid Dynamics would generally be required to indemnify its clients against such claims. In addition, in the event that portions of client deliverables are determined to be subject to an open source license, Grid Dynamics or its clients could be required to publicly release the affected portions of source code or re-engineer all, or a portion of, the applicable software. Disclosing Grid Dynamics’ proprietary source code could allow Grid Dynamics’ clients’ competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for Grid Dynamics’ clients. Furthermore, if the license terms for the open source code change, Grid Dynamics may be forced to re-engineer its software or incur additional costs. Any of these events could create liability for Grid Dynamics to its clients and damage Grid Dynamics’ reputation, which could have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations.

Risks Related to this Offering, Capitalization Matters, and Corporate Governance

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for substantially all disputes between us and our stockholders (other than claims arising under federal securities laws, including the Securities Act or the Exchange Act and any successors thereto), which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following (except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction):

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers or other employees to us or our stockholders;

●	any action arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or amended and restated bylaws;

●	any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws; and

●	any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware;

However, notwithstanding the exclusive forum provisions, our amended and restated bylaws explicitly state that they would not preclude the filing of claims brought to enforce any liability or duty created under federal securities laws, including the Exchange Act or Securities Act.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Additionally, a court could determine that the exclusive forum provision is unenforceable. If a court were to find the exclusive forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

The price of our common stock and warrants may be volatile.

The price of our common stock and warrants may fluctuate due to a variety of factors, including:

●	our ability to effectively service any current and future outstanding debt obligations;

●	the announcement of new products or product enhancements by us or our competitors;

●	developments concerning intellectual property rights;

●	changes in legal, regulatory and enforcement frameworks impacting our products;

●	variations in our and our competitors’ results of operations;

●	the addition or departure of key personnel;

●	announcements by us or our competitors of acquisitions, investments or strategic alliances;

●	actual or perceived data security incidents or breaches;

●	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

●	the failure of securities analysts to publish research about us, or shortfalls in our results of operations compared to levels forecast by securities analysts;

●	any delisting of our common stock or warrants from NASDAQ due to any failure to meet listing requirements;

●	adverse developments from litigation; and

●	the general state of the securities market.

These market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

As of March 5, 2020, approximately 11% of our outstanding common stock is held or beneficially owned by the Sponsor and approximately 42% is held or beneficially owned by the Lock-up Stockholders. The concentration of beneficial ownership provides the Sponsor and the Lock-up Stockholders, collectively, with substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control, and future resales of our common stock held by these significant stockholders may cause the market price of our common stock to drop significantly.

Approximately 11% of our outstanding common stock is held or beneficially owned by the Sponsor, approximately 42% of our outstanding common stock is held or beneficially owned by Automated Systems Holdings Limited, Teamsun Technology (HK) Limited, Beijing Teamsun Technology Co. Ltd., Benhamou Global Ventures, BGV Opportunity Fund LP, Renascia Fund B LLC, VLSK2019 LLC, Livschitz Children’s Charitable Trust, Victoria Livschitz Charitable Trust, O. Fox Charitable Trust, and GDD International Holdings Company (together, the “Lock-up Stockholders”) and approximately 12% of our outstanding common stock is held or beneficially owned by our directors and officers or persons affiliated with our directors and officers (including shares owned by the Lock-up Stockholders).

As a result, these stockholders, acting together, have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

To the extent that the Sponsor and the Lock-up Stockholders purchase additional shares of ours, the percentage of shares that will be held by them will increase, decreasing the percentage of shares that are held by public stockholders.

The Lock-up Stockholders have each agreed in lock-up letters dated as of the closing of the Business Combination not to sell or otherwise transfer their shares in Grid Dynamics during the period commencing from the closing and ending on the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of Grid Dynamics’ Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which Grid Dynamics completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In addition, the Sponsor and Cantor have entered into a side letter with Grid Dynamics pursuant to which, among other things, each of the Sponsor and Cantor agreed to refrain from selling, transferring or otherwise disposing of up to 1,090,000 and 110,000 shares, respectively, of common stock in Grid Dynamics (such portion, the “Earnout Shares”) that it holds, until certain release events have been realized. Under the terms of the Side Letter, each of the Sponsor and Cantor will be able to sell or transfer one-third of its respective Earnout Shares upon the price of Grid Dynamics’ Common Stock reaching a price of $12.00 per share, an additional one-third of its respective Earnout Shares upon the stock price reaching a price of $13.50 per share and the final one-third of its respective Earnout Shares upon the stock price reaching a price of $15.00 per share, in each case where such price targets were achieved for a minimum of 20 days out of a 30-day trading period during the applicable earn out period.

If any significant stockholder sells large amounts of our common stock in the open market or in privately negotiated transactions, this could have the effect of increasing the volatility in the price of our common stock or putting significant downward pressure on the price of our common stock.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not paid any cash dividends on our common stock to date. The payment of any cash dividends will be dependent upon our revenue, earnings and financial condition from time to time. The payment of any dividends will be within the discretion of our board of directors. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our board of directors will declare any dividends in the foreseeable future. Our ability to declare dividends may be limited by the terms of any financing and/or other agreements entered into by us or our subsidiaries from time to time. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Delaware law and our certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation and bylaws, and the Delaware General Corporation Law (the “DGCL”), contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our certificate of incorporation and bylaws include provisions regarding:

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

●	the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock, and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the limitation of the liability of, and the indemnification of our directors and officers;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the requirement that directors may only be removed from our board of directors for cause;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

●	the requirement that a special meeting of stockholders may be called only by our board of directors, the chairman of our board of directors, or our chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

●	the requirement for the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of our certificate of incorporation or our bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

●	the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

In addition, as a Delaware corporation, we are subject to provisions of Delaware law, including Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained in this prospectus, or incorporated herein by reference, contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When contained in this prospectus, and incorporated herein by reference, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and Grid Dynamics does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

●	the evolution of the digital engineering and information technology services landscape facing our customers and prospects;

●	our ability to educate the market regarding the advantages of our digital transformation products;

●	our ability to maintain an adequate rate of revenue growth;

●	our future financial and operating results;

●	our business plan and our ability to effectively manage our growth and associated investments;

●	beliefs and objectives for future operations;

●	our ability to expand a leadership position in enterprise-level digital transformation;

●	our ability to attract and retain customers;

●	our ability to further penetrate our existing customer base;

●	our ability to maintain our competitive technological advantages against new entrants in our industry;

●	our ability to timely and effectively scale and adapt our existing technology;

●	our ability to innovate new products and services and bring them to market in a timely manner;

●	our ability to maintain, protect, and enhance our brand and intellectual property;

●	our ability to capitalize on changing market conditions;

●	our ability to develop strategic partnerships;

●	benefits associated with the use of our services;

●	our ability to expand internationally;

●	our ability to raise financing in the future;

●	operating expenses, including changes in research and development, sales and marketing, and general administrative expenses;

●	the effects of seasonal trends on our results of operations.

●	our ability to grow and manage growth profitably and retain our key employees;

●	our ability to maintain the listing of our shares of common stock and our warrants on NASDAQ;

●	costs related to being a public company;

●	changes in applicable laws or regulations;

●	the possibility that we have been and may continue to be adversely affected by other economic, business, and/or competitive factors, including the effects of the global COVID-19 pandemic; and

●	other risks and uncertainties indicated in this prospectus, including those set forth under the section titled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

BACKGROUND OF GRID DYNAMICS

Business Combination

On March 5, 2020 (the “Closing Date”), a wholly-owned subsidiary (“Merger Sub 1”) of ChaSerg Technology Acquisition Corp., a Delaware corporation (“ChaSerg”), merged with and into Grid Dynamics International, Inc., a California corporation (“GDI”), with GDI surviving the merger (the “Initial Merger”). Immediately following the Initial Merger, GDI merged with and into another wholly-owned subsidiary of ChaSerg (“Merger Sub 2”) with Merger Sub 2 surviving; Merger Sub 2 was then renamed “Grid Dynamics International, LLC,” and ChaSerg was then renamed “Grid Dynamics Holdings, Inc.” (the “Business Combination”). As of the open of trading on March 6, 2020, the common stock and warrants of Grid Dynamics Holdings, Inc. (the “Company”), formerly those of ChaSerg, began trading on NASDAQ as “GDYN” and “GDYNW,” respectively.

In connection with the Business Combination, holders of 51,715 shares of ChaSerg Class A Common Stock exercised their right to redeem those shares for cash at a price of $10.21 per share, for an aggregate of approximately $0.5 million, which was paid to such holders on the Closing Date.

Upon completion of the Business Combination, 5,500,000 shares of ChaSerg Class B Common Stock held by ChaSerg Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and other former holders of Class B Common Stock of ChaSerg converted into shares of ChaSerg Common Stock immediately prior to the Business Combination and into shares of Company Common Stock at the closing of the Business Combination.

The consideration paid to holders of equity interests in GDI in connection with the Business Combination consisted of: (i) approximately $130,000,000 in cash, subject to adjustment in accordance with the terms of that certain Agreement and Plan of Merger, dated as of November 13, 2019 by and among ChaSerg, GDI, and certain other parties (the “Merger Agreement”) and (ii) 27,006,251 shares of the Company’s Common Stock.

On the Closing Date, all of ChaSerg’s outstanding units separated into their component parts of one share of Company Common Stock and one half of one Company Warrant to purchase one share of Company Common Stock. Immediately after the Business Combination, there were 50,833,619 shares of Company Common Stock, Company Warrants to purchase 11,346,500 shares of Company Common Stock and options to purchase 4,678,011 shares of Company Common Stock issued and outstanding.

The Business Combination is accounted for as a reverse recapitalization or reverse merger in accordance with GAAP. Accordingly, GDI is the accounting predecessor and the Company is the successor SEC registrant, meaning that GDI’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder. We will receive up to an aggregate of approximately $130,484,750 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

With respect to the registration of the shares of our common stock issuable upon exercise of the Warrants, the selling securityholders will pay any underwriting discounts and commissions incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees of our counsel and our independent registered public accountants, expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the Securities.

With respect to the registration of all other shares of common stock and warrants offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees of our counsel and our independent registered public accountants.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders of the Company

In connection with the Business Combination, the holders of ChaSerg’s public shares were permitted to elect to redeem their public shares for cash. Accordingly, holders of 51,715 shares of ChaSerg Class A Common Stock exercised their right to redeem those shares for cash at a price of $10.21 per share, for an aggregate of approximately $0.5 million. See the section titled “Background of Grid Dynamics” for more information.

Following the Business Combination, the Common Stock and Warrants of the Company, formerly those of ChaSerg, began trading on NASDAQ as “GDYN” and “GDYNW,” respectively.

As of March 5, 2020, following the consummation of the Business Combination, there were 4,678,011 outstanding options to purchase Company Common Stock, 11,346,500 Company Warrants and no securities convertible into Company Common Stock. The Company has reserved a total of 16,300,000 shares of Company Common Stock for issuance pursuant to the 2020 Equity Incentive Plan, subject to certain adjustments set forth therein.

As of March 5, 2020, following the consummation of the Business Combination, there were 13 holders of record of Company Common Stock and four holders of record of Company Warrants. However, because many of the shares of Company Common Stock and the Company Warrants are held by brokers and other institutions on behalf of stockholders, the Company believes there are substantially more beneficial holders of Company Common Stock and Company Warrants than record holders.

Dividends

We have never paid any cash dividends on the Company’s Common Stock. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition from time to time. The payment of any cash dividends will be within the discretion of the Company’s board of directors and the board of directors will consider whether or not to institute a dividend policy. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our board of directors will declare any dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations of GDI.

References in this section to “Grid Dynamics” or the “Company” refer to GDI. References to “management” refer to GDI’s officers and directors.

The following discussion and analysis of Grid Dynamics’ financial condition and results of operations should be read in conjunction with Grid Dynamics’ financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Grid Dynamics’ actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the section titled “Risk Factors” and elsewhere in this prospectus.

Overview

Grid Dynamics Holdings, Inc. (“Grid Dynamics,” “GDH,” “we,” “us,” or “our”) is an emerging leader in enterprise-level digital transformations in Fortune 1000 companies. For enterprises that create innovative digital products and experiences, Grid Dynamics offers close collaboration from digital consulting to early prototypes to enterprise-scale delivery of new digital platforms. Since its inception in 2006 in Menlo Park, California, as a grid and cloud consultancy firm, Grid Dynamics has been on the forefront of digital transformation, working on big ideas like cloud computing, NOSQL, DevOps, microservices, big data and artificial intelligence (“AI”), and quickly established itself as a provider of choice for technology and digital enterprise companies.

As a leading global digital engineering and information technology (“IT”) services provider with its headquarters in Silicon Valley and engineering centers in the United States and multiple Central and Eastern European countries, Grid Dynamics’ core business is to deliver focused and complex technical consulting, software design, development, testing and internet service operations. Grid Dynamics works in close collaboration with its clients to provide digital transformation initiatives that span strategy consulting, development of early prototypes and enterprise-scale delivery of new digital platforms. Grid Dynamics also helps organizations become more agile and create innovative digital products and experiences through its deep expertise in emerging technology, such as AI, data science, cloud computing, big data and DevOps, lean software development practices and a high-performance product culture. Grid Dynamics believes that the key to its success is a business culture that puts products over projects, client success over contract terms and real business results over pure technical innovation. By leveraging Grid Dynamics’ proprietary processes optimized for innovation, emphasis on talent development and technical expertise, Grid Dynamics has been able to achieve significant growth.

We are a former blank check company that completed our initial public offering on May 21, 2018. In March 2020, Grid Dynamics, formerly known as ChaSerg Technology Acquisition Corp (“ChaSerg”), completed its acquisition of Grid Dynamics International, Inc. (“GDI”) pursuant to the business combination agreement dated November 13, 2019 (“Business Combination”). In conjunction with the completion of the Business Combination, ChaSerg was renamed as Grid Dynamics Holdings, Inc.

The Business Combination was accounted for as a reverse recapitalization for which GDI was determined to be the accounting acquirer. Outstanding shares of GDI were converted into our common shares, presented as a recapitalization, and the net assets of ChaSerg were acquired at historical cost, with no goodwill or other intangible assets recorded.

The following table sets forth a summary of Grid Dynamics’ financial results for the annual periods indicated:

	Year ended December 31,
	2019		2018		2017
(dollars in thousands, except per share data)		% of revenue		% of revenue		% of revenue
Revenues	$118,326	100.0%	$91,865	100.0%	$70,684	100.0%
Gross profit	48,236	40.8%	39,306	42.8%	30,047	42.5%
Income from operations	15,625	13.2%	13,829	15.1%	13,107	18.5%
Net income	10,807	9.1%	9,228	10.0%	13,184	18.7%
Pro forma diluted net income per share, Class A(1)	$0.14	n/a	$0.17-0.19	n/a	n/a	n/a
Non-GAAP Financial Information(2)
Adjusted EBITDA	23,661	20.0%	19,405	21.1%	16,398	23.2%
Adjusted Net Income	15,487	13.1%	13,036	14.2%	10,496	14.8%
Adjusted Pro Forma Diluted EPS(3)	$0.28	n/a	$0.24-0.27	n/a	n/a	n/a

(1)	Pro forma diluted net income per share, Class A is calculated as described under “Unaudited Pro Forma Condensed Combined Financial Information.” Assumes 54.6 million pro forma average shares outstanding for 2019, which is the pro forma number of shares outstanding assuming the consummation of the Business Combination as of December 31, 2019. See “Unaudited Pro Forma Condensed Combined Financial Information.” The amounts reported for the year ended December 31, 2018 are consistent with amounts previously reported.
(2)	Adjusted EBITDA, Adjusted Net Income and Adjusted Pro Forma Diluted EPS are non-GAAP financial measures. See “Non-GAAP Measures” below for additional information and reconciliations to the most directly comparable GAAP financial measures.
(3)	Adjusted Net Income attributable to Class A shares for the period (see “Non-GAAP Measures” below) divided by the pro forma diluted average shares outstanding immediately as of the consummation of the Business Combination. The pro forma share count is used to facilitate comparability with future periods. The amounts reported for the year ended December 31, 2018 are consistent with amounts previously reported.

Grid Dynamics’ business has expanded rapidly since January 1, 2017, when it served 17 customers, growing to 40 customers as of December 31, 2019. This is also reflected in Grid Dynamics’ substantial revenue growth rates over the periods presented in this prospectus, which were accompanied by steady gross profit margins, ranging between approximately 41% and 43%. Grid Dynamics’ net income increased approximately 17% in 2019 from 2018 and decreased 30% in 2018 compared to 2017. The 2018 decrease in net income is explained by a one-time significant tax benefit in 2017 and increased stock-based compensation in 2018. Adjusted EBITDA performance (which excludes the impact of non-recurring, non-cash, and certain other charges) improved by 21.9% in 2019 compared to 2018, and 18% in 2018 compared to 2017, reflecting the underlying scalability of Grid Dynamics’ business model.

The following table sets forth a summary of Grid Dynamics’ financial results for the interim periods indicated:

	Three months ended March 31,
	2020		2019
(dollars in thousands, except per share data)		% of revenue		% of revenue
Revenues	$32,457	100.0%	$26,277	100.0%
Gross profit	9,818	30.2%	10,346	39.4%
Income/(loss) from operations	(7,034)	(21.7)%	1,059	4.0%
Net income/(loss)	(4,596)	(14.2)%	712	2.7%
Non-GAAP Financial Information(1)
Adjusted EBITDA	3,045	9.4%	3,854	14.7%
Adjusted Net Income	1,878	5.8%	2,490	9.5%
Adjusted Diluted EPS(1)	$0.04	n/a	$0.12	n/a

(1)	Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. See “Non-GAAP Measures” below for additional information and reconciliations to the most directly comparable GAAP financial measures.

Grid Dynamics operates its business through a single operating and reportable segment and serves customers that operate mainly in the retail, technology & media and financial services sectors. See “Key Components of Revenue and Expenses” below for a description of Grid Dynamics’ principal income statement line-items.

Recent Developments

Impact of COVID-19

In December 2019, a novel coronavirus COVID-19 was reported in China, and in March 2020, the World Health Organization declared it a pandemic. This contagious disease outbreak has continued to spread across the globe and is impacting worldwide economic activity and financial markets, significantly increasing economic volatility and uncertainty. In response to this global pandemic, several local, state, and federal governments have been prompted to take unprecedented steps that include, but not limited to, travel restrictions, closure of businesses, social distancing, and quarantines.

COVID-19 is currently impacting and will impact our sales and revenue in the near term. From March onwards, we started witnessing the impacts of COVID-19 to our revenues, largely as a consequence of the impacts of the pandemic to the business conditions at some of our customers’ operations. The impacts have been more pronounced at our customers exposed to the retail segment as they depend on consumer spending and their ability to keep their stores open for customers. While the impact is more pronounced at our retail business, the impacts to other segments of our business have largely been determined by customer-specific dynamics. Examples of the COVID-19 impact to our business have included a temporary scale back to our personnel on projects, our customers placing projects and SOWs on temporary hold, and request for longer payment terms.

There are no comparable recent events which may provide guidance as to the effect of the spread and the ultimate impact of COVID-19 pandemic. Consequently, the magnitude of impact to our business and duration of impact is uncertain and difficult to reasonably estimate at this time. Furthermore, the heightened uncertainty and diminished visibility has reduced our ability to forecast our business. Given the unknown duration and extent of COVID-19’s impact on our business, we are withdrawing our previously-announced guidance for 2020.

We have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate that include suspension of all non-essential travel. Although the COVID-19 global pandemic has placed several restrictions in movement, resulting in the majority of our employees being unable to be present at client locations or attend Grid Dynamics office locations, we have been successful in transitioning the majority of our workforce to work remotely. This has resulted in minimal disruption in our ability to deliver services to our customers.

Given the risks associated with the pandemic at some of our customers and their ability to fulfill their payment obligations, we have taken an allowance with our accounts receivables in the first quarter. In the first quarter we have reserved a total amount of $0.9M for allowance of doubtful accounts. We review our accounts receivable on a regular basis and have put in place incremental processes to ensure payments from our customers.

Business Combination

On March 5, 2020, a wholly-owned subsidiary (“Merger Sub 1”) of ChaSerg Technology Acquisition Corp., a Delaware corporation (“ChaSerg”), merged with and into Grid Dynamics International, Inc., a California corporation (“GDI”), with GDI surviving the merger (the “Initial Merger”). Immediately following the Initial Merger, GDI merged with and into another wholly-owned subsidiary of ChaSerg (“Merger Sub 2”) with Merger Sub 2 surviving; Merger Sub 2 was then renamed “Grid Dynamics International, LLC,” and ChaSerg was then renamed “Grid Dynamics Holdings, Inc.” (the “Business Combination”). As of the open of trading on March 6, 2020, the common stock and warrants of Grid Dynamics Holdings, Inc. (“Grid Dynamics”), formerly those of ChaSerg, began trading on the NASDAQ Stock Market LLC as “GDYN” and “GDYNW,” respectively.

Comparability of Financial Information

Grid Dynamics’ results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination and the other events and transactions discussed below.

Key Performance Indicators and Other Factors Affecting Performance

Grid Dynamics uses the following key performance indicators and assesses the following other factors to analyze its business performance, to make budgets and financial forecasts and to develop strategic plans:

Employees by Region

Attracting and retaining the right employees is critical to the success of Grid Dynamics’ business and is a key factor in Grid Dynamics’ ability to meet client needs and grow its revenue base. Grid Dynamics’ revenue prospects and long-term success depend significantly on its ability to recruit and retain qualified IT professionals. A substantial majority of Grid Dynamics’ personnel is comprised of such IT professionals.

The following tables show the number of Grid Dynamics personnel (including full-time employees and contractors serving in similar capacities) by region, as of the dates indicated:

	As of December 31,
	2019	2018	2017
United States	265	218	135
Central and Eastern Europe(1)	1,165	926	673
Total	1,430	1,144	808

(1)	Includes Russia, Ukraine, Poland and Serbia.

	As of March 31,
	2020	2019
United States	264	228
Central and Eastern Europe	1,093	921
Total	1,357	1,149

(1)	Includes Russia, Ukraine, Poland and Serbia.

Attrition

There is competition for IT professionals in the regions in which Grid Dynamics operates, and any increase in such competition may adversely impact Grid Dynamics’ business and gross profit margins. Employee retention is one of Grid Dynamics’ main priorities and is a key driver of operational efficiency. Grid Dynamics seeks to retain top talent by providing the opportunity to work on exciting, cutting-edge projects for high profile clients, a flexible work environment and training and development programs. Grid Dynamics’ management targets a voluntary attrition rate no higher than the mid-teen percentages, in line with the industry.

Hours and Utilization

As most of Grid Dynamics’ customer projects are performed and invoiced on a time and materials basis, Grid Dynamics’ management tracks and projects billable hours as an indicator of business volume and corresponding resource needs for IT professionals. To maintain its gross profit margins, Grid Dynamics must effectively utilize its IT professionals, which depends on its ability to integrate and train new personnel, to efficiently transition personnel from completed projects to new assignments, to forecast customer demand for services and to deploy personnel with appropriate skills and seniority to projects. Grid Dynamics’ management generally tracks utilization with respect to subsets of employees, by location or by project, and calculates the utilization rate for each subset by dividing (x) the aggregate number of billable hours for a period by (y) the aggregate number of total available hours for the same period. Grid Dynamics’ management analyzes and projects utilization to measure the efficiency of its workforce and to inform management’s budget and personnel recruiting decisions.

Customer Concentration

Grid Dynamics’ ability to retain and expand its relationships with existing clients and add new clients are key indicators of its revenue potential. Grid Dynamics grew its customer base from 17 customers as of January 1, 2017 to 40 customers as of December 31, 2019 and from 24 customers as of March 31, 2019 to 37 customers as of March 31, 2020. Grid Dynamics’ procurement of new customers has a direct impact on its ability to diversify its sources of revenue and replace customers that may no longer require its services. Grid Dynamics has a relatively high level of revenue concentration with certain customers. Of Grid Dynamics’ customers, three customers each accounted for 10% or more of Grid Dynamics’ revenue in the three month periods ended March 31, 2020 and 2019. In the years ended December 31, 2019 and 2018, Apple, Kohl’s and Macy’s each accounted for 10% or more of Grid Dynamics’ revenue. For more information about Grid Dynamics’ customer concentration, see Note 2 to the audited consolidated financial statements included elsewhere in this prospectus.

While Grid Dynamics has diversified its customer base and decreased its revenue concentration with its top five and top ten customers through the periods discussed in this prospectus, it has also increased revenue from its top customers. For example, each of Grid Dynamics’ top ten customers accounted for an average of $10.3 million in revenue in 2019, up from an average of $8.7 million in 2018.

The following table shows the evolution of Grid Dynamics’ customer base and revenue concentration, as of the dates and for the annual periods indicated:

	Year ended December 31,
	2019	2018	2017
	(in percentage of total revenue, except number of customers)
Total customers (as of period end)	40	25	26
Of which:
>$5.0 million	7	7	5
>$2.5 – 5.0 million	3	2	2
>$1.0 – 2.5 million	5	2	3
Revenue concentration with top 5 customers	67%	71%	73%
Revenue concentration with top 10 customers	87%	94%	93%

Grid Dynamics’ revenue retention rate substantially exceeded 100% in 2019. Revenue retention was approximately 127% and 122% in 2018 and 2017, respectively. Revenue retention rate is a metric measuring the level of recurring revenue between periods for the same set of customers. Grid Dynamics calculates revenue retention rate as total revenue from existing customers (i.e., customers from the first day of the earliest comparative period) in a given period, divided by the total revenue from the same customers for the prior comparative period.

The following table shows the evolution of Grid Dynamics’ customer base and revenue concentration, as of the dates and for the interim periods indicated

	Three months ended March 30,
	2020	2019

Total customers (as of period end)	37	24
Of which (customer revenue amounts annualized for interim periods):
>$5.0 million	7	7
>$2.5 – 5.0 million	4	1
>$1.0 – 2.5 million	4	4
Top five customers	64%	70%
Top ten customers	86%	93%
Top five customers	$20,780	$18,368
Top ten customers	$27,946	$24,421

Foreign Currency Exchange Rate Exposure

Grid Dynamics is exposed to foreign currency exchange rate risk and its profit margins are subject to volatility between periods due to changes in foreign currency exchange rates relative to the U.S. dollar. Grid Dynamics’ functional currency, as well as the functional currency of all of its subsidiaries, is the U.S. dollar. Grid Dynamics contracts with customers for payment in and generates substantially all of its revenue in U.S. dollars. Its non-U.S. subsidiaries’ operations relate substantially to performing services under those contracts. Several of Grid Dynamics’ subsidiaries conduct operations and employ or contract personnel in Russia, Ukraine, Poland and Serbia, but keep their books and records in U.S. dollars. Grid Dynamics’ foreign currency transaction exposure is a result of having to convert U.S. dollars into the local currencies of the countries in which it must pay expenses, typically by transferring funds to its non-U.S. subsidiaries. These expenses are primarily comprised of compensation and benefits and other operating costs, such as rent. Subsidiary transactions executed in local currencies are converted into U.S. dollars at the exchange rate in effect on the date of the transaction, in the case of asset and liability transactions, or at the average monthly exchange rate, in the case of income and expense transactions. Certain balances in local currencies, particularly cash and financial instruments, are adjusted at each balance sheet date to reflect the then-current exchange rate, which is the rate at which the related receivable or payable could be settled at that date. As a result, Grid Dynamics’ assets, liabilities, profit margins and other measures of profitability may be subject to volatility due to changes in the exchange rate of the U.S. dollar against the currencies in which Grid Dynamics’ subsidiaries incur operating expenses, and may not be comparable between periods.

For the year ended December 31, 2019, approximately 22%, 13%, and 12% of Grid Dynamics’ $102.7 million of combined cost of revenue and total operating expenses were denominated in the Russian ruble, Ukrainian hryvnia and Polish zloty, respectively. Comparatively, the same foreign currencies accounted for approximately 26%, 13% and 10%, respectively, of Grid Dynamics’ $78.0 million of combined cost of revenue and total operating expenses in 2018 and approximately 33%, 13% and 6%, respectively, of Grid Dynamics’ $57.6 million of combined cost of revenue and total operating expense in 2017. In the three months ended March 31, 2020, approximately 18%, 11% and 10% of Grid Dynamics’ $39.5 million of combined cost of revenue and total operating expenses were denominated in the Russian ruble, Ukrainian hryvnia and Polish zloty, respectively. Comparatively, the same foreign currencies accounted for approximately 21%, 12%, and 11% of Grid Dynamics’ $25.2 million of combined cost of revenue and total operating expenses in the three months ended March 31, 2019.

Grid Dynamics does not currently hedge its foreign currency exposure, although it seeks to minimize such exposure by limiting cash transfers to amounts necessary to fund subsidiary operating expenses for a short period, typically one to two weeks. When and where possible, Grid Dynamics seeks to match expenses to the U.S. dollar. For example, in Ukraine, Grid Dynamics generally pays salaries in the current hryvnia equivalent of an agreed U.S. dollar amount, consistent with local requirements. As a result, a significant portion of Grid Dynamics’ exposure to fluctuations in the value of the Ukrainian hryvnia against the U.S. dollar is naturally hedged. Management carefully evaluates its exposure to foreign currency risk and, though Grid Dynamics does not currently hedge this exposure through the use of financial instruments, it may do so in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Exchange Rate Risk” below for more information about Grid Dynamics’ exposure to foreign currency exchange rates.

Seasonality

Grid Dynamics’ business is subject to seasonal trends that impact its revenues and profitability between quarters, largely driven by the U.S. retail cycle, which drives the behavior of a significant portion of Grid Dynamics’ customers, and the timing of holidays in the countries in which Grid Dynamics operates. Excluding the impact of growth in its book of business, Grid Dynamics has historically recorded higher revenue and gross profit in the second and third quarters of each year compared to the first and fourth quarters of each year. The Christmas holiday season in Russia and Ukraine, for example, falls in the first quarter of the calendar year, resulting in reduced activity and billable hours. In addition, many of Grid Dynamics’ retail sector customers tend to slow their discretionary spending during the holiday sale season, which typically lasts from late November (before Thanksgiving) through late December (after Christmas).

Non-GAAP Measures

To supplement Grid Dynamics’ consolidated financial data presented on a basis consistent with GAAP, this prospectus contains certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income and Pro Forma Adjusted Diluted Earnings Per Share, or EPS. Grid Dynamics has included these non-GAAP financial measures because they are financial measures used by Grid Dynamics’ management to evaluate Grid Dynamics’ core operating performance and trends, to make strategic decisions regarding the allocation of capital and new investments and are among the factors analyzed in making performance-based compensation decisions for key personnel. These measures exclude certain expenses that are required under GAAP. Grid Dynamics excludes these items because they are not part of core operations, in the case of stock-based compensation, non-cash expenses that are determined based in part on Grid Dynamics’ underlying performance.

Grid Dynamics believes these supplemental performance measurements are useful in evaluating operating performance, as they are similar to measures reported by its public industry peers and those regularly used by security analysts, investors and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare our performance to that of other companies. Grid Dynamics compensates for these limitations by providing investors and other users of its financial information a reconciliation of non-GAAP measures to the related GAAP financial measures. Grid Dynamics encourages investors and others to review its financial information in its entirety, not to rely on any single financial measure and to view its non-GAAP measures in conjunction with GAAP financial measures.

Grid Dynamics defines and calculates its non-GAAP financial measures as follows:

●	Adjusted EBITDA: Net income before interest income/expense, provision for income taxes and depreciation and amortization, and further adjusted for the impact of stock-based compensation expense, transaction-related costs (which include, when applicable, professional fees, retention bonuses, and consulting, legal and advisory costs related to Grid Dynamics’ merger and acquisition and capital-raising activities), impairment of goodwill and other income/expenses, net (which includes mainly interest income and expense, foreign currency transaction losses and gains, fair value adjustments and other miscellaneous expenses).

●	Adjusted Net Income: Net income adjusted for the impact of stock-based compensation, transaction-related costs, impairment of goodwill, other income/expenses, net, and the tax impacts of these adjustments. In this prospectus, the Company presents (x) total Adjusted Net Income and (y) Adjusted Net Income attributable to Class A shares.

●	Adjusted Pro Forma Diluted EPS: Adjusted Net Income attributable to Class A shares, divided by the pro forma diluted weighted average number of common shares outstanding for the period (assuming the Business Combination was consummated on January 1, 2019). The pro forma share count is used to facilitate comparability with future periods.

●	Adjusted Diluted EPS: Adjusted Net Income, divided by the diluted weighted-average number of common shares outstanding for the period.

The following table presents the reconciliation of Grid Dynamics’ Adjusted EBITDA to its consolidated net income, the most directly comparable GAAP measure, for the annual periods indicated:

	Year ended December 31,
	2019	2018		2017
	(in thousands)
Consolidated net income	$10,807	$9,228		$13,184
Adjusted for:
Depreciation and amortization	2,311	1,312		660
Provision/(benefit) for income taxes	4,642	3,855		(76)
Impairment of goodwill	139	—		—
Stock-based compensation	2,441	1,756		756
Transaction-related costs(1)	2,508	2,508		1,875
Other transaction-related expenses(2)	637	*	(2)	* (2)
Other (income)/ expenses, net(3)	176	746		(1)
Adjusted EBITDA	$23,661	$19,405		$16,398

(1)	For the periods presented this primarily reflects retention bonuses payable pursuant to the merger agreement in respect of the ASL Merger, which are allocated proportionally across cost of revenue, engineering, research and development, sales and marketing and general and administrative expenses, and other costs related to the Business Combination and public company readiness.
(2)	With respect to the year ended December 31, 2019 only, this includes primarily transaction-related advisory, project and integration costs, executive recruitment costs and signing bonuses, payroll taxes on recurring personnel costs (such as retention bonuses and executive signing bonuses) and executive travel cost related to the merger transaction with ChaSerg Corporation. Grid Dynamics’ management did not track these non-core costs prior to the year ended December 31, 2019.
(3)	Other expenses consist primarily of losses on foreign currency transactions, fair value adjustments and other miscellaneous expenses and other income consists primarily of interest on cash held at banks.

The following table presents a reconciliation of Grid Dynamics’ Pro Forma Adjusted Diluted EPS and its Adjusted Net Income to its consolidated net income for the annual periods indicated:

	Year ended December 31,
	2019	2018	2017
	(in thousands, except per share data)
Consolidated net income	$10,807	$9,228	$13,184
Adjusted for:
Impairment of goodwill	139	—	—
Stock-based compensation	2,441	1,756	756
Transaction-related costs(1)	2,508	2,508	1,875
Other transaction-related expenses2)	637	* (2)	* (2)
Other (income)/expenses, net(3)	176	746	(1)
Tax impact of non-GAAP adjustments(4)	(1,221)	(1,202)	(5,318)
Adjusted Net Income	$15,487	$13,036	$10,496

Founder Share adjustment:
Adjusted Net Income – Founder Shares(5)	(288)	(378)	n/a
Adjusted Net Income attributable to Class A shares	$15,259	$12,658	n/a
Pro Forma Adjusted Diluted EPS(6)	$0.28	$ 0.24 – 0.27	n/a

(1)	For the periods presented this primarily reflects retention bonuses payable pursuant to the merger agreement in respect of the ASL Merger, which are allocated proportionally across cost of revenue, engineering, research and development, sales and marketing and general and administrative expenses, and other costs related to the Business Combination and public company readiness.

(2)	With respect to the year ended December 31, 2019 only, this includes primarily transaction-related advisory, project and integration costs, executive recruitment costs and signing bonuses, payroll taxes on recurring personnel costs (such as retention bonuses and executive signing bonuses) and executive travel cost related to the merger transaction with ChaSerg Corporation. Grid Dynamics’ management did not track these non-core costs prior to the year ended December 31, 2019.

(3)	Other expenses consist primarily of losses on foreign currency transactions, fair value adjustments (for example, related to earn-outs) and other miscellaneous expenses and other income consists primarily of interest on cash held at banks.

(4)	Reflects the estimated tax impact of the non-GAAP adjustments presented in the table. For 2017, this includes an adjustment related to the U.S. tax effect of stock compensation expense, as the exercise of stock options in 2017 generated a material excess tax benefit that has been reversed in the non-GAAP adjustment.
(5)	Adjusted Net Income attributable to Founder Shares is calculated based on the proportion of Founder Shares outstanding as of the consummation of the Business Combination. The pro forma Founder Shares outstanding amount to 0.8 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”
(6)	Adjusted Net Income attributable to Class A shares for the period divided by the pro forma diluted average shares outstanding at the close of the Business Combination, assuming the Business Combination closed on January 1, 2019. The pro forma diluted average Class A shares outstanding are 54.6 million after all redemptions. See “Unaudited Pro Forma Condensed Combined Financial Information.” The amounts reported for December 31, 2018 are consistent with amounts previously reported.

The following table presents the reconciliation of Grid Dynamics’ Adjusted EBITDA to its consolidated net income, the most directly comparable GAAP measure, for the interim periods indicated:

	Three months ended March 31,
	2020	2019
(in thousands)
GAAP net income/(loss)	$(4,596)	$712
Adjusted for:
Depreciation and amortization	646	510
Provision/(benefit) for income taxes	(2,682)	185
Stock-based compensation	4,804	1,658
Transaction and transformation-related costs(1)	3,940	627
Restructuring costs(2)	689	-
Other (income)/ expenses, net(3)	244	162
Adjusted EBITDA	$3,045	$3,854

(1)	Transaction and transformation-related costs include, when applicable, external deal costs, transaction-related professional fees, transaction-related retention bonuses, and other transaction-related costs including integration expenses consisting of outside professional and consulting services.

(2)	In the three months period ended March 31, 2020 we implemented a cost reduction plan and incurred restructuring and severance charges of $0.7 million, primarily resulting from a reduction in workforce and other charges.

(3)	Other income/expenses consist primarily of losses and gains on foreign currency transactions, fair value adjustments, other miscellaneous non-operating expenses, and interest on cash held at banks.

The following table presents a reconciliation of Grid Dynamics’ Adjusted Diluted EPS and its Adjusted Net Income to its consolidated net income for the interim periods indicated:

	Three months ended March 31,
	2020	2019
(in thousands, except per share data)
GAAP net income/(loss)	$(4,596)	$712
Adjusted for:
Stock-based compensation	4,804	1,658
Transaction and transformation-related costs(1)	3,940	627
Restructuring costs(2)	689	-
Other (income)/expenses, net(3)	244	162
Tax impact of non-GAAP adjustments(4)	(2,710)	(669)
Excess tax benefits related to stock-based compensation expense	(493)	-
Non-GAAP Net Income(5)	$1,878	$2,490
Non-GAAP Diluted EPS	$0.04	$0.12
Number of shares used in the Non-GAAP Diluted EPS	48,885,089	20,216,652
Adjustment for excess tax benefits related to stock-based compensation expense	493	-
Adjusted Non-GAAP Net Income(6)	$2,371	$2,490
Adjusted Non-GAAP Diluted EPS	$0.05	$0.12
Number of shares used in the Adjusted Non-GAAP Diluted EPS	48,885,089	20,216,652

(1)	Transaction and transformation-related costs include, when applicable, external deal costs, transaction-related professional fees, transaction-related retention bonuses, and other transaction-related costs including integration expenses consisting of outside professional and consulting services.

(2)	In the three months period ended March 31, 2020, we implemented a cost reduction plan and incurred restructuring and severance charges of $689, primarily resulting from a reduction in workforce and other charges.
(3)	Other income/expenses consist primarily of losses and gains on foreign currency transactions, fair value adjustments, other miscellaneous non-operating expenses, and interest on cash held at banks.
(4)	Reflects the estimated tax impact at a normalized tax rate of the non-GAAP adjustments presented in the table.
(5)	Non-GAAP Net Income for the period divided by the diluted weighted-average shares outstanding of 48.9 million and 20.2 million for the three months ended March 31, 2020 and 2019, respectively.

(6)	Adjusted Non-GAAP Net Income at normalized tax rate for the period divided by the diluted weighted-average shares outstanding of 48.9 million and 20.2 million for the three months ended March 31, 2020 and 2019, respectively.

Key Components of Revenue and Expenses

Revenue

Grid Dynamics generates revenue by providing focused and complex services in the area of software engineering, development, integration, testing, and operations of digital services. Grid Dynamics provides services mainly on a time and materials basis and, to a much lesser extent, on a fixed-fee basis. While fixed-fee contracts currently represent an immaterial portion of overall revenue for the periods presented, Grid Dynamics expects proportionate revenue from fixed-fee contracts to increase in future periods. On a time and materials basis, Grid Dynamics earns and recognizes revenue as hours and costs are incurred. On its current and future fixed fee contracts, Grid Dynamics earns and recognizes revenue as the work is performed, the monthly calculation of which is based upon estimated annual employee hours multiplied by the number of employees on the project and divided by twelve months. For both time and materials contracts and fixed fee contracts, hourly rates are typically determined based on the location and experience of Grid Dynamics personnel selected to perform the service and are negotiated for each contract or statement of work, as the case may be. For fixed fee contracts, the fixed fee generally remains constant for the contracted project period unless the client directs a change in scope of project work or requests additional Grid Dynamics employees in excess of those scheduled for a specific project.

In select cases, Grid Dynamics offers volume discounts or early settlement discounts, which are recorded as contra-revenue items. Volume discounts apply once the customer reaches certain contractual spend thresholds. Early settlement discounts are issued contingent upon the timing of the payment from the customer. If there is uncertainty about project completion or receipt of payment for services provided, revenue is deferred until the uncertainty is sufficiently resolved.

Costs and Expenses

Certain of our cost trends may be impacted by the Business Combination and other factors. See “— Comparability of Financial Information” and “— Key Performance Indicators and Other Factors Affecting Performance” above.

Cost of Revenue. Cost of revenue consists primarily of salaries and employee benefits, including performance bonuses and stock-based compensation, and travel expenses for client-serving personnel. Cost of revenue also includes depreciation and amortization expense related to client-serving activities.

Engineering, Research and Development. Engineering, research and development expenses consist mainly of salaries and employee benefits including performance bonuses and stock-based compensation for personnel engaged in the design and development of solutions and personnel. Engineering, research and development expenses also includes depreciation and amortization expense related to such activities. Engineering, research and development costs are expensed as incurred.

Sales and Marketing. Sales and marketing expenses consist primarily of expenses associated with promoting and selling Grid Dynamics’ services and consists mainly of salaries and benefits, including performance bonuses and stock-based compensation, marketing events, travel, as well as depreciation and amortization expense related to such activities.

General and Administrative. General and administrative expenses consist primarily of administrative personnel and officers’ salaries and benefits including performance bonuses and stock-based compensation, legal and audit expenses, insurance, operating lease expenses (mainly facilities and vehicles) and other facility costs, workforce global mobility initiatives, restructuring and employee relocations costs (not in connection with customer projects), and depreciation and amortization expense related to such activities. General and administrative expenses include a substantial majority of Grid Dynamics’ stock-based compensation costs for the financial periods discussed in this prospectus.

Provision for Income Taxes. Grid Dynamics follows the asset and liability method of accounting for income taxes, whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed in the various U.S. federal and state and non-U.S. jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate. Grid Dynamics’ effective tax rate was 30.0%, 29.5%, and (0.6)% in the years ended December 31, 2019, 2018, and 2017, respectively. The differences in effective tax rate between the years ended December 31, 2019 and 2018 were attributable mainly to an increase in stock compensation deductions in the 2019 period, as well as a change in mix of taxing jurisdictions offset by a decrease in permanent item deductions. In 2017, the unusually low effective tax rate was due mainly to a stock-based compensation deduction attributable to options acceleration and exercise in connection with the ASL Merger, the impact of which was partially offset by a one-time charge related to U.S. tax reform. Grid Dynamics’ effective tax rate was 36.9% and 20.6% in the three month periods ended March 31, 2020 and 2019, respectively. The differences in effective tax rate between the three month periods ended March 31, 2020 and 2019 were attributable mainly to an increase in stock compensation deductions as well as a change in mix of taxing jurisdictions.

Results of Operations

Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

The following table sets forth a summary of Grid Dynamics’ consolidated results of operations for the interim periods indicated, and the changes between periods:

	Three months ended March 31,
	2020	2019	Change
(in thousands, except percentages)
Revenue	$32,457	$26,277	$6,180	23.5%
Cost of revenue	22,639	15,931	6,708	42.1%
Gross profit	9,818	10,346	(528)	(5.1)%
Engineering, research, and development	2,540	1,545	995	64.4%
Sales and marketing	3,569	1,712	1,857	108.5%
General and administrative	10,743	6,030	4,713	78.2%
Total operating expense	16,852	9,287	7,565	81.5%
Income from operations	(7,034)	1,059	(8,093)	(764.2)%
Other income/(expenses), net	(244)	(162)	(82)	n.m.
Income before income taxes	(7,278)	897	(8,175)	n.m.
Provision for income taxes	(2,682)	185	(2,867)	n.m.
Net income/(loss)	$(4,596)	$712	$(5,308)	n.m.

n.m. = not meaningful.

Revenue. Revenue increased by $6.2 million, or 23.5%, to $32.5 million in the three months ended March 31, 2020 from $26.3 million in the three months ended March 31, 2019 The revenue increase was largely driven by business volume. Grid Dynamics’ top five customers contributed $20.8 million and $18.4 million to revenue for the three month periods ended March 31, 2020 and 2019, respectively, in the aggregate accounting for $2.4 million of the increase. Furthermore, between the three month period ended March 31, 2020 and 2019, four out of the five customers remained in the top five customer group. The remainder of the increase reflected growth in revenue from existing customers as well as new customers (i.e., customers for which Grid Dynamics performed services for the first time during the period), combined which accounted for an additional $3.8 million of the increase.

Cost of Revenue and Gross Profit. Cost of revenue increased by $6.7 million, or 42.1%, to $22.6 million in the three months ended March 31, 2020 from $15.9 million in the three months ended March 31, 2019, largely driven by Grid Dynamics’ increased business volume and a combination of other costs such as stock-based compensation and retention bonus.

Gross profit decreased by $0.5 million, or 5.1%, to $9.8 million in the three months ended March 31, 2020 compared to $10.3 million in the three months ended March 31, 2019. Gross margin (gross profit as a percentage of revenue) decreased by 9.2 percentage points to 30.2% in the three months ended March 31, 2020 from 39.4% in the three months ended March 31, 2019. The gross margin decline was attributable to three main factors: 1) increased costs associated with stock-based compensation and retention bonuses resulting from the Business Combination, 2) lower levels of revenue in the month of March due to the impacts of the ongoing COVID-19 pandemic, and 3) increased headcount at our offshore delivery centers.

Engineering, Research and Development. Engineering, research and development expense increased by $1 million to $2.5 million in the three months ended March 31, 2020, a 64.4% increase from $1.5 million in the three months ended March 31, 2019, reflecting Grid Dynamics’ efforts to develop its solutions and expertise.

Sales and Marketing. Sales and marketing expense increased by $1.9 million, or 108.5%, to $3.6 million in the three months ended March 31, 2020 from $1.7 million in the three months ended March 31, 2019. Sales and marketing expense accounted for 11% of Grid Dynamics’ revenue in the three months ended March 31, 2020 compared to 6.5% in the three months ended March 31, 2019, an increase of 4.5 percentage points. The increase was due mainly to the development of Grid Dynamics’ sales force personnel and ramp up in marketing events.

General and Administrative. General and administrative expense increased by $4.7 million, or 78.2%, to $10.7 million in the three months ended March 31, 2020 from $6.0 million in the three months ended March 31, 2019. Stock-based compensation expense accounted for $0.9 million of the increase, retention bonus expense accounted for $0.6 million of the increase, and restructuring expenses accounted for $0.7 million of the increase. The remainder of the increase was attributable to Grid Dynamics’ continuing footprint expansion, relocation of personnel, increased spend on workforce global mobility initiatives and increased acquisition-related exploratory costs. As a result, general and administrative expense accounted for 33.1% of Grid Dynamics’ revenue in the three months ended March 31, 2020, an increase of 10.2 percentage points from 22.9% in the three months ended March 31, 2019.

Other income/(expenses), net. Other net expenses remained on the same level of $0.2 million for the three months ended March 31, 2020 and March 31, 2019, reflecting increased interest income and miscellaneous expenses.

Provision for Income Tax. Provision for income tax was ($2.6) million in the three months ended March 31, 2020 compared to $0.2 million in the three months ended March 31, 2019. The difference in tax provision is primarily driven by excess tax benefits of stock-based compensation resulted from the merger with GDI.

Net Income. Net income decreased to ($4.6) million in the three months ended March 31, 2020 from $0.7 million in the three months ended March 31, 2019, for the reasons discussed above.

Year Ended December 31, 2019 compared to Year Ended December 31, 2018

The following table sets forth a summary of Grid Dynamics’ consolidated results of operations for the periods indicated, and the changes between periods:

	Year ended December 31,
(in thousands, except percentages)	2019	2018	Change
Revenue	$118,326	$91,865	$26,461	28.8%
Cost of revenue	70,090	52,559	17,531	33.4%
Gross profit	48,236	39,306	8,930	22.7%
Engineering, research, and development	4,346	2,643	1,703	64.4%
Sales and marketing	6,947	5,200	1,747	33.6%
General and administrative	21,318	17,634	3,684	20.9%
Total operating expense	32,611	25,477	7,134	28.0%
Income from operations	15,625	13,829	1,796	13.0%
Other income/(expenses), net	(176)	(746)	570	(76.4)%
Income before income taxes	15,449	13,083	2,366	18.1%
Provision for income taxes	4,642	3,855	787	20.4%
Net Income	$10,807	$9,228	$1,579	17.1%

n.m. = not meaningful.

Revenue. Revenue increased by $26.4 million, or 28.8%, to $118.3 million in 2019 from $91.9 million in 2018. Grid Dynamics’ top ten customers contributed $102.6 million and $86.6 million to revenue for the year ended December 31, 2019 and 2018, respectively, in the aggregate accounting for $16.0 million of the increase despite a decline in revenue from one of Grid Dynamics’ top five customers due to cost-cutting initiatives. The remainder of the increase reflected growth in revenue from new customers (i.e., customers for which Grid Dynamics performed services for the first time during the period), which accounted for an additional $6.9 million of the increase, and other existing customers. The entire revenue increase was driven primarily by increased business volume, as well as a slight increase to average rates.

Cost of Revenue and Gross Profit. Cost of revenue increased by $17.5 million, or 33.4%, to $70.1 million in 2019 from $52.6 million in 2018 reflecting Grid Dynamics’ increased business volume.

Gross profit increased by $8.9 million, or 22.7%, to $48.2 million in 2019 from $39.3 million in 2018. Gross margin (gross profit as a percentage of revenue) decreased by 2.0 percentage points to 40.8% in the year ended December 31, 2019 from 42.8% in the year ended December 31, 2018. The gross margin decline was attributable mainly to a change in employee mix, reflecting Grid Dynamics’ expansion in Poland and an increase in the ratio of U.S.-based to non-U.S.-based personnel engaged in performing Grid Dynamics’ customer contracts. These trends reflect Grid Dynamics’ commitment to staffing its increasingly complex projects with appropriately experienced personnel. Grid Dynamics’ U.S. and Poland based employees are billed at higher hourly rates and generate more gross profit dollars per hour than professionals in other Grid Dynamics locations. However, the costs of these U.S. and Poland based employees are also higher and, therefore, they generate modestly lower gross margins.

Engineering, Research and Development. Engineering, research and development expense increased by $1.7 million to $4.3 million in the year ended December 31, 2019, a 64.4% increase from $2.6 million in the year ended December 31, 2018, reflecting Grid Dynamics’ efforts to develop its solutions and expertise.

Sales and Marketing. Sales and marketing expense increased by $1.7 million, or 33.6%, to $6.9 million in the year ended December 31, 2019 from $5.2 million in the year ended December 31, 2018. Sales and marketing expense accounted for 5.9% of Grid Dynamics’ revenue in the year ended December 31, 2019 compared to 5.7% in the year ended December 31, 2018, an increase of 0.2 percentage points. The increase was due mainly to the development of Grid Dynamics’ sales force personnel and ramp up in marketing events, starting in mid-2018.

General and Administrative. General and administrative expense increased by $3.7 million, or 20.9%, to $21.3 million in the year ended December 31, 2019 from $17.6 million in the year ended December 31, 2018. Labor, bonus, and vacation costs accounted for approximately $1.2 million of the increase, consistent with the increase in headcount. In addition, the Company renewed certain operating leases for corporate office rent accounting for an additional $1.0 million. Stock-based compensation accounted for an additional $0.7 million. The remainder of the increase was attributable to Grid Dynamics’ relocation of personnel, increased spend on workforce global mobility initiatives, increased acquisition-related exploratory costs, an increase in other travel-related costs and HR expenses. As a result, general and administrative expense accounted for 18.0% of Grid Dynamics’ revenue in the year ended December 31, 2019, a decrease of 1.2 percentage points from 19.2% in the year ended December 31, 2018.

Other income/(expenses), net. Other net expenses decreased to $0.2 million for the year ended December 31, 2019 from $0.7 million for the year ended December 31, 2018, reflecting increased interest income and a reduction in miscellaneous expenses.

Provision for Income Tax. Provision for income tax was $4.6 million in the year ended December 31, 2019 compared to $3.9 million in the year ended December 31, 2018. The effective tax rate increased by 0.5 percentage points between periods. See “— Key Components of Revenue and Expenses — Costs and Expenses — Provision for Income Taxes.”

Net Income. Net income increased to $10.8 million in the year ended December 31, 2019 from $9.2 million in the year ended December 31, 2018 for the reasons discussed above.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

The following table sets forth a summary of Grid Dynamics’ consolidated results of operations for the years indicated, and the changes between periods:

	Year ended December 31,
(in thousands, except percentages)	2018	2017	Change
Revenue	$91,865	$70,684	$21,181	30.0%
Cost of revenue	52,559	40,637	11,922	29.3%
Gross profit	39,306	30,047	9,259	30.8%
Engineering, research, and development	2,643	1,975	668	33.8%
Sales and marketing	5,200	2,353	2,847	121.0%
General and administrative	17,634	12,612	5,022	39.8%
Total operating expense	25,477	16,940	8,537	50.4%
Income from operations	13,829	13,107	722	5.5%
Other income/(expenses), net	(746)	1	(747)	n.m.
Income before income taxes	13,083	13,108	(25)	n.m.
Provision/(benefit) for income taxes	3,855	(76)	3,931	5,172.4%
Net Income	$9,228	$13,184	$(3,956)	(30.0)%

n.m. = not meaningful

Revenue. Revenue increased by $21.2 million, or 30.0%, to $91.9 million in 2018 from $70.7 million in 2017, driven mainly by increased revenue with existing customers. Revenue from Grid Dynamics’ top five customers (of which two were new to this category) increased $14.1 million to $65.4 million in 2018 from $51.3 million in 2017, with one of these customers accounting for $9.4 million of the increase. New customers accounted for an additional $2.2 million of the increase, and other existing customers for the remainder. Business volume accounted for a substantial majority of the year-on-year revenue growth, while a modest increase in Grid Dynamics’ average rates contributed marginally.

Cost of Revenue and Gross Profit. Cost of revenue increased by $11.9 million, or 29.3%, to $52.6 million in 2018 from $40.6 million in 2017, reflecting Grid Dynamics’ increased business volume.

Gross profit increased by $9.3 million, or 30.8%, to $39.3 million in 2018 from $30.0 million in 2017, resulting in gross margins of 42.8% and 42.5% in 2018 and 2017, respectively. The 0.3 percentage point gross margin improvement was attributable mainly to improved utilization rates, which more than offset the impact of a $0.3 million increase in transaction-related retention bonuses allocated to cost of revenue.

Engineering, Research and Development. Engineering, research and development expense increased by $0.7 million, or 33.8%, to $2.6 million in 2018 from $2.0 million in 2017, reflecting Grid Dynamics’ increased investment in developing its solutions and personnel.

Sales and Marketing. Sales and marketing expenses increased by $2.8 million, or 121.0%, to $5.2 million in 2018 from $2.4 million in 2017, primarily reflecting the build-out of Grid Dynamics’ sales force and ramp in marketing events. As a result, sales and marketing expense accounted for 5.7% of Grid Dynamics’ revenue in 2018, and increase of 2.4 percentage points from 3.3% in 2017.

General and Administrative. General and administrative expenses increased by $5.0 million, or 39.8%, to $17.6 million in 2018 from $12.6 million in 2017. Increased stock-based compensation accounted for $1.0 million of the increase. The remainder of the increase was attributable mainly to increased staffing levels to support operational growth, initial investment in global mobility initiatives and opening of new offices in Europe and Plano, Texas. General and administrative expense accounted for 19.2% of Grid Dynamics’ revenue in 2018 and 17.8% in 2017.

Other income/(expenses), net. Other expenses increased to $0.7 million in 2018, primarily reflecting higher foreign currency exchange losses.

Provision for Income Tax. Provision for income tax was $3.9 million in 2018 compared to an income tax benefit of $(0.1) million in 2017, reflecting effective tax rates of 29.5% and (0.6)% in the respective years. The significant increase in Grid Dynamics’ effective tax rate in 2018 reflected the return to more normalized taxation levels. In 2017 Grid Dynamics was able to take a large stock-based compensation deduction in connection with the ASL Merger, as discussed in more detail under “— Key Components of Revenue and Expenses — Costs and Expenses — Provision for Income Taxes.”

Net Income. Net income decreased by $4.0 million, or 30.0%, to $9.2 million in 2018 from $13.2 million in 2017, for the reasons discussed above.

Liquidity and Capital Resources

Grid Dynamics measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital needs, capital expenditures, contractual obligations and other commitments with cash flows from operations and other sources of funding. Grid Dynamics’ current liquidity needs relate mainly to working capital, consisting mainly of compensation and benefits of Grid Dynamics’ employees and contractors and capital expenditures for computer hardware and office furniture. Grid Dynamics’ ability to expand and grow its business will depend on many factors including its capital expenditure needs and the evolution of its operating cash flows. Grid Dynamics may need more cash resources due to changed business conditions or other developments, including investments or acquisitions. Grid Dynamics believes that its current cash position on its balance sheet of $121 million is sufficient to fund its currently expected levels of operating, investing and financing expenditures for a period of twelve months from the date of this prospectus. However, if Grid Dynamics’ resources are insufficient to satisfy its cash requirements, it may need to seek additional equity or debt financing, which may be subject to conditions outside of Grid Dynamics’ control and may not be available on terms acceptable to Grid Dynamics’ management or at all.

As of March 31, 2020, Grid Dynamics had cash and cash equivalents amounting to $121.5 million (compared to $42.2 million at December 31, 2019). Of this amount, $3.7 million was held outside the United States, namely in Russia, Ukraine, Poland and Serbia (compared to $2.2 million as of December 31, 2019). As many of Grid Dynamics’ assets, operations and employees are located in these countries, Grid Dynamics expects that all such cash and cash equivalents will be used to fund future operating needs and Grid Dynamics’ management has no intention of repatriating the funds. If Grid Dynamics decided to remit funds from these countries to the United States in the future, whether in the form of inter-company dividends or otherwise, they may be subject to foreign withholding taxes. In addition, Grid Dynamics’ cash in banks in Russia, Ukraine, Poland and Serbia may be subject to other risks, as the banking sector in certain of these countries is subject to periodic instability, may be subject to sanctions and may be subject to capital adequacy and other banking standards that are substantially less onerous than those of the United States.

Grid Dynamics does not have any debt outstanding at the date of this prospectus and did not have any debt outstanding at any balance sheet date presented.

Upon the consummation of the Business Combination, Grid Dynamics assumed all of ChaSerg’s outstanding obligations at that time. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Cash Flows

The following table summarizes Grid Dynamics’ cash flows for the interim periods indicated:

	Three months ended March 31,
(in thousands)	2020	2019
Net cash provided by (used in) operating activities	$(2,886)	$6,944
Net cash used in investing activities	(692)	(226)
Net cash provided by (used in) financing activities	82,868	(2,000)
Net increase in cash and cash equivalents	79,290	4,718
Cash, cash equivalents (beginning of period)	42,189	17,862
Cash, cash equivalents (end of period)	$121,479	$22,580

Operating Activities. Net cash provided by operating activities during the three months ended March 31, 2020 decreased by $9.8 million, or 142%, to ($2.9) million from $6.9 million in the same period in 2019, driven by lower cash operating profit (before non-cash depreciation and amortization and stock-based compensation charges). The key reasons for the decline in cash operating profit were retention bonuses paid out to employees due to the Business Combination, lower level of revenues due to the impact of COVID-19 in the month of March, and higher costs associated with our delivery centers.

Investing Activities. Net cash used in investing activities during the three months ended March 31, 2020 was $0.7 million compared to $0.2 million used in the same period in 2019, and in both periods reflected mainly capital expenditures for computer hardware and related equipment.

Financing Activities. Net cash provided by financing activities was $82.9 million in the three months ended March 31, 2020, reflecting primarily the proceeds from the merger with ChaSerg. In the three months ended March 31, 2019, Grid Dynamics used net cash of $2.0 million in financing activities for payment of dividend.

The following table summarizes Grid Dynamics’ cash flows for the annual periods indicated:

	Year ended December 31,
(in thousands)	2019	2018	2017
Net cash provided by operating activities	$12,534	$10,584	$5,540
Net cash used in investing activities	(2,811)	(3,079)	(1,058)
Net cash provided by (used in) financing activities	14,604	—	(4,715)
Net increase (decrease) in cash and cash equivalents	24,327	7,505	(233)
Cash, cash equivalents (beginning)	17,862	10,357	10,590
Cash, cash equivalents (end)	$42,189	$17,862	$10,357

Operating Activities. Net cash provided by operating activities during the year ended December 31, 2019 increased by $1.9 million, or 18.4%, to $12.5 million from $10.6 million in the same period in 2018, driven by higher operating profit ($2.3 million increase year-on-year) as well as higher non-cash operating costs, particularly depreciation and amortization and stock-based compensation charges, offset by increases in prepaid expenses and deferred transaction costs.

Net cash provided by operating activities in 2018 increased $5.0 million, or 91.0%, to $10.6 million, from $5.5 million in 2017, reflecting higher cash operating profit (excluding non-cash costs, including higher depreciation and amortization and stock-based compensation expenses) and changes in operating working capital, including a decrease in prepaid income taxes.

Investing Activities. Net cash used in investing activities during the year ended December 31, 2019 was $2.8 million compared to $3.1 million in cash used in the same period in 2018, and in both periods reflected mainly capital expenditures for computer hardware and related equipment.

Net cash used in investing activities in 2018 was $3.1 million compared to $1.1 million in 2017. The increase was primarily attributable increased capital expenditures, which comprised mainly computers and related equipment in both 2018 and 2017.

Financing Activities. Net cash provided by financing activities was $14.6 million in the year ended December 31, 2019, reflecting primarily $14.9 million in proceeds from the sale of common and preferred stock to BGV and $1.7 million in proceeds from stock option grant exercises in 2019, offset by dividends paid of $2.0 million. Grid Dynamics had substantially no cash flows from or used in financing activities in the year ended December 31, 2018.

Grid Dynamics had no cash flows from or used in financing activities in 2018. In 2017, Grid Dynamics used net cash of $4.7 million in financing activities, reflecting mainly a $1.9 million debt repayment and a dividend payment of $3.0 million, marginally offset by proceeds from stock option grant exercises.

Contractual Obligations

The following table and the information that follows summarizes Grid Dynamics’ contractual obligations as of December 31, 2019.

	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations(1)	$4,746	$3,347	$1,399	$—	—
Software service agreement obligation(2)	$1,678	$479	$1,124	$75

(1)	Includes leases of facilities and vehicles. Grid Dynamics’ headquarters in San Ramon, California is under lease, expiring in December 2022. Grid Dynamics also has 12 lease agreements for facilities in Texas, Russia, Poland, Serbia and Ukraine, under leases expiring between November 3, 2020 and June 30, 2022.
(2)	Grid Dynamics entered into one non-cancelable software services agreement with a term of five years. Payments are due quarterly in advance beginning March 1, 2020.

Grid Dynamics’ outstanding operating leases and software service agreement obligations have not changed materially since December 31, 2019. In addition, Grid Dynamics purchases software licenses in the ordinary course of business.

Non-perpetual licenses are typically renewed annually. Grid Dynamics does not have any material obligations under contractual arrangements other than as disclosed in this prospectus.

Off-Balance Sheet Arrangements and Commitments

Except for its credit support for the letter of credit and balances on corporate credit cards described above, Grid Dynamics does not have any off-balance sheet arrangements of the kind required to be disclosed under SEC rules and does not have any off-balance sheet or contingent commitments, except as described above with respect to operating leases and in Note 13 to the audited consolidated financial statements included elsewhere in this prospectus.

As a result of analysis related to Grid Dynamics’ functional control of subcontractor GD Ukraine, LLC, the subcontractor was determined to be a variable interest entity (“VIE”) and is therefore consolidated in Grid Dynamics’ financial statements. The assets and liabilities of this VIE consist primarily of intercompany balances and transactions, all of which have been eliminated in consolidation. See Note 2 to Grid Dynamics’ audited consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies

Grid Dynamics’ consolidated financial statements have been prepared in accordance with U.S. GAAP. Preparation of the financial statements requires Grid Dynamics to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. Grid Dynamics considers an accounting judgment, estimate or assumption to be critical when (1) an estimate or assumption is complex in nature or requires a high degree of judgment, and (2) the use of different judgments, estimates and assumptions could have a material impact on Grid Dynamics’ consolidated financial statements. Grid Dynamics’ significant accounting policies are described in Note 2 to its audited consolidated financial statements included elsewhere in this prospectus. Grid Dynamics’ critical accounting policies are described below.

Revenue

Grid Dynamics derives substantially all of its revenue through time and materials contracts. Fixed-fee customer contracts, although not significant historically, will comprise a more significant portion of revenue in future periods. For all contracts, Grid Dynamics uses master agreements that govern the overall relevant terms and conditions of the business arrangement and executes statements of work pursuant to such agreements to execute specific projects. Grid Dynamics recognizes revenue for services over time as hours are incurred by Grid Dynamics’ consultants. For time-and-materials contracts, the customer derives value from the Company providing daily consulting services, and the value derived corresponds to the labor hours expended. Therefore, the Company measures the progress and recognizes revenue using an effort-based input method. For fixed-fee contracts, revenue is recognized ratably over the contract term on a straight-line basis.

Grid Dynamics also offers volume discounts or early settlement discounts. Volume discounts apply once the customer reaches certain contractual spend thresholds. Early settlement discounts are issued contingent upon the timing of the payment from the customer. If the consideration promised in a contract includes a variable amount, Grid Dynamics only includes estimated amounts of consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.

Income Taxes

The determination of the provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. The provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state and non-U.S. jurisdictions. Changes in tax law, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings across taxing jurisdictions all affect the overall effective tax rate.

In assessing the realizability of deferred tax assets, Grid Dynamics considers whether it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. Management considers all available evidence, both positive and negative, in determining whether a valuation allowance is required, including prior earnings history, the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback and carryforward periods of tax attributes and tax planning strategies that could potentially enhance the likelihood of realization of a deferred tax asset in making this assessment. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified.

Grid Dynamics evaluates for uncertain tax positions at each balance sheet date. When it is more likely than not that a position will be sustained upon examination by a tax authority that has full knowledge of all relevant information, Grid Dynamics measures the amount of tax benefit from the position and records the largest amount of tax benefit that is greater than 50% likely of being realized after settlement with a tax authority. Grid Dynamics’ policy for interest and/or penalties related to underpayments of income taxes is to include interest and penalties in provision for income tax.

Stock-based Compensation

Grid Dynamics has in the past issued, currently issues and intends to continue issuing incentive stock options and non-qualifying stock options. While Grid Dynamics does not currently have any other form of stock-based awards outstanding, it may also issue restricted stock units, performance stock units and stock appreciation rights. Stock-based compensation expense is measured based on the grant-date fair value of the share-based awards. Forfeitures are recognized as incurred. Grid Dynamics estimates grant date fair value of its stock using a number of objective and subjective factors, as described in more detail below, and the Black-Scholes option pricing model to estimate the grant date fair value of option grants. The model requires management to make a number of key assumptions, including the fair value of common stock, expected volatility, expected term, risk free interest rate and expected dividends. As Grid Dynamics’ shares have not previously been publicly traded (and have rarely traded privately), expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The expected term is estimated using the simplified method, which takes into account vesting and contractual term. Grid Dynamics’ options grants generally vest over a 3- or 5-year period and from time to time Grid Dynamics makes grants with a portion vesting at the tie of grant. Management elected to use the simplified method instead of historical experience due to a lack of relevant historical data resulting from changes in option vesting schedules and changes in the pool of employees receiving option grants. Grid Dynamics evaluates the assumptions used to value its share based awards on each grant date. Grants, and their values, are approved by Grid Dynamics’ Board.

Grid Dynamics amortizes the grant date fair value of all share based compensation awards over the employee’s requisite service period for the entire award on a straight line basis, which is generally the vesting period. For an award with graded vesting that is subject only to a service condition (e.g., time-based vesting), Grid Dynamics uses the straight-line attribution method under ASC 718, under which it recognizes compensation cost on a straight-line basis over the total requisite service period for the entire award (i.e., over the requisite service period of the last separately-vesting tranche of the award). Additionally, Grid Dynamics applies the “floor” concept, so that the amount of compensation cost that is recognized as of any date is at least equal to the grant-date fair value of the vested portion of the award on that date. In other words, if the straight-line expense recognized to date is less than the grant date fair value of the award that is legally vested at that date (for example, as a result of a portion of a grant vesting at the grant date), Grid Dynamics will increase its recognized expense to at least equal the fair value of the vested amount.

Dynamics’ management and Board considered various objective and subjective factors to determine the fair value of the company’s stock as of each grant date, including the following related to Grid Dynamics:

●	its valuation in the ASL Merger;

●	its business strategy;

●	external market conditions affecting its industry, and trends within its industry;

●	its financial position and its historical and forecasted performance and operating results;

●	the lack of an active public or private market for its stock;

●	the likelihood of achieving a liquidity event, such as a sale of the company;

●	the likelihood of an initial public offering or listing of its stock; and

●	market performance analyses, including with respect to stock price valuation, of similar companies in Grid Dynamics’ industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and Grid Dynamics’ management uses significantly different assumptions or estimates, Grid Dynamics’ stock-based compensation expense could be materially different. Upon the consummation of the Business Combination, the fair value of Grid Dynamics’ stock will be determined based on the quoted market price on NASDAQ. For more detailed information about Grid Dynamics’ historical and outstanding grants and its valuation of its stock-based compensation and awards, see Note 8 to the audited consolidated financial statements included elsewhere in this prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies and any such election to not to take advantage of the extended transition period is irrevocable. Prior to the Business Combination, ChaSerg was an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, Grid Dynamics remains an emerging growth company and continues to take advantage of the benefits of the extended transition period.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to Grid Dynamics’ condensed consolidated financial statements, included elsewhere in this prospectus.

In particular, Grid Dynamics recently implemented Accounting Standards Codification (ASC) Topic 606 (Revenue from Contracts with Customers). Grid Dynamics adopted the standard using the modified retrospective method, where it recognized the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings while prior period amounts are not adjusted and continue to be reported in accordance with Grid Dynamics’ legacy accounting under ASC Topic 605. The implementation of the new standard did not materially affect our consolidated financial statements as discussed further in Note 2 to our condensed consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Grid Dynamics has in the past and may in the future be exposed to certain market and credit risks in the ordinary course of business, including exposure related to fluctuations in foreign currency rates, and on occasion and to a lesser extent, changes in interest rates and concentration of credit risk. In addition, Grid Dynamics’ international operations are subject to risks related to differing economic conditions, changes in political climate, differing tax structures, and other regulations and restrictions. See the section titled “Risk Factors” for additional information.

Foreign Currency Exchange Rate Risk

Grid Dynamics is exposed to foreign currency exchange transaction risk related to funding its non-US operations and to foreign currency translation risk related to certain of its subsidiaries’ cash balances that are denominated in currencies other than the U.S. dollar, which is Grid Dynamics’ functional currency. In addition, Grid Dynamics’ profit margins are subject to volatility as a result of changes in foreign exchange rates. When and where possible, Grid Dynamics seeks to match expenses to the U.S. dollar, and believes, due to Ukrainian payroll being pegged to the U.S. dollar, that a significant portion of its foreign currency exchange rate exposure to the Ukrainian hryvnia is naturally hedged. See “Comparability of Financial Information — Foreign Currency Exchange Rate Exposure.” In future periods, Grid Dynamics may also become materially exposed to changes in the value of the Serbian dinar against the U.S. dollar, as it continues to expand its operations in Serbia.

In the three months ended March 31, 2020, approximately 18%, 11% and 10% of Grid Dynamics’ $39.5 million of combined cost of revenue and total operating expenses were denominated in the Russian ruble, Ukrainian hryvnia and Polish zloty, respectively. Comparatively, the same foreign currencies accounted for approximately 21%, 12%, and 11% of Grid Dynamics’ $25.2 million of combined cost of revenue and total operating expenses in the three months ended March 31, 2019.

In the three months ended March 31, 2020:

●	a 10% decrease in the value of the Russian ruble against the U.S. dollar would have resulted in a $0.7 million increase in Grid Dynamics’ income from operations, while a 10% increase in the ruble’s value would have resulted in a $0.7 million decrease in income from operations.

●	a 10% decrease in the value of the Polish zloty against the U.S. dollar would have resulted in a $0.3 million increase in Grid Dynamics’ income from operations, while a 10% increase in the zloty’s value would have resulted in a $0.4 million decrease in income from operations.

In the three months ended March 31, 2019:

●	a 10% decrease in the value of the Russian ruble against the U.S. dollar would have resulted in a $0.5 million increase in Grid Dynamics’ income from operations, while a 10% increase in the ruble’s value would have resulted in a $0.6 million decrease in income from operations.

●	a 10% decrease in the value of the Polish zloty against the U.S. dollar would have resulted in a $0.2 million increase in Grid Dynamics’ income from operations, while a 10% increase in the zloty’s value would have resulted in a $0.3 million decrease in income from operations.

Grid Dynamics analyzes sensitivity to the ruble and zloty separately because, in management’s experience, fluctuations in the value of these currencies against the U.S. dollar are frequently driven by distinct macroeconomic and geopolitical factors.

Grid Dynamics does not currently hedge its foreign currency exposure, although it seeks minimize it by limiting cash transfers to amounts necessary to fund subsidiary operating expenses for a short period, typically one week. Grid Dynamics’ management may evaluate new hedging strategies in future periods.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChaSerg

References in this section to “we,” “us,” “our,” “ChaSerg,” or the “Company” are to ChaSerg Technology Acquisition Corp., except where the context requires otherwise. References to “management” or “management team” refer to ChaSerg’s officers and directors and references to the “Sponsor” refer to holders of ChaSerg’s insider shares.

The following discussion and analysis of ChaSerg’s financial condition and results of operations should be read in conjunction with ChaSerg’s financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. ChaSerg’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the section titled “Risk Factors” and elsewhere in this prospectus.

Overview

We were a blank check company formed under the laws of the State of Delaware on May 21, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. We effectuated our Business Combination (as defined below) using cash from the proceeds of our initial public offering and the sale of the Placement Units that occurred simultaneously with the completion of our initial public offering, our capital stock, debt or a combination of cash, stock and debt.

We incurred and continue to incur significant costs as a result of the Business Combination.

Business Combination

On November 13, 2019, we entered into the Merger Agreement to effect a business combination by and among (i) our company (ii) Merger Sub 1 (iii) Merger Sub 2 (iv) Grid Dynamics and (v) ASL, solely in its capacity as representative of the stockholders of Grid Dynamics immediately prior to the consummation of the business combination. Pursuant to the Merger Agreement, and following a favorable vote of our stockholders, Grid Dynamics merged into a newly formed subsidiary of ChaSerg and ChaSerg was renamed Grid Dynamics Holdings, Inc. (the “Business Combination”).

Grid Dynamics is an emerging leader in enterprise-level digital transformations in Fortune 1000 companies. For enterprises that create innovative digital products and experiences, Grid Dynamics offers close collaboration from digital consulting to early prototypes to enterprise-scale delivery of new digital platforms. Since its inception in 2006 in Menlo Park, California, as a grid and cloud consultancy firm, Grid Dynamics has been on the forefront of digital transformation, working on big ideas like cloud computing, NOSQL, DevOps, microservices, big data and AI and quickly established itself as a provider of choice for technology and digital enterprise companies.

In connection with the consummation of the Business Combination, (i) Grid Dynamics became our wholly-owned subsidiary; and (ii) we changed our name to “Grid Dynamics Holding, Inc.” and (iii) the selling security holders (other than the selling security holders who properly demanded appraisal rights in accordance with the California law, in connection with the transactions described in the Merger Agreement) received the merger consideration set forth in the Merger Agreement.

Consummation of the transactions contemplated by the Merger Agreement was subject to customary conditions representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of the business of our company and Grid Dynamics during the period between execution of the Merger Agreement and the consummation of the Business Combination.

The Merger Agreement, related agreements, and consummation of the Business Combination are further described in the Form 8-Ks filed by the Company on November 13, 2019, November 21, 2019, January 27, 2020, March 5, 2020, March 6, 2020, and March 9, 2020.

The Business Combination is accounted for as a reverse recapitalization with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, we are treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Grid Dynamics issuing stock for our net assets, accompanied by a recapitalization. Our net assets are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Grid Dynamics.

On February 27, 2020, we amended our underwriting agreement with Cantor pursuant to which Cantor agreed to forfeit 75% of the aggregate $7,700,000 deferred fee, or $5,775,000, that was otherwise payable to them upon the consummation of a Business Combination.

On February 27, 2020, we entered into a capital markets advisory agreement (the “Capital Market Advisory Agreement”) with Cantor pursuant to which we engaged Cantor to act as a capital markets advisor in connection with our proposed Business Combination with Grid Dynamics. We paid Cantor a cash fee of $4,070,000, Northland Securities, Inc. a cash fee of $305,000, and Benchmark Investments Inc. of $150,000, each upon the consummation of the Business Combination with Grid Dynamics.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to December 31, 2019 were organizational activities, those necessary to prepare for the initial public offering, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined in the Merger Agreement). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the year ended December 31, 2019, we had a net loss of $3,321,949, which consists of operating costs of $7,143,705 and a provision for income taxes of $843,156, offset by interest income on marketable securities held in the Trust Account of $4,664,912.

For the period from May 21, 2018 (inception) through December 31, 2018, we had net income of $615,364, which consists of interest income on marketable securities held in the Trust Account of $1,158,467, offset by operating costs of $325,726 and a provision for income taxes of $217,377.

Liquidity and Capital Resources

As of December 31, 2019, we had cash of $141,583 held outside of the Trust Account. Until the consummation of the initial public offering, the Company’s only source of liquidity was an initial purchase of Class B common stock by the Sponsor and loans from our Sponsor.

On October 10, 2018, we consummated the initial public offering of 20,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 600,000 Placement Units to the Sponsor and the underwriters at a price of $10.00 per unit, generating gross proceeds of $6,000,000.

On October 25, 2018, in connection with the underwriters’ election to partially exercise of their over-allotment option, we consummated the sale of an additional 2,000,000 Units and the sale of an additional 40,000 Placement Units, generating total gross proceeds of $20,400,000.

Following the initial public offering, the exercise of the over-allotment option and the sale of the Placement Units, a total of $220,000,000 was placed in the Trust Account. We incurred $12,821,311 in transaction costs, including $4,400,000 of underwriting fees, $7,700,000 of deferred underwriting fees and $721,311 of other costs.

We used substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions) to complete our Business Combination, and the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of Grid Dynamics, make other acquisitions and pursue our growth strategies.

In order to fund working capital deficiencies and finance transaction costs in connection with our Business Combination, our Sponsor made loans in the amount of $530,000. In connection with the completion of our Business Combination, we issued 53,000 units, equal to 53,000 shares of Company Common Stock, and 26,500 Warrants, to Explorer, the parent entity of Sponsor, as repayment for those loans.

Liquidity

As of December 31, 2019, we had a cash balance of approximately $142,000 and a working capital deficit of approximately $5,419,000. In addition, we had $224,016,036 in the Trust Account, which includes interest income of approximately $4,016,000 from our investments in the Trust Account which is available to us to pay our tax obligations.

We used substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete the Business Combination. In order to fund working capital deficiencies and finance transaction costs in connection with our Business Combination, our Sponsor made loans in the amount of $530,000. In connection with the completion of our Business Combination, we issued 53,000 units, equal to 53,000 shares of Company Common Stock and 26,500 Warrants as repayment for those loans.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2019. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. We had an agreement to pay an affiliate of the Sponsor a monthly fee of $15,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on October 10, 2018 and incurred these fees monthly until the completion of the Business Combination.

We have entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with an initial business combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. A substantial portion of these costs, including contingent or success fees and ongoing accrued transactions costs (but not deferred underwriting compensation) will be charged to operations in the quarter that an initial business combination is consummated. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account.

In addition, we had an agreement to pay the underwriters a deferred fee of $0.35 per Unit, or $7,700,000 in the aggregate. The fee was paid from the amounts held in the Trust Account upon the completion of the Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

BUSINESS

Business Overview

Grid Dynamics is an emerging leader in enterprise-level digital transformations in Fortune 1000 companies. For enterprises that create innovative digital products and experiences, Grid Dynamics offers close collaboration from digital consulting to early prototypes to enterprise-scale delivery of new digital platforms. Since its inception in 2006 in Menlo Park, California, as a grid and cloud consultancy firm, Grid Dynamics has been on the forefront of digital transformation, working on big ideas like cloud computing, NOSQL, DevOps, microservices, big data and artificial intelligence (“AI”), and quickly established itself as a provider of choice for technology and digital enterprise companies.

As a leading global digital engineering and information technology (“IT”) services provider with its headquarters in Silicon Valley and engineering centers in the United States and multiple Central and Eastern European countries, Grid Dynamics’ core business is to deliver focused and complex technical consulting, software design, development, testing and internet service operations. Grid Dynamics works in close collaboration with its clients to provide digital transformation initiatives that span strategy consulting, development of early prototypes and enterprise-scale delivery of new digital platforms. Grid Dynamics also helps organizations become more agile and create innovative digital products and experiences through its deep expertise in emerging technology, such as AI, data science, cloud computing, big data and DevOps, lean software development practices and a high-performance product culture.

Grid Dynamics believes that the key to its success is a business culture that puts products over projects, client success over contract terms and real business results over pure technical innovation. By leveraging Grid Dynamics’ proprietary processes optimized for innovation, emphasis on talent development and technical expertise, Grid Dynamics has been able to achieve significant growth. Grid Dynamics’ revenue increased to $32.5 million for the three months ended March 31, 2020 from $26.3 million for the three months ended March 31, 2019, representing a 23.5% increase, and $118.3 million for the year ended December 31, 2019 from $91.9 million for the year ended December 31, 2018, representing a 28.7% increase. Grid Dynamics’ revenue for the year ended December 31, 2018 also increased from $70.6 million for the year ended December 31, 2017, representing a 30.0% increase.

Industry Background and Market Opportunity

Digital transformation is a rapidly expanding market which is still in its early stages. Enterprises strive to compete in the digital world, facing the need to transform to survive attacks from the nimbler and more technologically advanced newcomers. Traditional approaches to managing information technology as a mix of vendor solutions and outsourced services often break down in the face of the imperative to innovate through technology.

Increasingly, business executives are looking at use of technology as a competitive advantage rather than a way to cut costs. The rise of AI signifies a shift from automation of business process to automation of decision making itself. In an effort to differentiate, corporations direct investments towards building new products and experiences, instead of buying off-the-shelf products. This drives demand for highly technical software development, creating an opportunity for the pure-play software development service providers.

As the demand for this technical talent continues to grow, the shortage of software product development talent in the United States and Europe, as well as the inability of non-technology-based companies to attract and retain such talent, encourages organizations to look to third parties, such as Grid Dynamics, to satisfy the demand.

Further, the growing acceptance of the offshore delivery model, beyond the traditional India-based IT services provider, has created significant opportunities for software development service providers delivering from CEE. CEE-based service providers now compete against the largest global IT service providers and are capable of providing complex IT services. Grid Dynamics believes that CEE is increasingly known for the quality of its software development talent, enabled in part by decades of focus on fundamental STEM disciplines in education. CEE-based teams and individuals are frequent winners of programming contests such as the ones held by ACM, TopCoder and Kaggle.

Grid Dynamics believes that this disparity between the supply and demand for technical talent can be a significant opportunity for Grid Dynamics.

Strategies and Strengths

Grid Dynamics’ objective is to become a world leader in enterprise digital transformations in Fortune 1000 companies. Grid Dynamics’ strategy to achieve such objective is based on leveraging the following core strengths.

Proprietary Processes Optimized for Innovation

Grid Dynamics recognizes the changing dynamics of IT outsourcing. Increasingly, corporations expect their service providers to participate and help shape innovation programs, which are not addressed well by the traditional service models used by outsourcing providers. Grid Dynamics melds technical consulting, engineering and analytics competencies into unified, cross-functional digital teams which are designed to respond and adapt to the change in the client’s business. The effectiveness of such teams is further increased by a close collaboration with the client’s technology leadership teams and active inquiry into client’s business priorities on all levels.

Culture-First Approach to Talent Development

The ever-increasing role of digital transformation leads to the emergence of a new kind of business leader that combines a vision of business transformation with deep understanding of information technology. Earning the trust of these leaders is one of the pillars of Grid Dynamics’ success. Grid Dynamics selects, trains and promotes its technical leadership based on the following cultural principles.

●	Global integration. Demands of modern businesses transcend cultural, political and language boundaries. Grid Dynamics builds teams which are transparently distributed across countries, time zones and reporting lines. Decisions on hiring, staffing and promotion are all managed centrally from Grid Dynamics’ U.S. offices, allowing Grid Dynamics to optimize for quality rather than convenience.

●	Partnership with client. Grid Dynamics demands accountability and ownership of the client’s success, whether or not such success is a contractual matter. Understanding Grid Dynamics clients’ goals and ability to manage such goals across reporting lines is a must for any leadership role within Grid Dynamics. Therefore, Grid Dynamics places a significant proportion of its IT personnel at client sites and offers team members temporary assignments to client locations through fellowships.

●	Technological innovation. Understanding digital transformation and successfully delivering IT programs is impossible without a strong understanding of emerging technology. Deep knowledge of how new technology, such as cloud, big data and AI, transforms the way corporations develop their businesses is a pre-requisite for leadership roles in Grid Dynamics.

●	Education. Grid Dynamics believes that technology changes rapidly, and it is critical for Grid Dynamics’ employees to adapt even more rapidly. Grid Dynamics offers many formal and informal training programs, such as Grid University, an online education platform with thousands of hours of training videos, to ensure that professionals can expand and enhance their capabilities.

Technical Expertise and Scalable Engineering

Grid Dynamics believes in strong infrastructure underpinning mission-critical services. From its inception, Grid Dynamics has been focusing on developing and using its expertise in the latest technologies, such as AI and conversational systems, cloud engineering solutions, data platform, data science, DevOps, microservices, mobile, QA automation, search and user interfaces. By making such emerging technologies accessible to clients through the use of proprietary skill development programs, industry experience and solution accelerators, Grid Dynamics seeks to strengthen its position as a technical leader with its established clients and attract new clients.

Services and Solutions

In the rapidly evolving market of engineering and IT services, customers are increasingly looking for service providers that can be a co-innovation partner rather than a cost saving measure. Grid Dynamics addresses this need by focusing on high value, high impact services. The key service and solutions offerings are the following.

Technical Consulting

Grid Dynamics provides consulting services to help executives in charge of digital transformation define an ambitious, yet achievable roadmap, quantify business value attained through new technology, select the right technology stack, develop reference architecture and guide the transformational journey every step of the way.

Lean Prototypes

Grid Dynamics helps corporations prototype and test new ideas. This includes both proof-of-concept implementations, which can be rapidly put in front of the end users to verify business assumptions, as well as sophisticated, long-running labs that cross organizational walls to establish feasibility and de-risk large transformational programs. Self-sufficient teams move quickly, use the latest technologies and aim to solve the business use case to demonstrate measurable value to the business stakeholders.

Digital Intelligence

Grid Dynamics helps corporations transform from automation of business processes to automation of decision making. To this end, Grid Dynamics deploys data science approaches to analyze client challenges and arrive at a strategy which produces measurable outcomes. This continuous “analyze-assess-decide-measure” cycle becomes the foundation of AI programs, leveraging the latest technologies to constantly react to real-time to changes in consumer behavior.

Scalable Engineering

Grid Dynamics believes in strong infrastructure underpinning mission-critical services. From inception, Grid Dynamics engineers pushed the boundaries of IT performance, developing a strong expertise in distributed systems. Grid Dynamics’ experience in cloud, NoSQL, big data, grid computing and performance engineering helps its clients go beyond the capabilities provided by off-the-shelf products.

Development Culture

Grid Dynamics helps clients to contain and rearchitect legacy platforms as a part of the digital transformation journey. A significant factor in the success of legacy transformation is the robustness of the process of breaking down and reassembling monolithic systems into smaller, more manageable pieces. Grid Dynamics has a deep expertise in building an agile team which is adept at realizing incremental value through a cycle of continuous delivery enabled by automated quality and security assurance. Grid Dynamics offers its clients services that help enable continuous integration, continuous delivery and DevOps at enterprise scale.

Experience Design

Grid Dynamics helps clients achieve higher rates of conversion and end user satisfaction by improving the service experience across engagement channels. This includes transformation of the web user interfaces to a responsive/adaptive model, design and development of next-gen mobile applications as well as leveraging new channels of engagement such as conversational interfaces.

Verticals

Grid Dynamics has strong vertical-specific domain knowledge backed by extensive experience. By merging technology with business processes, Grid Dynamics delivers tailored solutions in two key industry verticals: digital retail and digital technology.

Digital Retail

By utilizing Grid Dynamics’ deep expertise in the digital retail space and providing a mix of consulting and engineering services, Grid Dynamics enables its clients to win market share, shorten time to market and reduce costs of digital operations. For example, Grid Dynamics has worked closely with a large U.S. retail company over a span of many years to develop a strategic omnichannel transformation program and became a key contributor to the development of a new omnichannel platform including consumer experience, product discovery, analytics and inventory optimization.

Digital Technology

Grid Dynamics has a strong presence in the digital technology sector, particularly among analytics, SaaS and platform vendors which are driven by a constant need for innovation. Grid Dynamics’ long-lasting expertise in complex open-source technology and in building massively scalable distributed systems, the company-wide culture of agile co-creation as well as a deep understanding of digital commerce have enabled Grid Dynamics to build strong business relationships with the leading players in this sector. For example, Grid Dynamics has been providing software engineering, continuous delivery and deployment automation, machine learning, internal tool development and quality engineering services to one of the largest cloud services provider, becoming one of their key technological services partners.

Delivery Model and Operating Structure

Grid Dynamics believes that the combination of its delivery model optimized for co-innovation and the placement of its technology leaders at clients’ premises creates a key competitive advantage that enables Grid Dynamics to better understand and meet a client’s diverse needs.

The majority of Grid Dynamics’ engineering personnel is located within Grid Dynamics’ engineering centers in the United States and CEE. As of March 31, 2020, Grid Dynamics had 1,357 full-time personnel and delivered services from 11 engineering centers in the following locations:

●	San Ramon, California, United States

●	Plano, Texas, United States

●	Krakow, Poland

●	Wroclaw, Poland

●	Belgrade, Serbia

●	Lviv, Ukraine

●	Kyiv, Ukraine

●	Kharkiv, Ukraine

●	St. Petersburg, Russia

●	Saratov, Russia

Grid Dynamics also places a significant proportion of its IT professionals at client premises and promotes temporary assignments to client location through fellowships. As of March 31, 2020, Grid Dynamics had an engineering presence at client premises across 14 states in the United States.

Quality and Process Management

Grid Dynamics enforces stringent security standards and has maintained a continuous ISO 27001:2013 certification since August 2014. All company locations, departments and teams are within the scope of the deployed information security management system.

Grid Dynamics policies, standards and procedures are reviewed annually during both internal and external certification audits. Grid Dynamics has successfully passed six ISO 27001:2013 audits, as well as over a dozen exhaustive audits from top financial services customers.

Sales and Marketing

Grid Dynamics’ sales and marketing strategy focuses on increasing revenues from new and existing clients through a “land and expand” strategy. Grid Dynamics’ technical leaders play an integral role in identifying, developing and expanding potential business opportunities. This strategy has been effective in nearly doubling the number of Grid Dynamics’ clients during the period between 2017 and 2019.

Grid Dynamics has an “85/10/5” strategy where 85% of projected growth is expected from clients with whom we have worked for over two years, 10% from clients with whom we have worked for one to two years and 5% from clients with whom we have worked for less than a year.

Grid Dynamics focuses its business development efforts in the North American market. Grid Dynamics also maintains a dedicated sales force as well as a marketing team, which coordinates corporate-level branding efforts that range from sponsorship of programming competitions to participation in and hosting of industry conferences and events.

Clients

Grid Dynamics’ client base primarily consists of Fortune 1000 corporations based in North America. Grid Dynamics has a high level of revenue concentration with certain clients. Three of Grid Dynamics’ clients each accounted for 10% or more of Grid Dynamics’ revenue in the three month periods ended March 31, 2020 and 2019. In the years ended December 31, 2018 and 2019, Apple, Kohl’s and Macy’s each accounted for 10% or more of Grid Dynamics’ revenue.

Grid Dynamics typically enters into a master services agreement with its clients, which provides a framework for services that is then supplemented by statements of work, which specify the particulars of each individual engagement.

Competition

Grid Dynamics faces competition from both global IT services providers as well as those based in CEE. Grid Dynamics believes that the principal competitive factors in its business include technical expertise and industry knowledge, culture, reputation and track record for high-quality and on-time delivery of work, effective employee recruiting, training and retention, responsiveness to clients’ business needs and financial stability.

Grid Dynamics faces competition primarily from:

●	emerging mid-cap digital services companies, such as EPAM Systems, Inc., Globant S.A. and Endava plc;

●	large global consulting and outsourcing firms, such as Accenture, Atos Origin, Capgemini, DXC and IBM;

●	India-based technology outsourcing IT services providers, such as Cognizant Technology Solutions, GlobalLogic, HCL Technologies, Infosys Technologies, Mindtree, Sapient, Symphony Technology Group, Tata Consultancy Services and Wipro; and

●	in-house IT departments of Grid Dynamics’ clients and potential clients.

Given Grid Dynamics’ focus on complex digital transformation programs, technical employee base and the development and continuous improvement in new software technology, Grid Dynamics believes that it is well positioned to compete effectively in the future.

Human Capital and Employees

People are critical to the success of Grid Dynamics since attracting and retaining employees is a key factor in Grid Dynamics’ ability to grow revenues and meet the clients’ needs. As of March 31, 2020, Grid Dynamics had 1,357 personnel across five countries.

Recruitment and Retention

Grid Dynamics hires both for skills and cultural fit. The reality of the changing technological landscape demands that the engineering personnel are able to continuously acquire new proficiencies and skills.

Grid Dynamics’ hiring program is driven by demand within current and projected clients. These data are constantly reviewed to ensure proper recruiting and training pipeline. The geographical spread helps Grid Dynamics to shorten the time to identify and recruit top technical talent. Grid Dynamics targets the top 10% of technical talent from top technical universities. Nearly 100% of Grid Dynamics’ engineering personnel have advanced degrees in computer science.

To attract, retain and motivate IT professionals, Grid Dynamics seeks to provide an environment and culture that rewards entrepreneurial initiative and performance. In addition, Grid Dynamics offers a challenging work environment, ongoing skills development initiatives and attractive career advancement and promotion opportunities.

Grid Dynamics believes that it maintains a good working relationship with its employees and has not experienced any labor disputes. Grid Dynamics’ employees have not entered into any collective bargaining agreements.

Training and Development

Grid Dynamics dedicates significant resources to the training and development of its technical leaders. The company believes in the importance of supporting educational initiatives and sponsors employees’ participation in internal and external training and certifications.

Every year Grid Dynamics delivers hundreds of courses in emerging technologies to its engineers using the Grid University online education platform. Employees can also take advantage of educational and certification programs offered by the technology leaders both in open-source as well as in proprietary spaces.

Furthermore, through Grid Dynamics, deep relationships with top local universities, forged over years of collaboration, and specialized recruiting programs, Grid Dynamics can scale the hiring and staffing of new engineering teams to support complex technical programs faster than most others in the industry.

Grid Dynamics also provides ongoing English language training at all of its delivery centers to maintain and enhance the English language skills of its IT professionals.

Management Training Programs

Grid Dynamics offers support, training and mentoring programs to managers through the Grid Dynamics Manager Training School. Various courses help managers build strong teams through positive work environment, group inspiration and individual motivation.

Internships

Grid Dynamics has a long-standing tradition of running internship programs for students and junior engineers. The company opens its doors to young, promising engineers who are ready for a life-changing career of working on complex projects in big data, machine learning, AI and more.

Each intern works with a mentor who helps them adapt, shares knowledge and supports them in developing the necessary skills.

Intellectual Property

Protection of intellectual property rights is paramount to Grid Dynamics and its clients. Grid Dynamics relies on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect its intellectual property. Grid Dynamics requires its employees, independent contractors, vendors and clients to enter into written confidentiality agreements upon the commencement of their relationships with Grid Dynamics. These agreements generally provide that any confidential or proprietary information disclosed or otherwise made available by Grid Dynamics must be kept confidential.

Grid Dynamics customarily enters into non-disclosure agreements with its clients with respect to the use of their software systems and platforms. Grid Dynamics’ clients usually own the intellectual property in the software or systems Grid Dynamics develops for them. Furthermore, Grid Dynamics usually grants a perpetual, worldwide, royalty-free, nonexclusive, transferable and non-revocable license to its clients to use its preexisting intellectual property to the extent necessary in order to use the software or systems Grid Dynamics developed for them.

Grid Dynamics and its clients often use open-source software to improve quality and reduce time-to-market. Grid Dynamics works with the client compliance departments to help determine the impact of open-source licensing on client priorities.

Regulations

Due to the industry and geographic diversity of Grid Dynamics’ operations and services, Grid Dynamics’ operations are subject to a variety of rules and regulations in the United States, Russia, Ukraine and other CEE countries. See “Risk Factors — Risks Related to Government Regulations”.

Legal Proceedings

Although Grid Dynamics may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business, Grid Dynamics is not currently a party to any material legal proceeding. In addition, Grid Dynamics is not aware of any material legal or governmental proceedings against it or contemplated to be brought against it. Future litigation may be necessary, among other things, to defend Grid Dynamics or its customers by determining the scope, enforceability and validity of third-party proprietary rights or to establish Grid Dynamics’ proprietary rights. The results of any litigation cannot be predicted with certainty and, regardless of the outcome, litigation can have an adverse impact on Grid Dynamics because of defense and settlement costs, diversion of management resources and other factors.

Facilities

Grid Dynamics currently provides its services through a network of 11 facilities in five countries. Grid Dynamics’ principal executive offices are located at 5000 Executive Pkwy Suite 520, San Ramon, CA 94583. Grid Dynamics’ engineering centers are located in Plano, Texas, as well as Krakow and Wroclaw, Poland; Belgrade, Serbia; Lviv, Kyiv and Kharkiv, Ukraine; and St. Petersburg and Saratov, Russia (two engineering centers). Grid Dynamics leases all of its facilities both in the United States and CEE, which total approximately 140,000 square feet. Typical duration of a lease for CEE offices is two to three years, while in the United States the leases are longer, typically between three and six years. Grid Dynamics believes that its existing facilities are adequate to support its existing operations and that it has ample opportunities to expand office space in all current locations to sustain expected growth.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names, ages and positions of our executive officers and directors as of March 5, 2020:

Name	Age	Position
Executive Officers
Leonard Livschitz	53	Chief Executive Officer, Director
Anil Doradla	51	Chief Financial Officer
Victoria Livschitz	49	Executive Vice President of Customer Success
Max Martynov	35	Chief Technology Officer
Yury Gryzlov	37	Senior Vice President of Operations
Vadim Kozyrkov	55	Senior Vice President of Engineering
Stan Klimoff	35	Vice President of Corporate Development

Non-Employee Directors
Lloyd Carney(2)(3)	58	Director and Chairman
Eric Benhamou(1)(2)(3)	64	Director
Marina Levinson(1)	61	Director
Michael Southworth(1)	47	Director
Weihang Wang	53	Director
Yueou Wang	45	Director
Shuo Zhang(1)	55	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

EXECUTIVE OFFICERS

Leonard Livschitz has served as a director of Grid Dynamics’ board of directors since 2006 and the Chief Executive Officer of Grid Dynamics since 2014. Prior to joining Grid Dynamics as Chief Executive Officer, Mr. Livschitz co-founded the LED solutions company Luxera, serving as director from 2010 to 2014 and as President and Chief Executive Officer from 2010 to 2014. Prior to that, he served as Vice President of Sales and Marketing for Ledengin. Mr. Livschitz has over 25 years of experience in the high tech industry. He has held executive and management roles in sales, marketing, business development, and R&D with Philips Lumileds Lighting, Ledengin, Visteon Lighting and Ford Motor Company. Mr. Livschitz holds a Masters of Science degree in Systems and Control Engineering from Case Western Reserve University and a Masters of Science in Mechanical Engineering from Kharkov State Polytechnic University, Ukraine. We believe Mr. Livschitz’s extensive experience in and knowledge of the high tech industry, as well as his experience with executive and management roles and responsibilities at Grid Dynamics, provide him with the necessary skills to serve as a member of the board of directors.

Anil Doradla joined Grid Dynamics in December 2019 as Chief Financial Officer. Prior to joining Grid Dynamics, Mr. Doradla most recently served as Chief Financial Officer of Airgain, Inc. (NASDAQ:AIRG), a provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets, from February 2018 until November 2019. Prior to Airgain, Mr. Doradla was an equity research analyst at William Blair covering the technology sector that included ITO and BPO Services from June 2008 through January 2018. Prior to William Blair, Mr. Doradla held a range of senior finance, strategy and technology roles with Caris and Company, Deutsche Bank AG, AT&T Labs, and LCC International.

Victoria Livschitz founded Grid Dynamics in 2006. In 2015, Victoria transitioned to the role of Chief Technology Officer, and in October 2019, she took on her current role as the Executive Vice President of Customer Success. Prior to founding Grid Dynamics, Ms. Livschitz spent 10 years at Sun Microsystems in a variety of technical leadership positions including Principal Architect of SunGrid, the world’s first public cloud; Senior Scientist at Sun Labs; Chief Architect of Financial and Automotive Services; and Chief Architect of General Motors. She started her career as an HPC engineer for Ford Motor Company. Ms. Livschitz received numerous awards for engineering excellence, including Sun Systems Engineer of the Year and Ford Chairman’s Award, and holds several patents.

Max Martynov joined Grid Dynamics in 2008 and has been serving as Chief Technology Officer since October 2019. As Chief Technology Officer, he is responsible for defining and executing Grid Dynamics’ technology strategy, driving innovation through R&D, performing architecture and technology consulting for clients and overseeing technical marketing activities. Over the last decade, Mr. Martynov’s focus evolved from HPC and scalable distributed platforms to Digital Transformation, Cloud, BigData, DevOps, Microservices architecture, and AI.

Yury Gryzlov joined Grid Dynamics in 2007 as the company’s first QA Manager and currently serves as the Senior Vice President of Operations. As Senior Vice President of Operations, he is in charge of all facets of Grid Dynamics’ operations, including budgeting, legal, HR, IT, office management, pricing, and recruiting. Previously, he served as the Vice President of Operations in Europe and was responsible for all aspects of Grid Dynamics’ people strategy, including hiring, developing, and retaining Grid Dynamics personnel offshore. Prior to that, Mr. Gryzlov was the Deputy Director of the Saratov Engineering Center, where he managed all of the daily operations.

Vadim Kozyrkov joined Grid Dynamics in February 2014 and is currently serving as the Senior Vice President of Engineering. Immediately prior to joining Grid Dynamics, he was President of Aculocity LLC from 2005 to 2013. Before Aculocity, he worked for GMSA, based in Port Elizabeth, South Africa, and the GVW Group based in Chicago. Mr. Kozyrkov has over 20 years of technology and program management expertise and his experience spans a broad range of projects, from custom-built applications to large ERP implementations for automotive and aerospace customers in the USA and South Africa.

Stan Klimoff initially joined Grid Dynamics as Director of Engineering in 2007 and has been serving as the Vice President of Corporate Development since 2015. As Vice President of Corporate Development, he is responsible for strategic partnerships, international growth, and M&A. From 2012 to 2015, Mr. Klimoff was Founder and Chief Technology Officer of Tonomi, a developer of a cloud orchestration and application management platform. He also served as Principal Architect of Grid Dynamics from 2009 to 2011 focusing on the technology sector and Vice President of Cloud Services from 2011 to 2013.

NON-EMPLOYEE DIRECTORS

Lloyd Carney, a director since June 14, 2018, has spent more than 25 years in the technology industry. He started at Wellfleet and Nortel Networks in 1997 and in 2002 he rose to become division president. In 2003, he joined Juniper Networks as Chief Operating Officer where he oversaw the engineering, product management and manufacturing divisions. Thereafter, in 2004, he was named Chief Executive Officer of Micromuse, an enterprise and telecom network management company. Mr. Carney led the sale of Micromuse to IBM for $865 million, staying at IBM for a year after the sale to ensure a smooth transition. In 2008, he became the Chief Executive Officer of Xsigo Systems, a provider of network visualization systems, which was sold to Oracle Corporation in 2012. Mr. Carney then accepted the role of Chief Executive Officer and director of Brocade Communications Systems, Inc., a networking solutions company, in early 2013. His tenure culminated in the sale of Brocade to Broadcom Ltd. for $5.5 billion in late 2017. Mr. Carney is currently a member of the board and chairs the audit committee of Visa, a leading credit card company, is currently chairman of Nuance Communications, a leading conversational AI solution provider, and is a member of the board of Vertex Pharmaceuticals, a biotechnology company. From 2005 to 2014, he was a member of the board of Cypress Semiconductor Corporation, where he served on the audit and compensation committees. He was also a member of the board of Technicolor (SA), a technology company in the media and entertainment sector from 2010 until 2015, where he chaired its technology committee. In addition, since 2007 he has served as Chief Executive Officer of Carney Global Ventures, LLC, a global investment vehicle. Mr. Carney holds a B.S. degree in Electrical Engineering Technology from Wentworth Institute of Technology, as well as a M.S. degree in Applied Business Management from Lesley College. We believe Mr. Carney is qualified to serve on our board of directors due to his extensive operational and management experience in the technology industry as well as the broad scope of experience he brings to bear.

Eric Benhamou, a director since inception, co-founded Bridge Communications, a specialist in computer network technologies in 1981. Bridge Communications later merged with 3Com Corporation, a networking equipment vendor, in 1987. Thereafter, he became Chief Executive Officer of 3Com, serving there from 1990 to 2000, and as chairman until 2010. As 3Com’s Chief Executive Officer, he led the company in acquiring US Robotics, the owner of Palm, Inc. the maker of the groundbreaking Palm Pilot. Palm, Inc. was thereafter spun off in 2000, and Mr. Benhamou served as its Chief Executive Officer until 2003. In 2003, Mr. Benhamou founded Benhamou Global Ventures (“BGV”), a venture capital firm focused on technology companies, specializing in cloud software, artificial intelligence cyber security, and mobile applications. Mr. Benhamou has been a member of the board of directors of Silicon Valley Bank since 2004. He has been a member of the board of directors of Finjan Holdings, a cybersecurity firm, since 2013. He served on the board of Cypress Semiconductor as chairman for over a decade, until 2017. He also serves on the board of several privately held technology companies, including Ayehu, an IT automation and orchestration platform, Totango, a provider of customer success software, Virtual Instruments, an IT infrastructure performance management platform, and 6dbytes, a food robotics company. He holds an M.S. from Stanford University’s School of Engineering and a Diplôme d’Ingénieur and a Doctorate from Ecole Nationale Supérieure d’Arts et Métiers, Paris. Mr. Benhamou taught entrepreneurship in various business schools around the world for over 10 years, principally at INSEAD, Stanford University and IDC’s Herzliya’s Arison School of Business, where he was a visiting professor. He also served on the Advisory Board of Stanford’s school of Engineering and the Board of Governors of Ben Gurion University of the Negev in Israel. We believe Mr. Benhamou is qualified to serve on our board of directors due to his extensive operational and management experience in the technology industry as well as his public company governance experience and his venture capital background.

Marina Levinson is the founder and CEO of CIO Advisory Group LLC, which was founded in September 2011 and provides technology advice to venture capital and private equity firms and their portfolio companies. Since April 2014, she has also been a partner at venture capital firm BGV. Ms. Levinson is a member of the board of directors of Personal Capital. Previously, she was on the board of Ellie Mae where she was the chair of the technology and cybersecurity committee and a member of the compensation committee from August 2014 until April 2019 when Ellie Mae was acquired by Thoma Bravo. She was also on the board of Carbonite where she was the chair of the nominating and corporate governance committee and a member of the information security risk committee from May 2017 until January 2020 when Carbonite was acquired by OpenText. From 2005 to 2011, Ms. Levinson served as senior vice president and chief information officer for NetApp, Inc. From 1999 to 2005, she served as vice president and chief information officer of Palm, Inc., having earlier served as senior director of global integration at 3Com. Ms. Levinson holds a B.S. in Computer Science from St. Petersburg Institute of Precision Mechanics and Optics. We believe Ms. Levinson is qualified to serve on our board of directors due to her extensive operational and management experience in the technology industry as well as her public company governance experience.

Leonard Livschitz has served as a director of Grid Dynamics’ board of directors since 2006 and the Chief Executive Officer of Grid Dynamics since 2014. Prior to joining Grid Dynamics as Chief Executive Officer, Mr. Livschitz co-founded the LED solutions company Luxera, serving as director from 2010 to 2014 and as President and Chief Executive Officer from 2010 to 2014. Prior to that, he served as Vice President of Sales and Marketing for Ledengin. Mr. Livschitz has over 25 years of experience in the high tech industry. He has held executive and management roles in sales, marketing, business development, and R&D with Philips Lumileds Lighting, Ledengin, Visteon Lighting and Ford Motor Company. Mr. Livschitz holds a Masters of Science degree in Systems and Control Engineering from Case Western Reserve University and a Masters of Science in Mechanical Engineering from Kharkov State Polytechnic University, Ukraine. We believe Mr. Livschitz’s extensive experience in and knowledge of the high tech industry, as well as his experience with executive and management roles and responsibilities at Grid Dynamics, provide him with the necessary skills to serve as a member of the board of directors.

Michael Southworth has served as the General Manager of the Intelligent Self-Service business at Verint Systems, Inc., a leading provider of customer engagement solutions, since February 2016. From June 2014 to February 2016, Mr. Southworth was Chief Executive Officer of Contact Solutions, a company acquired by Verint in February 2016 and led Contact Solution’s business transformation, including strategy planning, risk mitigation, executive recruitment and change management. For over two decades, Mr. Southworth has directed companies from the start-up phase through major periods of growth, leading numerous equity and debt financings and over $5.0 billion in mergers and acquisitions. Prior to Contact Solutions, Mr. Southworth was Senior Vice President of Global Wireless Solutions at Corning. In addition, he held senior financial roles at a number of technology companies including MobileAccess Networks, Telemus Solutions, Lucent Technologies, Chromatis Networks, and the X-Stream Network. Mr. Southworth began his career in the Silicon Valley office of PriceWaterhouse Coopers where he managed IPOs and advised clients on tax and accounting matters. Mr. Southworth holds a Bachelor of Science from the University of California at Berkeley. He is a Certified Public Accountant in the State of California and currently serves on the Board of Directors of Finjan Holding, Inc. and Quality of Life Plus. We believe Mr. Southworth is qualified to serve on our board of directors due to his extensive operational and management experience with multinational technology growth companies and expertise in equity and debt financing.

Weihang Wang has served as a non-employee director of Grid Dynamics’ board of directors since 2017. Mr. Wang Weihang has been a Director of ASL, the current parent company of Grid Dynamics, since 2009 and was re-designated from a Non-Executive Director to an Executive Director in May 2014. Mr. Wang has also served as the chairman and a director of Teamsun, ASL’s ultimate holding company listed on the Shanghai Stock Exchange, since 2014, and currently is also the sole director of Hong Kong Teamsun, a holding company of Grid Dynamics’. Hong Kong Teamsun is a wholly-owned subsidiary of Teamsun. Mr. Wang previously also served as the chief executive officer of Teamsun from 2014 to July 2019. Prior to his re-designation as the chairman and chief executive officer of Teamsun in 2014, Mr. Wang was the general manager of Teamsun, and the vice-chairman and general manager of Teamsun’s first board of directors. Mr. Wang holds an Executive Master’s Degree in Business Administration from Tsinghua University in the PRC and a Master’s Degree in Semi-Conductor Materials and Microelectronic Technology from the Information and Electronic Engineering Department of Zhejiang University in the PRC. Mr. Wang was awarded as China Software Industry Outstanding Entrepreneur Laureate and China Software Industry Prestige Award Laureate by China Software Industry Association in 2009. He was also awarded the “Innovation Outstanding Personality of Chinese Brand Award” in 2011. We believe Mr. Wang’s leadership roles in the IT industry and background in technology and engineering enable Mr. Wang to provide valuable insight to the board of directors regarding business strategy and industry trends.

Yueou Wang has served as a non-employee director of Grid Dynamics’ board of directors since 2017. Mr. Wang has served as Chief Executive Officer and Executive Director of ASL, the current parent company of Grid Dynamics, since September 2016 and September 2015, respectively. Mr. Wang joined ASL in 2011 as Financial Controller, Chief Financial Officer and Joint Company Secretary. Mr. Wang is currently a director of certain ASL subsidiaries and an associate of ASL (i.e., the directorship of i-Sprint), and a supervisor of Victorysoft Technology Ltd, the joint venture company of the Company in the PRC. He has been appointed as a director of Teamsun since December 2017 and is currently the Chief Financial Officer and a director of Carnation Software Ltd., a subsidiary of Teamsun. Previously, Mr. Wang was the Chief Financial Officer and a board secretary of Guangzhou Headway Technology Co., Ltd., and a regional finance manager (China) of Wistron Information Technology & Services Corporation. Mr. Wang holds a Bachelor’s degree in International Accounting from Jinan University, a Master’s degree in Business Administration from University of Wales, United Kingdom and an Executive Master’s degree in Business Administration from Research Institute of Tsinghua University. We believe Mr. Wang’s financial management expertise, including his expertise in the IT industry, provides him with the necessary skills to serve as a member of the board of directors and enables him to contribute valuable insight regarding financial and strategic business issues.

Shuo Zhang has served as a non-employee director of Grid Dynamics’ board of directors since 2017. Ms. Zhang currently serves on the boards of directors at several public and private companies, including S.O.I.TEC Silicon on Insulator Technologies SA, Telink Semiconductor and PDF Solutions. She is also actively involved with private venture capital firms in the Silicon Valley and currently serves a China Advisory Partner for BGV. From December 2007 to September 2015, Ms. Zhang served in various senior management capacities at Cypress Semiconductor, including corporate development, general management and worldwide mobile sales. Prior to Cypress, Ms. Zhang served in many different product, marketing and sales management roles in Silicon Light Machines, Agilent Technologies, Altera Corporation, and LSI Corporation. Ms. Zhang holds a Bachelor’s Degree in electrical engineering from Zhejiang University and a Master of Science in material science and mechanics from Penn State University. We believe Ms. Zhang is qualified to serve on our board of directors due to her experience in general management, marketing, sales and strategic business development.

Corporate Governance Guidelines and Code of Business Conduct

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable to it in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted on the Corporate Governance portion of the investor relations page of our website at www.griddynamics.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Board Composition

Our business affairs are managed under the direction of our board of directors. Our board of directors consists of eight members, a majority of whom qualify as independent within the meaning of the independent director guidelines of NASDAQ. Leonard Livschitz, Weihang Wang, and Yueou Wang are not considered independent.

Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

●	the Class I directors will be Leonard Livschitz, Shuo Zhang and Marina Levinson and their terms will expire at the annual meeting of stockholders to be held in 2020;

●	the Class II directors will be Lloyd Carney, Yueou Wang and Michael Southworth and their terms will expire at the annual meeting of stockholders to be held in 2021; and

●	the Class III directors will be Eric Benhamou and Weihang Wang and their terms will expire at the annual meeting of stockholders to be held in 2022.

Our certificate of incorporation and bylaws provide that the number of directors shall consist of one or more members, and may be increased or decreased from time to time by a resolution of our board of directors. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Each of our executive officers serve at the discretion of our board of directors and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Our common stock is listed on NASDAQ. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of NASDAQ. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NASDAQ.

In order to be considered independent for purposes of Rule 10A-3 and under the rules of NASDAQ, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of NASDAQ, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

We have undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, we determined that each of Eric Benhamou, Lloyd Carney, Marina Levinson, Michael Southworth, and Shuo Zhang will be considered “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ.

Board Leadership Structure

We believe that the structure of our board of directors and its committees provide us strong overall management. The Chairman of our board of directors and our Chief Executive Officer roles are separate. Mr. Livschitz serves as our Chief Executive Officer and Mr. Carney serves as Chairman of our board of directors. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of its business affairs. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Livschitz brings company-specific experience and expertise. As our Chief Executive Officer, Mr. Livschitz is best positioned to identify strategic priorities, lead critical discussion and execute our business plans.

Committees of our Board of Directors

Our board of directors has an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Eric Benhamou. Marina Levinson, Michael Southworth, and Shuo Zhang each of whom is a non-employee member of our board of directors, comprise our audit committee. Mr. Southworth is the Chairperson of our audit committee. We have determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of NASDAQ. We have also determined that Mses. Levinson and Zhang each qualify as an “audit committee financial expert” as defined in the SEC rules and satisfy the financial sophistication requirements of NASDAQ. Our audit committee is responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year-end financial statements;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing our policies on and oversees risk assessment and risk management, including enterprise risk management;

●	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

●	reviewing related person transactions; and

●	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our board of directors has adopted a written charter for the audit committee that satisfies the applicable rules and regulations of the SEC and the listing standards of NASDAQ, and which is available on the Corporate Governance portion of the investor relations page of our website at www.griddynamics.com.

Compensation Committee

Messrs. Benhamou and Carney, each of whom is a non-employee member of our board of directors, comprise our compensation committee. Mr. Benhamou is the Chairperson of our compensation committee. We have determined that each of the members of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC and rules of NASDAQ. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

●	reviewing, approving and determining the compensation of our executive officers and key employees;

●	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the board of directors or any committee thereof;

●	administering our equity compensation plans;

●	reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans; and

●	establishing and reviewing general policies relating to compensation and benefits of our employees.

Our board of directors has adopted a written charter for the compensation committee that satisfies the applicable rules and regulations of the SEC and the listing standards of NASDAQ, and which is available on the Corporate Governance portion of the investor relations page of our website at www.griddynamics.com.

Nominating and Corporate Governance Committee

Messrs. Benhamou and Carney, each of whom is a non-employee member of our board of directors, comprise our nominating and corporate governance committee. Mr. Carney is the Chairperson of our nominating and corporate governance committee. We have determined that each of the members of our nominating and corporate governance committee meets the requirements for independence under the applicable rules and regulations of the SEC and rules of NASDAQ. Our nominating and corporate governance committee is responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

●	evaluating the performance of our board of directors and of individual directors;

●	considering, and making recommendations to our board of directors regarding, the composition of our board of directors and its committees;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of our corporate governance practices and reporting; and

●	developing, and making recommendations to our board of directors regarding, corporate governance guidelines and matters.

Our board of directors has adopted a written charter for the nominating and corporate governance committee that satisfies the applicable rules and regulations of the SEC and the listing standards of NASDAQ, and which is available on the Corporate Governance portion of the investor relations page of our website at www.griddynamics.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of Grid Dynamics. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or board of directors.

Non-Employee Director Compensation

Our board of directors has adopted an Outside Director Compensation Policy (the “Policy”), pursuant to which, (i) each outside director will be paid an annual cash retainer of $40,000, an initial grant of restricted stock units with a grant date fair market value of $75,000, and an annual grant of restricted stock units with a grant date fair market value of $75,000, (ii) the non-executive chairperson of the board will be paid an additional annual cash fee of $20,000 and granted an additional grant of restricted stock units with a grant date fair market value of $20,000, (iii) the lead outside director will be paid an additional annual cash fee of $20,000 and granted an additional grant of restricted stock units with a grant date fair market value of $20,000, (iv) the chair of the audit, compensation and nominating and corporate governance committees will be paid an additional annual cash fee of $20,000, $15,000 and $15,000, respectively, and (v) members of the audit, compensation and nominating and corporate governance committees that are not serving as the chair of such committee, will be paid of an additional annual cash fee of $15,000, $10,000 and $10,000, respectively. Notwithstanding the foregoing, no outside director may be paid, issued or granted, in any fiscal year of the company, cash compensation and equity awards with an aggregate value greater than $600,000.

GDI did not provide compensation to its non-employee directors during the year ended December 31, 2019.

Recent Developments

Effective April 1, 2020, each outside director elected to forgo all individual cash retainer payments for Board service for the Company’s second fiscal quarter of 2020 that he or she would otherwise receive pursuant to the Policy. In lieu of such payments, and subject to Board approval and the terms of the Policy, the directors will instead receive the value of such payments in fully vested stock issued in arrears at the end of the second fiscal quarter of 2020.

EXECUTIVE COMPENSATION

Grid Dynamics International, Inc.

All historical information presented in this section is information relating to Grid Dynamics International, Inc. In addition, all references to “Grid Dynamics” are to Grid Dynamics International, Inc. unless otherwise stated.

Grid Dynamics’ named executive officers (“NEOs”), which consist of the principal executive officer and the next two most highly compensated executive officers, for 2019 and 2018 are Leonard Livschitz, Chief Executive Officer, Victoria Livschitz, Executive Vice President of Customer Success, and Yury Gryzlov, Senior Vice President of Operations.

Grid Dynamics’ compensation policies and philosophies are designed to align compensation with business objectives, while also enabling Grid Dynamics to attract, motivate and retain individuals who contribute to Grid Dynamics’ long-term success. The compensation of Grid Dynamics’ NEOs has consisted of a base salary and cash bonus, retirement, health and welfare benefits, and stock option awards.

Summary Compensation Table

The following table presents summary information regarding the total compensation for the years ended December 31, 2019 and 2018 for the NEOs of Grid Dynamics:

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Leonard Livschitz,	2019	516,667	495,423	330,616	589,687	1,932,393
Chief Executive Officer	2018	400,000	333,417	2,921,991	796,328	4,451,736

Victoria Livschitz,	2019	333,000	219,824	106,687	532,105	1,191,616
Executive Vice President of Customer Success	2018	333,000	264,403	935,037	738,254	2,270,694

Yury Gryzlov,	2019	220,000	78,979	52,895	192,418	544,292
Senior Vice President of Operations	2018	208,333	91,654	467,519	268,200	1,035,706

(1)	The amounts included in this column reflect payments earned in 2019 and 2018 under the Corporate Bonus Plan. Amounts disclosed for 2019 reflect actual payments other than the fourth quarter, which are not included as amounts have not yet been determined. Actual payments for the 2019 fourth quarter will be determined in early 2020.
(2)	The amounts included in this column reflect the aggregate grant date fair value of stock options granted during 2019 and 2018 computed in accordance with the provisions of Accounting Standards Codification (ASC) 718. The assumptions used to calculate these amounts are discussed in notes to Grid Dynamics’ audited consolidated financial statements for the year ended December 31, 2018 included in this proxy statement. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)	The amounts included in this column reflect the value of Retention Plan payments, the dollar value of Company-provided supplemental term life insurance coverage for Ms. Livschitz, ArmadaCare supplemental executive medical premiums provided to each NEO and option cancellation payments related to the 2017 ASL acquisition of Grid Dynamics. The amounts disclosed include (i) Retention Plan payments in both 2019 and 2018 of $360,000 for Mr. Livschitz, $300,000 for Ms. Livschitz and $95,000 for Mr. Gryzlov; (ii) ASL option cancellation payments for 2019 of $224,407 for Mr. Livschitz, $224,408 for Ms. Livschitz and $89,078 for Mr. Gryzlov; (iii) ASL option cancellation payments for 2018 of $436,328 for Mr. Livschitz, $436,329 for Ms. Livschitz and $173,200 for Mr. Gryzlov, and (iv) ArmadaCare premiums for 2019 of $5,280 for Mr. Livschitz, $6,072 for Ms. Livschitz and $8,340 for Mr. Gryzlov.

Salaries and Incentive Bonuses

Each of Grid Dynamics’ NEOs receives a base salary to compensate them for services rendered to Grid Dynamics. The base salary is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, position and responsibilities.

Each of Grid Dynamics’ NEOs is also eligible to receive payments under the Company’s Corporate Bonus Plan, which provides that eligible participants, including the NEOs, earn quarterly bonuses based on achievement of financial performance objectives of Grid Dynamics. Performance targets are set established based on a combination of goals, which generally include revenue and EBITDA targets. Bonus amounts earned are paid following the end of each calendar quarter based on targeted quarterly and annual amounts for each NEO as set forth in their employment agreements.

Retention Plan

Each of Grid Dynamics’ NEOs participates in the Grid Dynamics retention plan (the “Retention Plan”) which provides cash retention payments in equal semi-annual amounts payable on each of the eight consecutive six-month anniversaries of April 1, 2017. During the first half of the payout period, each NEO was entitled to receive retention payments as long as he or she remained an employee or consultant in good standing on the respective six-month anniversary date. During the second half of the payout period, each NEO is entitled to receive retention payments as long as (i) he or she remains an employee or consultant in good standing on the respective six-month anniversary date; and (ii) for the six-month period then-ended, Grid Dynamics’ profit before tax equals or exceeds 110% of the profit before tax during the corresponding six-month period of the immediately preceding year. Annual maximum retention payments for the Leonard Livschitz, Victoria Livschitz, and Yury Gryzlov under this plan are $360,000, $300,000, and $95,000, respectively. In connection with the Business Combination, all outstanding retention bonus obligations under the Retention Plan will be accelerated and paid in full to Grid Dynamics personnel immediately prior to the closing of the Business Combination.

Change in Control Option Acceleration

Each of Grid Dynamics’ NEOs holds options granted under the 2018 Stock Plan that include provisions in the award agreements for single-trigger vesting acceleration upon the occurrence of a change in control. Details regarding these options are set forth in the table below entitled “Outstanding Equity Awards at 2019 Fiscal Year End.”

Employment Agreements

Leonard Livschitz.    Grid Dynamics entered into an at-will employment agreement with Leonard Livschitz dated March 31, 2017, as amended. The agreement provides for an annual salary of $600,000 and additional incentive based bonus target of $600,000 annually or $150,000 quarterly. Under Mr. Livschitz’s employment agreement, if Grid Dynamics terminates Mr. Livschitz’s employment without “cause” (excluding death or “disability”) or he resigns for “good reason” (as such terms are defined therein), in either case, on or before the fourth (4th) anniversary of the effective date of the employment agreement, then Mr. Livschitz will be eligible to receive the following severance benefits (less applicable tax withholdings): (i) continued payments of his then current base salary over a period of twelve (12) months; (ii) the cost for Mr. Livschitz to purchase COBRA benefits for twelve (12) months; and (iii) the amounts payable under the Retention Plan if Mr. Livschitz had continued employment for an additional period of one year. To receive any applicable severance benefits upon a qualifying termination, Mr. Livschitz must sign and not revoke a separation and release of claims in Grid Dynamics’ favor within the timeframe set forth in his employment agreement.

If any severance or other benefits provided for in Mr. Livschitz’s employment agreement or otherwise payable to him constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, Mr. Livschitz would be entitled to receive either full payment of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Livschitz.

Victoria Livschitz.    Grid Dynamics entered into an at-will employment agreement with Victoria Livschitz dated March 31, 2017, as amended. The agreement provides for an annual salary of $333,000 and additional incentive based bonus target of $167,000 annually or $41,750 quarterly. Under Ms. Livschitz’s employment agreement, if Grid Dynamics terminates Ms. Livschitz’s employment without “cause” (excluding death or “disability”) or she resigns for “good reason” (as such terms are defined therein), in either case, on or before the fourth (4th) anniversary of the effective date of the employment agreement, then Ms. Livschitz will be eligible to receive the following severance benefits (less applicable tax withholdings): (i) continued payments of her then current base salary over a period of twelve (12) months; (ii) the cost for Ms. Livschitz to purchase COBRA benefits for twelve (12) months; and (iii) the amounts payable under the Retention Plan if Ms. Livschitz had continued employment for an additional period of one year. To receive any applicable severance benefits upon a qualifying termination, Ms. Livschitz must sign and not revoke a separation and release of claims in Grid Dynamics’ favor within the timeframe set forth in her employment agreement.

If any severance or other benefits provided for in Ms. Livschitz’s employment agreement or otherwise payable to her constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, Ms. Livschitz would be entitled to receive either full payment of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Ms. Livschitz.

Yury Gryzlov. Grid Dynamics entered into an at-will employment agreement with Yury Gryzlov dated March 31, 2017, as amended. The agreement provides for an annual salary of $220,000 and additional incentive based bonus target of $60,000 annually or $15,000 quarterly. Under Mr. Gryzlov’s employment agreement, if Grid Dynamics terminates Mr. Gryzlov’s employment without “cause” (excluding death or “disability”) or he resigns for “good reason” (as such terms are defined therein), in either case, on or before the fourth (4th) anniversary of the effective date of the employment agreement, then Mr. Gryzlov will be eligible to receive the following severance benefits (less applicable tax withholdings): (i) continued payments of his then current base salary over a period of three (3) months; (ii) the cost for Mr. Gryzlov to purchase COBRA benefits for three (3) months; and (iii) the amounts payable under the Retention Plan if Mr. Gryzlov had continued employment for an additional period of one year. To receive any applicable severance benefits upon a qualifying termination, Mr. Gryzlov must sign and not revoke a separation and release of claims in Grid Dynamics’ favor within the timeframe set forth in his employment agreement.

If any severance or other benefits provided for in Mr. Gryzlov’s employment agreement or otherwise payable to him constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, Mr. Gryzlov would be entitled to receive either full payment of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Gryzlov.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table summarizes information concerning the outstanding equity awards, including unexercised options, as of December 31, 2019, for each of Grid Dynamics’ NEOs:

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) – Exercisable		Option Exercise Price	Option Expiration Date
Leonard Livschitz	November 12, 2018	937,500	(1)	$7.54	November 11, 2028
	May 22, 2019	68,911	(2)	$7.55	May 21, 2029
	May 22, 2019	172,657	(3)	$7.55	May 21, 2029
Victoria Livschitz	November 12, 2018	150,000	(1)	$7.54	November 11, 2028
	May 22, 2019	11,026	(2)	$7.55	May 21, 2029
	May 22, 2019	55,250	(3)	$7.55	May 21, 2029
Yury Gryzlov	November 12, 2018	150,000	(1)	$7.54	November 11, 2028
	May 22, 2019	11,025	(2)	$7.55	May 21, 2029
	May 22, 2019	27,625	(3)	$7.55	May 21, 2029

(1)	The option provides that twenty-five percent (25%) of the shares subject to the option will vest on the grant date, and twenty-five percent (25%) of the shares subject to the option vest on each of January 1, 2019, January 1, 2020, and January 1, 2021, provided the participant’s service has not terminated prior to each such date. Notwithstanding the vesting schedule, the option is immediately exercisable in full as of the date of grant, with the underlying shares subject to a right of repurchase in favor of Grid Dynamics that lapses in accordance with the option vesting schedule. All unvested shares subject to the option vest in full immediately prior to a change in control.
(2)	The option provides that fifty percent (50%) of the shares subject to the option will vest on the grant date, and twenty-five percent (25%) of the shares subject to the option vest on each of January 1, 2020 and January 1, 2021, provided the participant’s service has not terminated prior to each such date. Notwithstanding the vesting schedule, the option is immediately exercisable in full as of the date of grant, with the underlying shares subject to a right of repurchase in favor of Grid Dynamics that lapses in accordance with the option vesting schedule. All unvested shares subject to the option vest in full immediately prior to a change in control.
(3)	The option provides that seventy-five percent (75%) of the shares subject to the option will vest on the Initial Vesting Date (as defined below), and twenty-five percent (25%) of the shares subject to the option vest on January 1, 2021, provided the participant’s service has not terminated prior to each such date. Initial Vesting Date means the closing date of a merger or consolidation by a special purpose acquisition company (ChaSerg or its wholly-owned subsidiary) and Grid Dynamics and ASL.

Notwithstanding the vesting schedule, the option is immediately exercisable in full as of the date of grant, with the underlying shares subject to a right of repurchase in favor of Grid Dynamics that lapses in accordance with the option vesting schedule. All unvested shares subject to the option vest in full immediately prior to a change in control.

Employee Benefit Plans and Stock Plans

2018 Stock Plan

In 2018, the Grid Dynamics board of directors adopted, and the Grid Dynamics stockholders approved, the 2018 Stock Plan (the “2018 Plan”). The 2018 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees of Grid Dynamics or any parent or subsidiary corporation and for the grant of nonstatutory stock options to employees, directors and consultants of Grid Dynamics or any parent or subsidiary corporation.

Authorized Shares. The 2018 Plan was terminated in connection with the consummation of the Business Combination, and accordingly, no further shares are available for issuance under the 2018 Plan. The 2018 Plan will continue to govern outstanding awards granted thereunder. As of January 2, 2020, options to purchase 2,746,904 shares of Grid Dynamics common stock remained outstanding under the 2018 Plan.

Plan Administration. Grid Dynamics’ board of directors or one or more committees appointed by the Grid Dynamics board of directors administers the 2018 Plan (the “administrator”). Subject to the provisions of the 2018 Plan, the administrator shall have the full and final power and authority to administer the 2018 Plan and make all determinations necessary for administering the 2018 Plan, including the persons to whom, and the time or times at which, awards shall be granted and the number of shares of stock to be subject to each award, to designate options as incentive stock options or nonstatutory stock options, to determine the fair market value of shares of stock, to amend awards, including reducing the exercise price of options and to prescribe, amend or rescind rules, guidelines and policies relating to the 2018 Plan. The administrator’s determinations are final and binding upon all persons having an interest in the 2018 Plan or an award granted thereunder.

Options. Stock options may be granted under the 2018 Plan. The exercise price of options granted under the 2018 Plan must at least be equal to the fair market value of Grid Dynamics’ common shares on the date of grant. The term of an option may not exceed ten (10) years, except that with respect to incentive stock options, any participant who owns more than 10% of the voting power of all classes of Grid Dynamics’ outstanding stock, the term must not exceed five (5) years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. If an individual’s service terminates due to death, disability or without cause, the option will remain exercisable at any time prior to the expiration of the option expiration date or such other period of time as is set forth in the applicable option agreement. In case of termination for cause, the option will terminate and cease to be exercisable immediately upon such termination.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2018 Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in Grid Dynamics’ capitalization, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the 2018 Plan and to any outstanding awards, in the incentive stock option share limit set forth in the 2018 Plan, and in the exercise or purchase price per share of any outstanding awards in order to prevent dilution or enlargement of participants’ rights under the 2018 Plan

Merger or Change in Control. The 2018 Plan provides that in the event of a change in control, as defined under the 2018 Plan, the administrator may provide for the acceleration of the exercisability and vesting in connection with such change in control of any or all outstanding awards and shares acquired upon the exercise thereof upon such conditions as the administrator shall determine. In a change in control, the surviving or acquiring entity may, without the consent of any participant, either assume or continue the Grid Dynamics’ rights and obligations under each award or portion thereof outstanding immediately prior to the change in control or substitute for each or any such outstanding award or portion thereof a substantially equivalent award. In addition, the 2018 Plan permits the administrator, in its sole discretion and without the consent of any participant, to cancel each or any award outstanding immediately prior to the change in control in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the administrator) an amount in cash equal to the fair market value of the consideration to be paid per share of stock in the change in control over the exercise price per share under such award.

Amendment; Termination. The Grid Dynamics board of directors has the authority to amend, suspend or terminate the 2018 Plan, provided no amendment, suspension or termination of the 2018 Plan may adversely affect any then outstanding awards without the consent of the participant. As noted above, upon the Closing, the 2018 Plan terminated and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

2020 Equity Incentive Plan

On March 4, 2020, the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) became effective. The 2020 Plan was approved by the Company’s stockholders at the special meeting held on March 4, 2020 to approve the Business Combination (the “Special Meeting”). The purpose of the 2020 Plan is to provide incentives that will attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants who perform services to the Company or any parent or subsidiary, and to promote the success of the Company’s business. The 2020 Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents and other stock-based awards and other substitute awards, annual incentive awards and performance awards.

Authorized Shares

A total of 16,300,000 shares of Company common stock are reserved for issuance pursuant to the 2020 Plan. Currently, no awards have been granted under the 2020 Plan.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2020 Plan (unless the 2020 Plan has terminated). With respect to stock appreciation rights, the net shares issued will cease to be available under the 2020 Plan and all remaining shares will remain available for future grant or sale under the 2020 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2020 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2020 Plan.

Adjustments to Shares.

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities or other property, but excluding ordinary dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company or other change in the corporate structure affecting the Company’s common stock occurs, the administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2020 Plan, will adjust the number and class of shares that may be delivered under the 2020 Plan, and/or the number, class and price of shares covered by outstanding awards, and the numerical share limitations in the 2020 Plan.

Administration.

Our board of directors or one or more committees appointed by our board of directors will administer the 2020 Plan (referred to as the “administrator”). If the administrator determines it is desirable to qualify transactions under the 2020 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2020 Plan, the administrator has the power to administer the 2020 Plan, including but not limited to, the power to interpret the terms of the 2020 Plan and awards granted under it, to prescribe, amend and rescind rules relating to the 2020 Plan, including creating sub-plans, and to determine the terms of the awards, including the exercise price, the number of shares of common stock subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce or increase their exercise prices, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash.

Eligibility.

Awards may be granted to employees, directors and consultants of the Company and employees and consultants of any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company.

Stock Options.

Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the 2020 Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the 2020 Plan, provided that the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of an incentive stock option may not exceed ten (10) years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term must not exceed five (5) years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, cashless exercise, net exercise and other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve (12) months. In all other cases, the option generally will remain exercisable for three (3) months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2020 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights.

Stock appreciation rights may be granted under the 2020 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten (10) years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement.  Generally, the terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights, however, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2020 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the Company’s common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock Awards.

Restricted stock may be granted under the 2020 Plan. Restricted stock awards are grants of shares of the Company’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2020 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to Company’s right of repurchase or forfeiture.

Restricted Stock Units.

Restricted stock units may be granted under the 2020 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of the Company’s common stock. Subject to the provisions of the 2020 Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Performance Units and Performance Shares.

Performance units and performance shares may be granted under the 2020 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of the Company’s common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares of the Company’s common stock or in some combination thereof.

Transferability of Awards.

Unless the administrator provides otherwise, the 2020 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Outside Director Limitations.

The 2020 Plan provides that no outside director may be paid, issued or granted, in any fiscal year of the Company, cash compensation or equity awards (including awards under the 2020 Plan) with an aggregate value greater than $600,000.

Dissolution or Liquidation.

In the event of the Company’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction, and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control.

The 2020 Plan provides that in the event of a merger or change in control, as defined under the 2020 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, (i) that outstanding awards will be assumed or an equivalent option or right substituted by the successor corporation or its parent, (ii) upon notice to holders outstanding awards will terminate upon or prior to such merger or change in control, (iii) outstanding awards will vest and become exercisable in whole or in part, (iv) outstanding awards will terminate in exchange for a payment in cash or property equal to the amount, if any, that would have been attained upon the exercise of the award or realization of the holder’s rights in the merger or change in control, (v) the replacement of awards with other rights or property selected by the administrator, or (vi) any combination of the foregoing. In the event a successor corporation does not assume or substitute for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, and all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels. In addition, if an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will become fully exercisable for a specified period prior to the transaction and terminate upon the expiration such period. Upon a change in control, awards granted to an outside director will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Clawback.

The 2020 Plan provides that the administrator may specify in an award agreement that the holder’s rights, payments and/or benefits with respect to such award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events in addition to the applicable vesting, performance or other conditions and restrictions of such award. Awards granted under the 2020 Plan will be subject to the Company’s clawback policy as may be established or amended from time to time.

Amendment; Termination.

The administrator has the authority to amend, alter, suspend, or terminate the 2020 Plan provided such action does not impair the existing rights of any participant. The 2020 Plan automatically will terminate on the tenth anniversary of the date it was adopted by our board of directors, unless it is terminated sooner.

Retirement Benefits

Grid Dynamics maintains a tax-qualified defined contribution plan that meets the requirements of Section 401(k) of the Code, commonly called a 401(k) plan, for substantially all of its employees. The 401(k) plan is available on the same basis to all employees, including the Grid Dynamics’ NEOs. Each participant in the 401(k) plan can elect to make pre-tax deferrals, subject to limitations under the Code and Employee Retirement Income Security Act.

Post- Business Combination Employment Agreements

Grid Dynamics entered into employment agreements with certain officers of Grid Dynamics (including its current NEOs), which became effective as of the consummation of the Business Combination and were assumed by the Company (as amended, the “Post-Combination Employment Agreements”).

Each Post-Combination Employment Agreement generally provides, with respect to each officer, the following terms: (i) at-will employment, (ii) the annual base salary, (iii) eligibility to receive annual incentive bonuses at the Company’s discretion and related targeted payment, (iv) initial grant of equity awards by the Company and eligibility to be granted future equity awards by the Company in the discretion of its board of directors, (v) an initial term for the agreement of four years with successive one-year renewal terms unless either party provides timely notice of non-renewal, (vi) severance payments upon a termination without cause (excluding death or disability) or resignation for “good reason” (as defined in the agreement) and (vii) eligibility for enhanced “double-trigger” severance upon such terminations that occur within the three month period prior to or the 12 month period following a “change in control” (as defined in the agreement). Severance payments (including due to a double-trigger termination in connection with a change in control) are generally comprised of: (i) a lump-sum payment equal to 12 to 24 months of base salary, (ii) a lump-sum payment equal to 50% to 100% of the current annual maximum bonus target amount, (iii) reimbursement for the monthly premiums for COBRA continuation coverage for a period of 12 to 24 months, and (iv) for severance unrelated to a change in control, one year of accelerated vesting of outstanding unvested equity awards on the termination date.

In addition, “double-trigger” change in control severance terms provide for full accelerated vesting of outstanding unvested equity awards. Such severance benefits are conditioned on the officer signing and not revoking a separation and release of claims in favor of the Company within the timeframe set forth in the officer’s agreement.

If any severance or other benefits provided for in an officer’s Post-Combination Employment Agreement or otherwise payable to such officer constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, then (i) if such parachute payments are considered contingent on the Business Combination, such officer would be entitled to a gross-up for any such excise taxes up to $14 million across all officers, in accordance with an indemnification agreement entered into between the officer and the Company, and (ii) in all other cases, such officer would be entitled to receive either full payment of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the officer.

Recent Developments

In connection with the Business Combination, ChaSerg and Grid Dynamics agreed to a schedule of equity awards to be granted under the 2020 Plan shortly after the closing of the Business Combination, subject to approval of the Company’s board of directors or its compensation committee. On March 13, 2020, the agreed equity awards to U.S.-based persons were approved, including the following awards to NEOs: Mr. Livschitz, restricted stock units, or RSUs, for 1,333,000 shares of common stock; and each of Ms. Livschitz and Mr. Gryzlov, options to purchase 140,000 shares of common stock and RSUs for 129,500 shares of common stock.

Effective April 1, 2020, the NEOs each agreed to amend their respective Post-Combination Employment Agreements to reduce their current salary levels by twenty percent (20%) until June 30, 2020 (the “Salary Reductions”) as set forth below, pursuant to the terms of Salary Reduction Acknowledgement Agreements between each NEO and the Company, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Name	Current Salary	Reduced Salary
Leonard Livschitz	$600,000.00	$480,000.00
Victoria Livschitz	$400,000.00	$320,000.00
Yury Gryzlov	$250,000.00	$200,000.00

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

Grid Dynamics Related Party Transactions

All historical information presented in this section is information relating to Grid Dynamics International, Inc. In addition, all references to “Grid Dynamics” are to Grid Dynamics International, Inc. unless otherwise stated.

Except as described below, since January 1, 2017, there have been no transactions to which Grid Dynamics has been a participant, in which: (i) the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of Grid Dynamics’ total assets at year-end for the last two completed fiscal years; and (ii) any of its directors, executive officers, or holders of more than 5% of its capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.”

Eric Benhamou is a director of Grid Dynamics and, as an officer, director and general partner of BGV, which is a stockholder of Grid Dynamics, beneficially owns capital stock of Grid Dynamics. In addition, Mr. Benhamou was the President, Chief Financial Officer and a director of ChaSerg until resigning effective as of the Closing Date.

In May 2019, Grid Dynamics sold to BGV an aggregate of (i) 622,027 shares of common stock of Grid Dynamics at a purchase price of $9.2500 per share, and (ii) 622,027 shares of Series A preferred stock of Grid Dynamics at a purchase price of $14.8647 per share (the “Private Placement”).

Grid Dynamics is a party to an investor’s rights agreement that was entered into with BGV in connection with the Private Placement. The investor’s rights agreement provides BGV with certain rights, including the right to demand that Grid Dynamics file a registration statement or request that its shares be covered by a registration statement that Grid Dynamics is otherwise filing and a right of first offer in future issuance.

Grid Dynamics believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described above were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Grid Dynamics Related Person Policy

As a privately held company, Grid Dynamics was not required to maintain a Related Person Policy. Following consummation of the Business Combination, Grid Dynamics became subject to our Policies and Procedures with Respect to Related Person Transactions described in this section.

With respect to the consolidated financial statements of Grid Dynamics and subsidiaries contained elsewhere in this prospectus, Grid Dynamics was subject to Auditing Standard No. 18 of the Public Company Accounting Oversight Board, which requires auditors to evaluate a company’s identification of, accounting for and disclosure of related party relationships and transactions.

ChaSerg’s Related Party Transactions

In May 2018, ChaSerg issued an aggregate of 5,750,000 Founder Shares to its Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. Prior to the initial investment in ChaSerg of $25,000 by ChaSerg Technology Sponsor LLC (the “Sponsor”), ChaSerg had no assets, tangible or intangible. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of ChaSerg’s initial public offering (“IPO”) (not including the placement shares underlying the Placement Units purchased separately by its Sponsor and Cantor Fitzgerald & Co. (“Cantor”) and its designees in the private placement). On October 25, 2018, the underwriters in the IPO elected to exercise a portion of the over-allotment option for 2,000,000 additional units. As a result of such partial exercise, the Sponsor forfeited 250,000 Founder Shares. The Founder Shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

In October 2018, the Sponsor and Cantor and its designees purchased an aggregate of 640,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $6,400,000, of which the Sponsor purchased 530,000 Placement Units and Cantor and its designees purchased 110,000 Placement Units, in a private placement that occurred simultaneously with the closing of the IPO and the over-allotment. There are no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares, placement shares or placement warrants, which would have expired worthless if ChaSerg did not consummate the Business Combination within the allotted 18 month period.

Commencing on October 4, 2018, ChaSerg paid First In Line Enterprises, Inc., an affiliate of the Sponsor, a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination, ChaSerg ceased paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, was paid by ChaSerg to its Sponsor, officers and directors, or any affiliate of its Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination or the Business Combination regardless of the type of transaction. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ChaSerg’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or ChaSerg’s or their affiliates and determined which expenses and the amount of expenses that would be reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on ChaSerg’s behalf.

Prior to the closing of the IPO, the Sponsor agreed to loan ChaSerg up to $300,000 to be used for a portion of the expenses of its initial public offering. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2018 or the closing of the IPO. The loan was fully repaid on October 10, 2018.

In order to fund working capital deficiencies and finance transaction costs in connection with our Business Combination, our Sponsor made loans in the amount of $530,000. In connection with the completion of our Business Combination, we issued 53,000 units, equal to 53,000 shares of Company Common Stock, and 26,500 Warrants, to Explorer, the parent entity of the Sponsor, as repayment for those loans.

Related Party Transactions Following the Business Combination

After the Business Combination, members of ChaSerg’s management team who remain with the Company may be paid consulting, management or other fees from the Company with any and all amounts being fully disclosed to the Company’s stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to the Company’s stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider the Business Combination, as applicable, as it will be up to the directors of the Company to determine executive and director compensation.

Certain equity holders have registration rights requiring the Company to register a sale of any of the Company securities held by them pursuant to the Registration Rights Agreement entered into in connection with the Business Combination. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

All ongoing and future transactions between the Company and any of its officers and directors or their respective affiliates will be on terms believed by the Company to be no less favorable to the Company than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of the Company’s uninterested “independent” directors (to the extent the Company has any) or the members of the Company’s board who do not have an interest in the transaction, in either case who had access, at the Company’s expense, to the Company’s attorneys or independent legal counsel. The Company will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, the Company’s disinterested directors) determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.

On November 13, 2019, and effective as of the closing of the Business Combination (the “Closing”), ChaSerg and each of the Sponsor, BGV, GDB International Investment Limited, GDD International Holding Company, Leonard Livschitz, Victoria Livschitz and ASL (together with any individuals or entities that are signatories thereto or hereafter become party to the agreement, the “Voting Parties”) entered into a Stockholders’ Agreement, pursuant to which, among other things, the Voting Parties agreed (i) to take all necessary action to cause the Company’s board of directors to be comprised of eight directors effective immediately following the Closing, (ii) to grant each of ASL and the Sponsor rights to designate two directors for election to the Company’s board of directors (and the Voting Parties will vote in favor of such designees), (iii) to designate the Chief Executive Officer of Grid Dynamics for election to the Company’s board of directors, and (iv) to designate three unaffiliated designates for election to the Company’s board of directors.

Our Existing Policies and Procedures for Related Person Transactions

The Company’s audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve in advance any related person transaction.

We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000, and in which any related person has a direct or indirect material interest, without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee considers the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 5, 2020 (unless otherwise specified), as adjusted to reflect the Securities that may be sold from time to time pursuant to this prospectus, for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our named executive officers;

●	each of our directors;

●	all executive officers and directors as a group; and

●	all selling securityholders, consisting of the entities and individuals shown as having securities listed in the columns “Shares Being Offered” and “Warrants Being Offered,” as applicable.

The shares of common stock and warrants offered by the selling securityholders hereunder include:

●	an aggregate of 22,681,138 outstanding shares of our common stock beneficially owned by Beijing Teamsun Technology Co. Ltd and certain of our employees and directors;

●	an aggregate of 6,030,000 outstanding shares of our common stock beneficially owned by ChaSerg Technology Sponsor LLC (the “Sponsor”);

●	an aggregate of 110,000 outstanding shares of our common stock beneficially owned by Cantor Fitzgerald & Co. (“Cantor”);

●	an aggregate of 53,000 outstanding shares of our common stock beneficially owned by Explorer Parent LLC (“Explorer”), the parent entity of the Sponsor;

●	265,000 shares of our common stock issuable upon exercise of the warrants that were issued to the Sponsor in connection with ChaSerg’s initial public offering in a private placement, currently exercisable for one share of our common stock at a price of $11.50 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus);

●	265,000 warrants to purchase shares of our common stock that are the warrants issued to the Sponsor in connection with ChaSerg’s initial public offering in a private placement, currently exercisable for one share of our common stock at a price of $11.50 per share;

●	55,000 shares of our common stock issuable upon exercise of the warrants that were issued to Cantor in connection with ChaSerg’s initial public offering in a private placement, currently exercisable for one share of our common stock at a price of $11.50 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus);

●	55,000 warrants to purchase shares of our common stock that are the warrants issued to Cantor in connection with ChaSerg’s initial public offering in a private placement, currently exercisable for one share of our common stock at a price of $11.50 per share;

●	26,500 shares of our common stock issuable upon exercise of the warrants that were issued to Explorer in connection with the Business Combination in a private placement as consideration for repayment of loans made by the Sponsor to ChaSerg, currently exercisable for one share of our common stock at a price of $11.50 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus);

●	26,500 warrants to purchase shares of our common stock that are the warrants that were issued to Explorer in connection with the Business Combination in a private placement as consideration for repayment of loans made the by Sponsor to ChaSerg, currently exercisable for one share of our common stock at a price of $11.50 per share; and

●	4,609,314 shares of our common stock issuable upon vesting in full of restricted stock units (“RSUs”) and performance share awards (“PSAs”) granted on March 13, 2020 and May 4, 2020, to certain of our employees (upon vesting in full of the RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by the holders pursuant to this prospectus). 1,722,564 of these shares are issuable upon the vesting of PSAs granted on May 4, 2020, and this number assumes the maximum number of shares subject to the PSAs will vest based on the achievement of the maximum target performance conditions for all such PSAs.

Note that the (i) 11,000,000 shares of our common stock issuable upon exercise of public warrants that were sold in ChaSerg’s initial public offering and (ii) 1,776,500 shares of our common stock now issuable upon the exercise of options to purchase shares of our common stock granted after March 5, 2020 are not included in the following table.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 5, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock prior to this offering on 55,147,536 shares of our common stock outstanding as of March 5, 2020 unless otherwise noted.

Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Grid Dynamics Holdings, Inc., 5000 Executive Parkway, Suite 520, San Ramon, CA 94583.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Being Offered(2)	Warrants Being Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage	Shares	Warrants	Shares	Percentage
Name of Beneficial Owner
5% Securityholders:
Beijing Teamsun Technology Co. Ltd.(3)	19,490,295	35.3%	19,490,295	—	—	—
ChaSerg Technology Sponsor LLC(4)	6,295,000	11.4%	6,295,000	265,000	—	—
Named Executive Officers and Directors:
Lloyd Carney	—	—	—	—	—	—
Eric Benhamou(5)	2,158,383	3.9%	2,094,850	—	63,533	*
Marina Levinson	—	—	—	—	—	—
Leonard Livschitz(6)	1,985,459	3.5%	2,332,750	—	1,985,459	9.23%
Michael Southworth	—	—	—	—	—	—
Weihang Wang	—	—	—	—	—	—
Yueou Wang(7)	190,603	*	—	—	190,603	*
Shuo Zhang(8)	203,188	*	139,655	—	63,533	*
Victoria Livschitz(9)	1,212,069	2.2%	1,144,504	—	364,190	1.7%
Yury Gryzlov(10)	317,671	*	296,625	—	317,671	1.5%
Other Executive Officers:
Anil Doradla(11)	—	—	296,625	—	—	—
Max Martynov (12)	254,136	*	296,625	—	254,136	1.2%
Vadim Kozyrkov(13)	254,136	*	296,625	—	254,136	1.2%
Stan Klimoff(14)	254,134	*	405,084	—	145,675	*

All executive officers and directors as a group (14 persons)	6,829,779	12.2%	5,300,843	—	3,638,936	17.1%
Other Selling Securityholders:
Cantor Fitzgerald & Co.(15)	165,000	*	165,000	55,000	—	—
Explorer Parent LLC (16)	79,500	*	79,500	26,500	—	—
Employees hired from 2006 to 2010(17)	198,927	*	302,500		198,927	*
Employees hired from 2013 to 2016(18)	201,189	*	211,064		201,189	*

(*)	Represents beneficial ownership of less than 1%.

(1)	The percentage of beneficial ownership on the record date is calculated based on 55,147,536 shares of our common stock as of March 5, 2020, adjusted for each owner’s options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 5, 2020, if any. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.
(2)	Includes certain outstanding shares of our common stock, certain shares of our common stock issuable upon exercise of warrants issued in connection with ChaSerg’s initial public offering in private placements, and certain shares of our common stock issuable upon vesting in full of the RSUs and PSAs granted on March 13, 2020, and May 4, 2020, to certain of our employees.
(3)	Consists of 19,490,295 outstanding shares of our common stock. Beijing Teamsun Technology Co. Ltd. (“Beijing Teamsun”) is the ultimate parent of GDD International Holdings Company (“GDD”), through its subsidiaries Teamsun Technology (HK) Limited (“Teamsun”), Automated Systems Holdings Limited (“ASL”) and GDB International Investment Limited (“GDB”). Beijing Teamsun, GDD, Teamsun, ASL and GDB share voting and dispositive power of all these shares. The address of ASL, GDB and GDD is 15/F, Topsail Plaza, 11 On Sum Street, Shain, Hong Kong, the address of Teamsun is Unit 907, 9th Floor, Tai Yau Building, 181 Johnston Road, Wanchai, Hong Kong and the address of Beijing Teamsun is Room 501, 5/F., No. 23 Building, 10 East Block XiBeiWang East Road, HaiDian District, Beijing, China.
(4)	Consists of (a) 6,030,000 outstanding shares of our common stock and (b) 265,000 shares subject to warrants exercisable within 60 days of March 5, 2020. The Sponsor is the record holder of the shares reported herein. Each of ChaSerg’s former officers and directors and advisors is, directly or indirectly, a member of the Sponsor. There are three managing members of the Sponsor, Lloyd Carney, Alex Vieux and Steven Fletcher. Each manager has one vote, and the approval of two of the three managing members is required to approve an action of the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing, no individual managing member of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of each of these entities and individuals is 533 Airport Blvd, Suite 400, Burlingame, CA 94010.
(5)	Consists of (a) 63,533 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date, and (b) 2,094,850 shares held of record by BGV Opportunity Fund LP for which Mr. Benhamou is an officer, director and general partner.
(6)	Represents 1,985,459 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date. Mr. Livschitz was granted 1,333,000 RSUs on March 13, 2020, and 999,750 PSAs on May 4, 2020, none of which vest within 60 days of March 5, 2020. The 999,750 PSAs assume that Mr. Livschitz will achieve the maximum target performance conditions for this grant. Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Livschitz pursuant to this prospectus.
(7)	Represents 190,603 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date.
(8)	Consists of (a) 63,533 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date, and (b) 139,655 shares held of record by Renascia Fund B LLC for which Ms. Zhang is the managing member and chief executive.
(9)	Consists of (a) 364,190 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date, (b) 189,804 shares held of record by Victoria Livschitz Charitable Trust for which Ms. Livschitz serves as trustee (c) 81,343 shares held by Livschitz Children’s Charitable Trust for which Ms. Livschitz serves as trustee and (d) 576,732 shares held by VLSK2019 LLC for which Ms. Livschitz is a member. LLC for which Ms. Livschitz is a member. Ms. Livschitz was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, none of which vest within 60 days of March 5, 2020. The 97,125 PSAs assume that Ms. Livschitz will achieve the maximum target performance conditions for this grant. Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Ms. Livschitz pursuant to this prospectus.
(10)	Represents 317,671 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date. Mr. Gryzlov was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, none of which vest within 60 days of March 5, 2020. The 97,125 PSAs assume that Mr. Gryzlov will achieve the maximum target performance conditions for this grant. Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Gryzlov pursuant to this prospectus.
(11)	Mr. Doradla was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, none of which vest within 60 days of March 5, 2020. The 97,125 PSAs assume that Mr. Doradla will achieve the maximum target performance conditions for this grant. Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Doradla pursuant to this prospectus.
(12)	Represents 254,136 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date. Mr. Martynov was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, none of which vest within 60 days of March 5, 2020. The 97,125 PSAs assume that Mr. Martynov will achieve the maximum target performance conditions for this grant. Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Martynov pursuant to this prospectus.
(13)	Represents 254,136 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date. Mr. Kozyrkov was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, none of which vest within 60 days of March 5, 2020. The 97,125 PSAs assume that Mr. Kozyrkov will achieve the maximum target performance conditions for this grant. Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Kozyrkov pursuant to this prospectus.
(14)	Consists of (a) 145,675 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date, and (b) 108,459 shares held of record by O. Fox Charitable Trust for which Mr. Klimoff is the trustee. Mr. Klimoff was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, none of which vest within 60 days of March 5, 2020. The 97,125 PSAs assume that Mr. Klimoff will achieve the maximum target performance conditions for this grant. Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Klimoff pursuant to this prospectus.

(15)	Consists of (a) 110,000 outstanding shares of our common stock and (b) 55,000 shares subject to warrants exercisable within 60 days of March 5, 2020.
(16)	Consists of (a) 53,000 outstanding shares of our common stock and (b) 26,500 shares subject to warrants exercisable within 60 days of March 5, 2020.
(17)	Consists of selling stockholder employees not otherwise listed in this table whom within the groups indicated collectively own less than 1% of our common stock. Represents 198,927 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date. These employees were also granted 110,000 RSUs on March 13, 2020, 110,000 RSUs on May 4, 2020, and 82,500 PSAs on May 4, 2020, none of which vest within 60 days of March 5, 2020. The 82,500 PSAs assume that these employees will each achieve the maximum target performance conditions for their grants. Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by these employees pursuant to this prospectus.
(18)	Consists of selling stockholder employees not otherwise listed in this table whom within the groups indicated collectively own less than 1% of our common stock. Represents 201,189 shares subject to options exercisable within 60 days of March 5, 2020, all of which have vested as of such date. These employees were also granted 60,000 RSUs on March 13, 2020, 93,500 RSUs on May 4, 2020, and 57,564 PSAs on May 4, 2020, none of which vest within 60 days of March 5, 2020. The 57,564 PSAs assume that these employees will each achieve the maximum target performance conditions for their grants. Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by these employees pursuant to this prospectus.

Please see the sections titled “Management” and “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus for information regarding material relationships with our selling stockholders within the past three years.

DESCRIPTION OF SECURITIES

General

The following is a summary of the rights of our securities and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Authorized and Outstanding Stock

Our amended and restated certificate of incorporation authorizes us to issue up to 110,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting are able to elect all of the directors.

Dividend Rights

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of our preferred stock have been satisfied, as may be established by our board of directors.

Preemptive or Other Rights

Our stockholders will have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the election of all directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue the unissued shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. No shares of preferred stock are outstanding and we have no present plan to issue any shares of preferred stock.

Warrants

Effective upon the consummation of the Business Combination, each warrant outstanding for the purchase of shares of ChaSerg Class A Common Stock prior to the consummation of the Business Combination became, in accordance with their terms, exercisable for one share of our common stock, with all other terms of such warrants remaining unchanged. In addition, and we assumed all rights and obligations under ChaSerg’s existing Warrant Agreement (as described below).

As of the date of this prospectus, there are outstanding an aggregate of 11,346,500 warrants to acquire our common stock, including (i) 11,000,000 Public Warrants, (ii) 55,000 Private Warrants held by Cantor, (iii) 265,000 Private Warrants held by the Sponsor, and (iv) 26,500 Private Warrants held by Explorer. Each warrant entitles the holder thereof to purchase one share of our common stock at $11.50 per share.

Redeemable Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our initial public offering or 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement (as described below), a warrantholder may exercise its warrants only for a whole number of shares of our common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants were issued upon separation of the units and only whole warrants will trade. Accordingly, unless a holder purchased at least two units, the holder will not be able to receive or trade a whole warrant.

The warrants expire five years after the completion of the Business Combination, at 5:00 p.m., Eastern time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of our common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of our common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of our common stock upon exercise of a warrant unless our common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we would use our best efforts to file with the SEC a registration statement covering the shares of our common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, per the Warrant Agreement (as described below). Notwithstanding the foregoing, if a registration statement covering our common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we fail to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of our common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of our common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the initial public offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” is the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, any consideration received for such rights will be taken into account, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our common stock if we do not complete our initial business combination within 18 months from the closing of our initial public offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of shares sold in our initial public offering upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of its assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a Warrant Agreement, which we have now assumed, between Continental Stock Transfer & Trust Company, as warrant agent, and ChaSerg. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrantholder.

Placement Warrants

Except as described below, the placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our initial public offering, including as to exercise price, exercisability and exercise period. The placement warrants (including our common stock issuable upon exercise of the placement warrants) were not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under the section titled “Restrictions on Transfers of Founder Shares and Placement Warrants,” to our officers and directors and other persons or entities affiliated with the Sponsor or Cantor and/or its designees). They will also be exercisable on a cashless basis and will not be redeemable by us so long as they are held by the Sponsor, Cantor and/or their permitted transferees. The Sponsor, Cantor and/or their permitted transferees, have the option to exercise the placement warrants on a cashless basis. If the placement warrants are held by holders other than the Sponsor, Cantor and/or their permitted transferees, the placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in our initial public offering. In addition, for as long as the placement warrants are held by Cantor and/or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement used in connection with our initial public offering.

If holders of the placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants would be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is that the Sponsor is, and its transferees could be, affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. Accordingly, unlike public stockholders who could sell the shares of common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies and finance transaction costs in connection with our Business Combination, the Sponsor made loans in the amount of $530,000. In connection with the completion of our Business Combination, we issued 53,000 units, equal to 53,000 shares of our common stock, and 26,500 placement warrants, to Explorer, the parent entity of the Sponsor, as repayment for those loans.

The Sponsor and Cantor and their designees agreed not to transfer, assign or sell any of the placement warrants (including the common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we completed the Business Combination, except among other limited exceptions as described under the section titled “Restrictions on Transfers of Founder Shares and Placement Warrants” made to our officers and directors and other persons or entities affiliated with the Sponsor.

Restrictions on Transfers of Founder Shares and Placement Warrants

The founder shares, and placement warrants, and securities contained therein, are each subject to transfer restrictions pursuant to lock-up provisions in the letter agreements with us that were entered into by the Sponsor, officers and directors. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the founder shares, until the earlier of  (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the placement warrants, including the component securities therein, until 30 days after the completion of the Business Combination, except in each case (a) to our officers or directors or those of Cantor, any affiliates or family members of any of our officers or directors or those of Cantor, any members of our sponsor or Cantor, or any affiliates of our sponsor or Cantor, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of any of our officers, our directors, the initial stockholders, members of our sponsor, or any officers, directors or direct or indirect equityholders of Cantor; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of our liquidation prior to the completion of the Business Combination; (g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor or the organizational documents of Cantor upon dissolution of Cantor; or (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of the Business Combination; provided, however, that in the case of clauses (a) through (e) or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described elsewhere in this prospectus).

Our Transfer Agent and Warrant Agent

The transfer agent and registrar for our common stock and warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law, Successor’s Amended and Restated Certificate of Incorporation, and Successor’s Bylaws

Our amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person will be able to gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

Our amended and restated certificate of incorporation does not provide for any action required or permitted to be taken by stockholders to be effected by written consent. Our amended and restated certificate of incorporation provides that directors may be removed prior to the expiration of their terms by stockholders only for cause and upon the affirmative vote of at least a majority of the voting power of all outstanding common stock.

Our amended and restated certificate of incorporation requires that changes or amendments to the amended and restated certificate of incorporation or the amended and restated bylaws must be approved by at least a majority of the voting power of the then-outstanding common stock.

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Instead, our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances. Our advance notice procedures include requirements that the stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors, and stockholders are specifically denied the right to call special meetings.

Our amended and restated certificate of incorporation provides that stockholders seeking to bring business before any meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders must provide advance notice as provided in our amended and restated bylaws. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following (except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction):

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers or other employees to us or our stockholders;

●	any action arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or amended and restated bylaws;

●	any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws; and

●	any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware.

However, notwithstanding the exclusive forum provisions, our amended and restated bylaws explicitly state that they would not preclude the filing of claims brought to enforce any liability or duty created under federal securities laws, including the Exchange Act or Securities Act.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Registration Rights Agreement

We entered into an amended and restated registration rights agreement with the Sponsor and certain holders party thereto (the “Existing Holders”) (as amended and restated, the “Registration Rights Agreement”). Under the Registration Rights Agreement, within 45 calendar days after consummation of the Business Combination, we were required to register for resale our common stock issuable for (i) shares of common stock held by any Existing Holders immediately following the closing of the Business Combination, (ii) any of the 640,000 units issued in private placement transactions by us in October 2018 and (iii) any other equity securities of ours issued or issuable with respect to any securities referenced in clause (i) and (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, “Registrable Securities”). Based on the foregoing, we are required to register such Registrable Securities pursuant to the Registration Rights Agreement.

The holders of a majority-in-interest of the Registrable Securities held by the Existing Holders and any of their permitted transferees are entitled to demand that we register the resale of such securities; provided, however, that we will not be required to effect an underwritten offering for any resale of Registrable Securities on a Registration Statement on Form S-3 unless such underwritten offering is reasonably expected to result in gross proceeds in excess of $10 million.

The Existing Holders and their permitted transferees will also have certain “piggy back” registration rights with respect to registration statements and rights to require us to register for resale such securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

On April 17, 2020, we entered into a waiver of the Registration Rights Agreement, by which the requirement to register the Registrable Securities within 45 calendar days after consummation of the Business Combination was extended to no later than May 12, 2020, and we agreed to use best efforts to cause any such registration statement registering the Registrable Securities to be declared effective by the SEC as soon thereafter as possible (the “Deadline Waiver”). Other than the Deadline Waiver, the Registration Rights Agreement is in full force and effect.

Warrant Agreement

After giving effect to the Business Combination, we assumed all rights and obligations under ChaSerg’s Warrant Agreement entered into on October 4, 2018 between ChaSerg and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). Pursuant to the Warrant Agreement, ChaSerg agreed to use its best efforts to file a registration statement with the SEC registering resales of shares of common stock issuable upon the exercise of the Private Warrants held by the Sponsor and the Public Warrants, in addition to certain other securities, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination. ChaSerg agreed to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the warrants is not effective by the 60th business day following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when ChaSerg fails to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available.

Stockholders’ Agreement

On November 13, 2019, and effective as of the closing of the Business Combination (the “Closing”), ChaSerg and each of the Sponsor, BGV, GDB International Investment Limited, GDD International Holding Company, Leonard Livschitz, Victoria Livschitz and ASL (together with any individuals or entities that are signatories thereto or hereafter become party to the agreement, the “Voting Parties”) entered into a Stockholders’ Agreement, pursuant to which, among other things, the Voting Parties agreed (i) to take all necessary action to cause the our board of directors to be comprised of eight directors effective immediately following the Closing, (ii) to grant each of ASL and the Sponsor rights to designate two directors for election to the Company’s board of directors (and the Voting Parties will vote in favor of such designees), (iii) to designate the Chief Executive Officer of Grid Dynamics for election to our board of directors, and (iv) to designate three unaffiliated designates for election to our board of directors.

Rule 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

●	1% of the number of shares then outstanding; and

●	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about our company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the business combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Exchange Listing

Our common stock and warrants are listed on NASDAQ under the symbols “GDYN” and “GDYNW,” respectively.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 11,000,000 shares of our common stock issuable upon the exercise the Public Warrants. We are registering the other Securities covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these Securities from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $130,484,750 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

●	directly by the selling securityholders, or

●	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Securities.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the selling securityholders.

The Securities may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

These sales may be effected in one or more transactions:

●	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including NASDAQ;

●	in the over-the-counter market;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	any other method permitted by applicable law; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

With respect to those Securities being registered pursuant to the Registration Rights Agreement, we have agreed to indemnify or provide contribution to the selling securityholders and all of their officers, directors and control persons, as applicable, and certain underwriters effecting sales of the Securities against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

Exercise of Warrants

The Warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrants will be required to be exercised on a cashless basis in the event of a redemption of the Warrants pursuant to the warrant agreement governing such Warrants in which our board of directors has elected to require all holders of the Warrants who exercise their Warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants to be exercised, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” (defined below) by (y) the Fair Market Value. The “Fair Market Value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

No fractional shares will be issued upon the exercise of the Warrants. If, upon the exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to such holder, pursuant to the agreement governing such Warrant.

LEGAL MATTERS

The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The audited consolidated financial statements of Grid Dynamics International, Inc. (“GDI”) included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP (“GT”), independent registered public accountants upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ChaSerg Technology Acquisition Corp. (“ChaSerg”) as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from May 21, 2018 (inception) through December 31, 2018, appearing in this prospectus have been audited by WithumSmith+Brown, PC (“Withim”), independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus and are included in reliance on such report given the authority of such firm as expert in accounting and auditing.

Change in Certifying Accountant

Withum served as the independent registered public accounting firm for ChaSerg, the legal predecessor of Grid Dynamics Holdings, Inc., the registrant (the “Company”), and its subsidiaries for the period from May 21, 2018 (inception) through the year ended December 31, 2019, and the subsequent interim period until March 13, 2020. On March 13, 2020, the Audit Committee of the Board of Directors of the Company approved the change in the Company’s independent registered public accounting firm, effective March 13, 2020, to GT. GT previously served as the independent registered public accounting firm for GDI, which was acquired by ChaSerg on March 5, 2020 pursuant to the Business Combination.

Withum’s report on ChaSerg’s consolidated financial statements as of December 31, 2019 and 2018, and for the years then ended, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which Withum expressed substantial doubt as to ChaSerg’s ability to continue as a going concern if it did not complete a business combination by April 9, 2020. During the period of Withum’s engagement by ChaSerg, and the subsequent interim period preceding Withum’s dismissal, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Withum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Withum’s engagement and subsequent interim period preceding Withum’s dismissal.

During the period from May 21, 2018 (ChaSerg’s inception) through December 31, 2019 and the subsequent interim period preceding the engagement of GT, neither the Company nor anyone on its behalf consulted GT regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that GT concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Withum with a copy of the foregoing disclosures in connection with the filing of a Form 8-K on March 17, 2020, and requested that Withum furnish a letter addressed to the Securities and Exchange Commission, as required by Item 304(a)(3) of Regulation S-K stating whether it agreed with such disclosures, and if not, stating the respects in which it did not agree. A copy of the letter was filed as an exhibit to the Form 8-K filed on March 17, 2020 and is incorporated by reference to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock and the warrants to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.griddynamics.com. The information on, or that can be accessed through, our website is not part of this prospectus.

EXPLANATORY NOTE

As discussed in Note 1 to the Unaudited PRO FORMA Condensed combined Financial Statements of GRID DYNAMICS HOLDINGS, Inc. as of AND FOR THE YEAR ENDED december 31, 2019 included herein, the related financial statements reflect and are based upon, the capital structure of grid dynamics international, Inc., prior to giving effect to the business combination with Chaserg technology Acquisition Corp., which closed on MARCH 5, 2020.

ChaSerg Technology Acquisition Corp.

Audited Consolidated Financial Statements as of December 31, 2019 and 2018, for the Year Ended December 31, 2019, and the Period from May 21, 2018 (Inception) through December 31, 2018
Report of Independent Registered Public Accounting Firm	F-29
Consolidated Balance Sheets	F-30
Consolidated Statements of Operations	F-31
Consolidated Statements of Changes in Stockholders’ Equity	F-32
Consolidated Statements of Cash Flows	F-33
Notes To The Consolidated Financial Statements	F-34

Grid Dynamics Holdings, Inc.

Unaudited Pro Forma Condensed Combined Financial Information as of and for the year ended December 31, 2019
Condensed Combined Consolidated Balance Sheet	F-49
Condensed Combined Statement of Operations	F-50
Notes To Consolidated Financial Statements	F-51

Grid Dynamics Holdings, Inc.

Unaudited Condensed Consolidated Financial Statements as of March 31, 2020
Unaudited Condensed Consolidated Balance Sheets	F-56
Unaudited Condensed Consolidated Statements of Income and Comprehensive Income	F-57
Unaudited Condensed Consolidated Statement of Stockholders’ Equity	F-58
Unaudited Condensed Consolidated Statement of Cash Flows	F-59
Notes to the Unaudited Condensed Consolidated Financial Statements	F-60

GRID DYNAMICS INTERNATIONAL, INC.

Audited Consolidated Financial Statements

as of December 31, 2019, and 2018

and for the years ended December 31, 2019, 2018, and 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Grid Dynamics International, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Grid Dynamics International, Inc. (a California corporation) and subsidiaries (the “Company”) as of December 31, 2019, and 2018, the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Standard

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenue in fiscal year 2019 due to the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers”.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2017.

San Francisco, California

March 9, 2020

GRID DYNAMICS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	As of December 31,
	2019	2018
Assets
Current Assets
Cash and cash equivalents	$42,189	$17,862
Accounts receivable, net of allowance of $20 as of December 31, 2019 and 2018	13,893	13,008
Unbilled receivables	5,036	4,314
Prepaid income taxes	308	429
Deferred transaction costs	1,878	—
Prepaid expenses and other current assets	2,711	1,610
Total current assets	66,015	37,223
Property and equipment, net	4,024	3,169
Goodwill	—	139
Intangible assets, net	18	146
Deferred income taxes	1,474	1,049
Total assets	$71,531	$41,726

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$768	$467
Accrued liabilities	1,188	1,513
Accrued compensation and benefits	5,337	3,913
Dividends payable	—	2,000
Accrued income taxes	869	157
Other current liabilities	138	297
Total liabilities	8,300	8,347

Commitments and contingencies (Note 13)
Convertible preferred stock, no par value, 622,027 and 0 shares authorized and outstanding as of December 31, 2019 and 2018, respectively (Note 6)	9,187	—

Shareholders’ equity
Common stock, no par value, 18,244,054 shares authorized and 12,847,462 outstanding as of December 31, 2019; 17,000,000 shares authorized and 12,000,000 outstanding as of December 31, 2018	8,117	—
Additional paid-in capital	10,535	8,794
Retained earnings	35,392	24,585
Total shareholders’ equity (Note 7)	54,044	33,379
Total liabilities and shareholders’ equity	$71,531	$41,726

The accompanying notes are an integral part of these consolidated financial statements.

GRID DYNAMICS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands except per share data)

	For the years ended December 31,
	2019	2018	2017
Revenue	$118,326	$91,865	$70,684
Cost of revenue	70,090	52,559	40,637
Gross profit	48,236	39,306	30,047

Operating expenses
Engineering, research, and development	4,346	2,643	1,975
Sales and marketing	6,947	5,200	2,353
General and administrative	21,318	17,634	12,612
Total operating expenses	32,611	25,477	16,940

Income from operations	15,625	13,829	13,107

Other income/(expenses), net	(176)	(746)	1

Income before income taxes	15,449	13,083	13,108
Provision/(benefit) for income taxes	4,642	3,855	(76)
Net income and comprehensive income	$10,807	$9,228	$13,184

Earnings per share
Basic	$0.83	$0.77	$0.82
Diluted	$0.83	$0.77	$0.78
Weighted average shares outstanding
Basic	12,535	12,000	9,362
Diluted	12,946	12,000	9,788

The accompanying notes are an integral part of these consolidated financial statements.

GRID DYNAMICS INTERNATIONAL, INC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

	Temporary Equity		Permanent Equity
	Convertible Preferred Stock		Common Stock		Additional paid-in	Shareholder note	Retained	Total shareholders’
	Shares	Amount	Shares	Amount	capital	receivable	earnings	equity
Balance at January 1, 2017	9,969	$3,317	1,801	$1,362	$1,374	$(7)	$7,207	$9,936
Issuance of preferred stock upon exercise of warrant	114	90	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	116	139	—	—	—	139
Dividends paid	—	—	—	—	—	—	(3,034)	(3,034)
Repayment of shareholder note	—	—	—	—	—	7	—	7
Stock-based compensation	—	—	—	—	756	—	—	756
Cancellation of common stock and preferred stock in connection with the ASL acquisition	(10,083)	(3,407)	(1,917)	(1,501)	4,908	—	—	3,407
Issuance of common stock in connection with the ASL acquisition	—	—	12,000	—	—	—	—	—
Net income	—	—	—	—	—	—	13,184	13,184
Balance at December 31, 2017	—	—	12,000	—	7,038	—	17,357	24,395
Dividends declared	—	—	—	—	—	—	(2,000)	(2,000)
Stock-based compensation	—	—	—	—	1,756	—	—	1,756
Net income	—	—	—	—	—	—	9,228	9,228
Balance at December 31, 2018	—	—	12,000	—	8,794	—	24,585	33,379
Stock-based compensation	—	—	—	—	2,441	—	—	2,441
Issuance of common and preferred stock, net of $96 issuance costs	622	9,187	622	5,717	—	—	—	5,717
Exercise of stock options	—	—	225	2,400	(700)	—	—	1,700
Net income	—	—	—	—	—	—	10,807	10,807
Balance at December 31, 2019	622	9,187	12,847	$8,117	$10,535	$—	$35,392	$54,044

The accompanying notes are an integral part of these consolidated financial statements.

GRID DYNAMICS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2019	2018	2017
Cash flows from operating activities
Net income	$10,807	$9,228	$13,184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,311	1,312	660
Impairment of goodwill	139	—	—
Deferred income taxes	(425)	(566)	394
Stock-based compensation	2,441	1,756	756
Changes in operating assets and liabilities:
Accounts receivable	(885)	(1,402)	(4,077)
Unbilled receivables	(722)	(3,607)	42
Prepaid income taxes	121	1,917	(4,281)
Deferred transaction costs	(1,878)	—	—
Prepaid expenses and other current assets	(1,101)	(564)	(562)
Accounts payable	301	219	(92)
Accrued liabilities	(552)	524	(1,214)
Accrued compensation and benefits	1,424	1,722	426
Accrued income taxes	712	(36)	228
Other current liabilities	(159)	81	76
Net cash provided by operating activities	12,534	10,584	5,540

Cash flows from investing activities
Purchase of property and equipment	(2,811)	(3,079)	(1,058)
Net cash used in investing activities	(2,811)	(3,079)	(1,058)

Cash flows from financing activities
Sales of common and preferred stock	14,904	—	—
Payments of notes payable	—	—	(1,917)
Proceeds from payment of shareholder note receivable	—	—	7
Payments of dividends	(2,000)	—	(3,034)
Proceeds from exercises of preferred stock warrant	—	—	90
Proceeds from exercises of stock options	1,700	—	139
Net cash provided by/(used in) financing activities	14,604	—	(4,715)

Net increase/(decrease) in cash and cash equivalents	24,327	7,505	(233)
Cash and cash equivalents, beginning of period	17,862	10,357	10,590
Cash and cash equivalents, end of period	$42,189	$17,862	$10,357

Cash paid for income taxes	$3,195	$1,482	$2,684

Non-cash investing activities
Accrued software implementation costs	$227	$—	$—
Non-cash financing activities
Dividends declared	$—	$2,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

GRID DYNAMICS INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of operations

Grid Dynamics International, Inc. (the “Company”) was incorporated as Grid Dynamics Consulting Services, Inc., a California corporation in September 2006. In June 2011, the Company changed its name to Grid Dynamics International, Inc. The Company provides enterprise-level digital transformation in the areas of search, analytics, and release automation to Fortune 500 companies. The Company’s headquarters and principal place of business is in San Ramon, California.

On April 7, 2017 the Company was acquired through a merger agreement and became a wholly-owned subsidiary of Automated Systems Holdings Limited (“ASL”). The acquisition was made through GDD International Merger Company (“Merger Sub”), a wholly-owned subsidiary of ASL.

As part of the acquisition by ASL, the Company elected not to apply pushdown accounting and continued to reflect the assets and liabilities on its historical basis prior to the ASL acquisition. Effective April 7, 2017, the Company’s preferred and common stock outstanding were canceled, retired, and ceased to exist. The Merger Sub was issued 100 shares of common stock with no par value effective April 7, 2017. The issuance of 100 shares was treated as a reverse-stock split for purposes of calculating earnings per share and presented as such in the statement of changes in shareholders’ equity as a retrospective adjustment. In addition, the Company effected a 120,000:1 stock split to the shares of the Company in August 2018. The 120,000:1 stock split was also retrospectively adjusted in the financial statements. Refer to Note 7 for details regarding the Company’s stock split.

Note 2 — Basis of presentation and summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts the Company and its wholly owned subsidiaries prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany accounts and transactions are eliminated upon consolidation. The Company and its consolidated subsidiaries and affiliates are listed below:

●	Grid Dynamics International, Inc. (CA) (formed in 2006)

●	Grid Dynamics, LLC (Russia) (formed in 2012)

●	Grid Dynamics Poland, LLC (Poland) (formed in 2014)

●	PE Taraday — 2014 (Ukraine) (formed in 2007)

●	GD Ukraine, LLC (formed in 2014)

●	Grid Dynamics Ukraine, LLC (Ukraine) (formed 2013)

●	Tonomi, Inc. (Delaware) (formed in 2010, liquidated in 2019)

●	Cometera RUS, LLC (Russia) (formed in 2013)

●	Cometera Ukraine, LLC (formed in 2013)

●	GDI Serbia (formed in 2018)

The Company provides services to its customers utilizing its own personnel as well as personnel from subcontractors. The most significant subcontractor is GD Ukraine, LLC (Grid-Ukraine) along with P.E. Taraday, a third-party contractor in the Ukraine (together the “Affiliates”). The Affiliates perform services and support exclusively on behalf of the Company and its customers. The Company has no ownership in the Affiliates. The Company is required to apply accounting standards which address how a business enterprise should evaluate whether it has a controlling financial interest in a variable interest entity (“VIE”) through means other than voting rights and accordingly should determine whether or not to consolidate the entity. The Company has determined that it is required to consolidate the Affiliates because the Company has the power to direct the VIE’s most significant activities and is the primary beneficiary of the Affiliates. The assets and liabilities of the Affiliates primarily consist of inter-company balances and transactions all of which have been eliminated in consolidation. The net income of the Affiliates was not material for the years ended December 31, 2019, 2018, and 2017.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and such differences could be material. Significant estimates include useful lives and recoverability of property and equipment, allowances for receivables, calculation of accrued liabilities, capitalization of internally developed software, stock-based compensation, and uncertain tax positions.

Cash and cash equivalents

The Company considers cash equivalents to be highly liquid investments with original maturities of three months or less from the date of purchase. Cash equivalents are stated at cost, which approximates fair value. At times, cash deposits with banks may exceed federally insured limits.

Accounts receivable and allowance for doubtful accounts

Accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables and approximate fair value. The Company maintains an allowance against accounts receivable for the estimated probable losses on uncollectible accounts. The valuation reserve is based upon historical loss experience, current economic conditions within the industries the Company serves as well as determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt.

Unbilled receivables

Generally, the Company will not bill customers until the services have been completed. From time-to-time, a service period may overlap with a period-end and the unbilled receivables represent amounts for services performed through period-end, but not yet billed. The unbilled receivable represents the amount expected to be billed and collected for services performed through period-end in accordance with contract terms. The unbilled receivables balances were $5.0 million and $4.3 million as of December 31, 2019 and 2018, respectively.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally 2 to 7 years. Leasehold improvements and property under capital leases are amortized over the shorter of estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred.

Software development costs

The Company capitalizes costs incurred during the application development and implementation stages for computer software developed or obtained for internal use that are specifically identifiable, have determinable lives and relate to probable future economic benefits. Capitalized computer software costs are included in property and equipment, net in the consolidated balance sheets. Average useful life of such costs is two years.

During the years ended December 31, 2019 and 2018, the Company capitalized $1.0 million and $1.5 million of internally developed software costs, respectively. The Company did not have any capitalized software for the year ended December 31, 2017. The unamortized amount of internally developed software costs was $1.1 million as of December 31, 2019 and 2018. Amortization of internally developed software is recorded within sales and marketing expense as the software is developed for purposes of supporting internal sales and marketing activities. Costs associated with minor enhancements and maintenance or costs incurred during the preliminary project stage, and costs for training, data conversion, and maintenance are expensed as incurred. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Internally developed software did not have any impairment for the years ended December 31, 2019, 2018, and 2017

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, recording any assets acquired and liabilities assumed based on their respective fair values. Any excess of the fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The Company uses management estimates based on historically similar transactions to assist in establishing the acquisition date fair values of assets acquired, liabilities assumed, and contingent consideration granted, if any. These estimates and valuations require the Company to make significant assumptions, including projections of future events and operating performance.

Goodwill

Goodwill is not subject to amortization but is tested for impairment annually as of December 31 and when events or circumstances indicate that the estimated fair value of a reporting unit may no longer exceed its carrying value. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

The Company uses the discounted cash flow method of the income approach and market approach to determine the fair value of the reporting unit and test for impairment as the Company’s management believes this is the most direct approach to incorporate the specific economic attributes and risk profiles of the reporting unit into the valuation model.

The Company determined that due to the decline in operations for Tonomi, Inc., which was acquired in 2015, indicators for impairment were present and performed a fair value assessment. As a result of the assessment, the Company recorded an impairment charge of $0.1 million during the year ended December 31, 2019. As of December 31, 2018, the Company determined that there were no indicators of impairment. Therefore, there was no goodwill as of December 31, 2019, and $0.1 million as of December 31, 2018.

Intangible assets

Finite-lived intangible assets are stated at cost less accumulated amortization. Amortization is computed on the straight-line basis over the asset’s useful lives ranging between 3 and 5 years. The Company recorded $0.1 million of amortization expense for the year ended December 31, 2019, and $0.2 million for the years ended December 31, 2018 and 2017. The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible assets’ carrying amount may not be recoverable. As of December 31, 2019 and 2018, there were no indicators of carrying values exceeding estimated amounts to be recovered.

Fair value

Financial instruments are required to be categorized within a valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available in the market used to measure fair value:

●	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — Inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be derived from observable market data.

●	Level 3 – Unobservable inputs that are supported by little or no market activities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, foreign exchange rates, and credit ratings.

Concentrations of credit risk and significant customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company’s cash is held with high-quality financial institutions. Deposits held with banks may, at times, exceed the amount of insurance provided on such deposits. The Company also has cash deposited with commercial banks outside the United States, including countries such as Russia and Ukraine, in which banking and other financial systems are less developed and regulated. Bank deposits made by corporate entities in less developed markets such as these are not insured. As of December 31, 2019, $1.0 million of total cash was held in Russia and $0.1 million was held in Ukraine. In these regions, and particularly in Russia, a banking crisis, bankruptcy or insolvency of banks that process or hold the Company’s funds, may result in the loss of the Company’s deposits or adversely affect the Company’s ability to complete banking transactions, which could adversely affect the Company’s business and financial condition.

Accounts receivable and unbilled receivables are generally dispersed across the Company’s customers in proportion to their revenue. There were three customers individually exceeding 10% of the Company’s accounts receivable balance at December 31, 2019 and 2018. Two customers individually exceeded 10% of the unbilled receivables at December 31, 2019 and three customers individually exceeded 10% of the unbilled receivables balance at December 31, 2018.

Three customers accounted for 51% of revenue for the year ended December 31, 2019 and individually accounted for 13%, 15%, and 23% of revenue, respectively. Three customers accounted for greater than 10% of revenue for the year ended December 31, 2018. The three customers comprised 55% of total revenue and individually accounted for 12%, 20%, and 23% of revenues, respectively. Two customers accounted for 47% of revenue for the year ended December 31, 2017 and individually accounted for 22% and 25% of revenue, respectively.

The Company has not experienced any losses on its cash and cash equivalents and minimal losses on its accounts receivable. The Company performs ongoing evaluations of its customers’ financial condition.

Foreign currency risks

The functional currency of the Company and its subsidiaries is the U.S. dollar. The Company only generates revenues in U.S. dollars. The international subsidiaries convert the U.S. dollars to their respective local currencies to fund operations such as labor and materials required for the entity to operate. The Company’s international subsidiaries’ accounting records are denominated in their respective local currencies. The Company is exposed to foreign currency exchange rate changes that could impact remeasurement of foreign denominated monetary assets and liabilities into U.S. dollars with the remeasurement impact recorded to income. The Company is also exposed to fluctuations in foreign currency exchange rates related to cash outflows for expenditures in foreign currencies. The net loss on foreign currency transactions was $0.3 million, $0.2 million, and $0.3 million for the years ended December 31, 2019, 2018, and 2017, respectively. The Company has not entered into any foreign exchange forward contracts, derivatives, or similar financial instruments to hedge against the risk of foreign exchange rate fluctuations.

Revenue recognition

The Company accounts for a contract with a customer when 1) the parties to the contract have approved the contract and are committed to performing their respective obligations, 2) the contract identifies each party’s rights regarding the goods or services to be transferred, 3) the contract identifies the payment terms for the goods or services to be transferred, 4) the contract has commercial substance, and 5) collection of substantially all consideration pursuant to the contract is probable.

The Company derives its revenue from offering a suite of digital engineering and information technology (“IT”) consulting services, including digital transformation strategy, emerging technology, lean labs and legacy system replatforming. For most contracts, the Company uses master agreements to govern the overall relevant terms and conditions of the business arrangement between the Company and its customers. When the Company and a customer enter into a Master Services Agreement (“MSA”), purchases are generally made by the customer via a statement of work (“SOW”) which explicitly references the MSA and specifies the services to be delivered. Fees for these contracts may be in the form of time-and-materials or fixed-fee arrangements. The majority of the Company’s revenues are generated under time-and-material contracts which are billed using hourly rates to determine the amounts to be charged directly to the customer. Fees are billed and collected as stipulated in the contract, and revenue is recognized as services are performed. If there is an uncertainty about the receipt of payment for the services, revenue is recognized to the extent that a significant reversal of revenue would not be probable.

Consulting services revenue is a single performance obligation earned through a series of distinct daily services and may include services such as those described above. The Company recognizes revenue for services over time as the customer simultaneously receives and consumes the benefits as the Company performs IT consulting services. For time-and-materials contracts, the customer derives value from the Company providing daily consulting services, and the value derived corresponds to the labor hours expended. Therefore, the Company measures the progress and recognizes revenue using an effort-based input method. For fixed-fee contracts, revenue is recognized ratably over the contract term.

For time-and-material contracts, the Company applies the variable consideration allocation exception. Therefore, instead of allocating the variable consideration to the entire performance obligation, the Company determined the variable consideration should be allocated to each distinct service to which the variable consideration relates, which is providing the customer daily consulting services. The Company also offers volume discounts or early settlement discounts. Volume discounts apply once the customer reaches certain contractual spend thresholds. Early settlement discounts are issued contingent upon the timing of the payment from the customer. If the consideration promised in a contract includes a variable amount, the Company only includes estimated amounts of consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. These estimates may require management to make subjective judgments and to make estimates about the effects of matters inherently uncertain. The determination of whether to constrain consideration in the transaction price are based on information (historical, current and forecasted) that is reasonably available to the Company, taking into consideration the type of customer, the type of transaction and the specific facts and circumstances of each arrangement. Although the Company believes that its approach in developing estimates and its reliance on certain judgments and underlying inputs is reasonable, actual results may differ from management’s estimates, judgments and assumptions. These estimates have historically not been material to the consolidated financial statements.

The Company reports gross reimbursable “out-of-pocket” expenses incurred as both revenues and cost of revenues in the consolidated statements of income and comprehensive income.

Disaggregation of Total Revenues:

The following table shows the disaggregation of the Company’s revenues by contract type for the year ended December 31, 2019 (in thousands):

Contract Type
Time-and-material	$116,825
Fixed-fee	1,501
Total Revenues	$118,326

Remaining performance obligation

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as of December 31, 2019. This disclosure is not required for:

1)	contracts with an original duration of one year or less, including contracts that can be terminated for convenience without a substantive penalty,
2)	contracts for which the Company recognizes revenues based on the right to invoice for services performed,
3)	variable consideration allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation in accordance with ASC 606-10-25-14(b), for which the criteria in ASC 606-10-32-40 have been met, or
4)	variable consideration in the form of a sales-based or usage-based royalty promised in exchange for a license of intellectual property.

All of the Company’s contracts met one or more of these exemptions as of December 31, 2019.

Cost of revenue

Cost of revenue primarily consists of compensation for professional staff generating revenues for the Company. Compensation includes salary, benefits, performance bonuses, retention bonuses, stock compensation expense, and travel expenses. The Company allocates a portion of depreciation and amortization to cost of revenue.

Engineering, research and development

Engineering, research, and development expenses primarily include compensation for professional staff performing research and development related activities that are not directly attributable to generating revenues for the Company. Research and development activities relate to building and scaling the next generation ecommerce platform solutions for customers. Research and development costs are expensed as incurred. Engineering, research, and development expenses also include depreciation and amortization costs and retention bonuses.

Selling and marketing

Selling and marketing expenses are those expenses associated with promoting and selling the Company’s services and include such items as sales and marketing personnel salaries, stock compensation expense and related benefits, travel, advertising, depreciation and amortization, retention bonuses, and other promotional activities.

General and administrative

General and administrative expenses include other operating items such as officers’ and administrative personnel salaries, stock compensation expense and benefits, legal and audit expenses, public company related expenses, insurance, facility costs, retention bonuses, depreciation and amortization, including amortization of purchased intangibles and operating lease expenses.

Stock-based compensation expense

Stock-based compensation expense is measured based on the grant-date fair value of the share-based awards. Forfeitures are recognized as incurred. The Company estimates grant-date fair value using the Black-Scholes option pricing model. The model requires management to make a number of key assumptions including the fair value of common stock, expected volatility, expected term, risk-free interest rate, and expected dividends. The Company evaluates the assumptions used to value its share-based awards on each grant date. The Company amortizes the grant-date fair value of all share-based compensation awards over the employee’s requisite service period for the entire award on a straight-line basis, which is generally the vesting period. For an award with graded vesting that is subject only to a service condition (e.g., time-based vesting), the Company uses the straight-line attribution method under ASC 718 under which they recognize compensation cost on a straight-line basis over the total requisite service period for the entire award (i.e., over the requisite service period of the last separately-vesting tranche of the award). Additionally, the Company applies the “floor” concept so that the amount of compensation cost that is recognized as of any date is at least equal the grant-date fair value of the vested portion of the award on that date. That is, if the straight-line expense recognized to date is less than the grant date fair value of the award that is legally vested at that date, the company will increase its recognized expense to at least equal the fair value of the vested amount. Refer to Note 8 — Stock-based compensation for additional information.

Income taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The determination of the provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. The provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, international and other jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. Management considers all available evidence, both positive and negative, in determining whether a valuation allowance is required. Such evidence includes prior earnings history, the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback and carryforward periods of tax attributes, and tax planning strategies that could potentially enhance the likelihood of realization of a deferred tax asset in making this assessment. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified.

The Company evaluates for uncertain tax positions at each balance sheet date. When it is more likely than not that a position will be sustained upon examination by a tax authority that has full knowledge of all relevant information, the Company measures the amount of tax benefit from the position and records the largest amount of tax benefit that is greater than 50% likely of being realized after settlement with a tax authority. The Company’s policy for interest and/or penalties related to underpayments of income taxes is to include interest and penalties in income tax expense. The Company identified and recorded approximately $0.4 million and $0.1 million of liabilities for unrecognized tax benefits as of December 31, 2019 and 2018, respectively.

Earnings per share

The Company accounts for earnings per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and potential dilutive common shares outstanding during the period. Under U.S. GAAP, companies are required to include certain option grants granted to employees and convertible preferred stock in the diluted earnings per share calculation, except in cases where the effect of the inclusion of options and convertible preferred stock would be antidilutive.

Recently adopted accounting pronouncements

Changes to U.S. GAAP are established by the FASB, in the form of Accounting Standards Updates (“ASUs”), to the FASB’s ASC. The Company has elected not to opt out of the extended transition period and thus when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

The Company transitioned to ASC Topic 606, Revenue From Contracts with Customers (“ASC 606,” the “New Standard”), from ASC Topic 605, Revenue Recognition on January 1, 2019. The New Standard was applied to all contracts that were not complete as of the date of adoption, using the modified retrospective transition method. The transition to ASC 606 represents a change in accounting principle. The Company’s consolidated financial statements reflect the adoption of ASC 606 beginning in 2019, while the Company’s consolidated financial statements prior to 2019 were prepared under the guidance of ASC 605. The new standard did not materially affect the Company’s consolidated statements of income and comprehensive income, balance sheets, or cash flows, and prior periods were not impacted as a result of the adoption of the standard. The new standard resulted in insignificant changes to the timing of recognition of revenues for certain volume discounts.

The Company elected to early adopt ASU No. 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting effective as of January 1, 2019. The new standard simplifies aspects of accounting for share-based compensation issued to nonemployees by aligning it with the accounting for employee share-based compensation, with certain exceptions. The adoption of the new standard did not have an impact on the Company’s consolidated financial statements as the Company does not currently have any share-based payment awards issued to nonemployees.

The Company elected to early adopt ASU No. 2018-15, Intangibles, Goodwill, and Other - Internal Use Software (Subtopic 350-40): Customer’s accounting for implementation costs incurred in a Cloud Computing Arrangement that is a service contract as of January 1, 2019. The amendments in this ASU align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, the amendments require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The new standard did not materially affect the Company’s consolidated statements of income and comprehensive income, balance sheets, or cash flows were not impacted as a result of the adoption of the standard.

Recently issued accounting pronouncements

The Company considered the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU 2016-02 requires lessees to put most leases on their balance sheet while recognizing expense in a manner similar to existing accounting. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The standard allows for two methods of adoption to recognize and measure leases: retrospectively to each prior period presented in the financial statements with the cumulative effect of initially applying the guidance recognized at the beginning of the earliest comparative period presented or retrospectively at the beginning of the period of adoption with the cumulative effect of initially applying the guidance recognized at the beginning of the period in which the guidance is first applied. Both adoption methods include a number of optional practical expedients that entities may elect to apply. The Company will adopt the standard retrospectively at the beginning of the period of adoption with the cumulative effect of initially applying the guidance recognized at the beginning of the period in which the guidance is first applied. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), delaying the effective implementation date for ASC 842 by one year for entities that have not yet adopted the standard. The new accounting guidance is effective for the Company for fiscal periods beginning after December 15, 2020 and early adoption is permitted. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments. Topic 326 was subsequently amended by ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses and ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief. These ASUs replace the current incurred loss impairment methodology with a methodology that reflects expected credit losses measured at amortized cost and certain other instruments, including loans, held-to-maturity debt securities, net investments in leases, and off-balance sheet credit exposures. In November 2019 the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), delaying the effective implementation date for Topic 326 by one year for entities that have not yet adopted the standard. The update is effective for fiscal years beginning after December 15, 2022, and interim periods with fiscal years after December 15, 2022. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which amends ASC 820, Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. The accounting standard update will be effective beginning in the first quarter of fiscal year 2020, with removed and modified disclosures to be adopted on a retrospective basis, and new disclosures to be adopted on a prospective basis. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-17, “Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities”. The new standard changes how entities evaluate decision-making fees under the variable interest entity guidance. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted in any interim period after issuance. The standard should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings at the beginning of the period of adoption. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In December 2019, the FASB issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes by removing certain exceptions to the general principles and also simplification of areas such as franchise taxes, step-up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes. The update is effective for fiscal years beginning after December 15, 2021, and interim periods with fiscal years after December 15, 2022 on a prospective basis, and early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the consolidated financial statements.

Note 3 — Property and equipment, net

Property and equipment consist of the following (amounts in the table below are presented in thousands):

	Estimated Useful Life	As of December 31,
	(In Years)	2019	2018
Computers and equipment	3	$5,470	$4,237
Machinery and automobiles	5	129	68
Furniture and fixtures	3	544	326
Software	2	407	15
Leasehold improvements	7	119	58
		6,669	4,704
Less: Accumulated depreciation and amortization		(3,784)	(2,675)
		2,885	2,029
Capitalized software development costs	2	2,478	1,486
Less: Accumulated amortization		(1,339)	(346)
		1,139	1,140
Property and equipment, net		$4,024	$3,169

Property and equipment depreciation and amortization expense for the years ended December 31, 2019, 2018, and 2017 was $2.2 million, $1.1 million, and $0.5 million, respectively.

Note 4 — Accrued liabilities

The components of accrued liabilities were as follows (in thousands):

	As of December 31,
	2019	2018
Accrued customer discounts	$298	$477
Accrued retention bonus	648	694
Other accrued liabilities	242	342
Total accrued liabilities	$1,188	$1,513

In connection with the April 7, 2017 ASL merger described above in Note 1, the Company established a retention bonus plan. The retention bonus plan provides for bonus payment opportunities to key personnel, management, and sales personnel. Each participant in the plan has the opportunity to receive their individual retention bonus amount, as approved by the Board of Directors, in eight equal semi-annual payments. A portion of the retention bonus is subject to profit-before-tax performance metrics. Of the $10.0 million payout, $2.7 million is subject to earnout conditions based on the Company’s ability to achieve profit before tax growth targets. The retention bonus is payable as follows:

i)	Initial 24 months: Each participant is entitled to receive each semi-annual payment so long as he or she remains an employee or consultant of the Company in good standing on the respective six-month anniversary date.

ii)	Second 24 months (participants not subject to earnout conditions): Each participant not subject to earnout conditions is entitled to receive each semi-annual payment so long as he or she remains an employee or consultant of the Company in good standing on the respective six-month anniversary date.

iii)	Second 24 months (participants subject to earnout conditions): Each participant subject to earnout conditions is entitled to receive each semi-annual payment so long as he or she remains an employee or consultant of the company in good standing on the respective six-month anniversary date; and for the six-month period then-ended the profit before tax of the Company during the corresponding six-month period of the immediately preceding year equals or exceeds the target set forth in the agreement.

Total retention bonus expenses recognized for the years ended December 31, 2019, 2018, and 2017 was $2.5 million, $2.5 million, and $1.9 million, respectively. The retention bonuses are allocated to cost of revenue, engineering, research and development, sales and marketing, and general and administrative expense. Retention bonus expenses were allocated as follows (in thousands):

	For the years ended December 31,
	2019	2018	2017
Cost of revenue	$1,026	$1,026	$702
Engineering, research, and development	380	380	263
Sales and marketing	320	320	198
General and administrative	782	782	712
Total	$2,508	$2,508	$1,875

Note 5 — Income taxes

Income before provision for income taxes consisted of the following (in thousands):

	For the years ended December 31,
	2019	2018	2017
United States	$13,486	$9,460	$10,899
International	1,963	3,623	2,209
	$15,449	$13,083	$13,108

The federal and state income tax provision (benefit) is summarized as follows (in thousands):

	For the years ended December 31,
	2019	2018	2017
Current
Federal	$3,799	$2,841	$(797)
State	599	623	(97)
International	669	936	424
Total current tax expense	5,067	4,400	(470)
Deferred
Federal	(375)	(484)	422
State	(50)	(61)	(28)
International	—	—	—
Total deferred tax expense	(425)	(545)	394
Total tax expense/(benefit)	$4,642	$3,855	$(76)

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2019 and 2018 are as follows (in thousands):

	As of December 31,
	2019	2018
Deferred tax assets
Accrued compensation	$401	$369
Bad debt	5	5
State tax accrual	165	109
Stock-based compensation	906	515
Net operating loss	111	177
Total deferred tax assets	1,588	1,175
Deferred tax liabilities
Fixed asset basis	(114)	(126)
Total deferred tax liabilities	(114)	(126)
Net deferred taxes	$1,474	$1,049

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period.

The Company’s provision for income taxes does not include provisions for foreign withholding taxes associated with the repatriation of undistributed earnings of certain foreign subsidiaries that the Company intends to reinvest indefinitely in its foreign subsidiaries.

Net operating losses and tax credit carryforwards as of December 31, 2019 are as follows (in thousands):

	Amount	Expiration years
Net operating losses, federal	$404	2032 – 2035
Net operating losses, state	$383	2032 – 2035

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	For the years ended December 31,
	2019	2018	2017
Statutory rate	21.00%	21.00%	34.00%
State tax	2.53%	3.31%	(0.53)%
Permanent items	3.17%	4.68%	(3.41)%
Stock-based compensation deductions	1.19%	—%	(29.71)%
R&D credits	(0.70)%	(0.86)%	(1.72)%
Foreign rate differential	2.86%	1.33%	(2.50)%
Change in deferred – tax reform	—	—%	1.47%
Transition tax on foreign deferred income	—	—%	1.82%
Total	30.05%	29.46%	(0.58)%

As of December 31, 2019, the Company has approximately $0.4 million of unrecognized tax benefits. Approximately all of the unrecognized tax benefits, if recognized, would affect the effective tax rate. A reconciliation of the amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2019	$74
Increases related to prior year tax positions	124
Increases related to current year tax positions	159
Balance at December 31, 2019	$357

Unrecognized tax benefits may change during the next twelve months for items that arise in the ordinary course of business. The Company does not anticipate a material change to its unrecognized tax benefits over the next twelve months.

The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense.

The Company is subject to income taxes in U.S. federal and various state, local and foreign jurisdictions.  The tax years ended from December 2012 to December 2018 remain open to examination due to the carryover of unused net operating losses or tax credits.

Global Intangible Low-Taxed Income

In January 2018, the FASB released guidance on the accounting for tax on the global intangible low-taxed income (“GILTI”) provisions of the Act. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. The guidance indicates that either accounting for deferred taxes related to GILTI inclusions or treating any taxes on GILTI inclusions as period cost are both acceptable methods subject to an accounting policy election. The Company will elect to treat any potential GILTI inclusions as a period cost.

Note 6 — Preferred stock

As discussed in Note 1 above, on April 7, 2017, the Company was acquired by ASL. Prior to the date of the acquisition, the Company had convertible preferred stock outstanding during the period January 1, 2017 through April 6, 2017. The Company had preferred stock outstanding classified as Series A-1, A-2, and B. The Company’s convertible preferred stock was not redeemable at the option of the holder. The Company determined that its preferred stock was contingently redeemable due to the existence of deemed liquidation provisions contained in its Articles of Incorporation, as amended, and therefore classified the preferred stock outside of permanent equity.

On April 7, 2017, all of the Company’s preferred stock outstanding at the time of the ASL acquisition was converted into common shares and subsequently retired, canceled, and ceased to exist.

On May 6, 2019, the Company’s Board of Directors amended the Articles of Incorporation to increase the number of authorized common shares for issuance to 18,244,054 shares; and authorized 622,027 no par value shares of preferred stock for issuance. Additionally, on May 6, 2019 the Company entered into a Common Stock and Series A Preferred Stock Purchase Agreement (“Purchase Agreement”). Pursuant to the Purchase Agreement, the Company issued 622,027 shares of Common Stock at an initial price of $9.25 and 622,027 shares of Series A Preferred Stock at a price of $14.8647 to BGV Opportunity Fund L.P. (“BGV”), a related party through the Company’s securityholder representative as part of the ASL acquisition described in Note 1 above, for an aggregate purchase price of $15.0 million. In connection with the issuance of the Common Stock and Series A Convertible Preferred Stock, the Company incurred direct and incremental expenses of $0.1 million, related to legal fees, printing costs, financial advisory fees, closing costs, and other offering-related expenses. These expenses have been recorded as a reduction of proceeds from common stock and Series A Convertible Preferred Stock.

The significant features of the Company’s Series A Preferred Stock are as follows:

Redemption rights — The Company’s convertible preferred stock is not redeemable at the option of the holder. The Company has determined that its Series A Preferred stock is contingently redeemable due to the existence of deemed liquidation provisions contained in its Articles of Incorporation, as amended, and therefore classifies the Series A Preferred Stock outside of permanent equity.

Liquidation preference — In the event of any voluntary or involuntary liquidation as defined by the Company’s Articles of Incorporation, as amended, the holders of shares of Series A Preferred Stock shall be entitled to receive the greater of $24.1147 per share plus any dividends declared but unpaid, or such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock. If funds are insufficient for this distribution, the assets available will be distributed ratably among the preferred shareholders.

Dividend provisions — The holders of Series A Preferred Stock are entitled to dividends, as and if declared by the Board of Directors, on an as-converted basis. Dividends are not cumulative.

Conversion rights — Each outstanding share of Series A Preferred Stock is convertible into one fully paid and nonassessable share of common stock at the option of the holder. Each share of convertible preferred stock shall automatically have been converted into fully paid and nonassessable shares of common stock upon a qualified initial public offering or acquisition by a special purpose acquisition company, as defined in the Company’s Articles of Incorporation, as amended; or upon majority vote of the holders of the outstanding Series A Preferred Stock.

Voting rights — The holders of each share of Series A Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible at the record date.

Note 7 — Shareholders’ equity

In January, February, and March of 2017, approximately 116,000 employee stock options, adjusted for stock splits, were exercised under the 2011 Stock Plan as defined and discussed in Note 8 below.

On July 8, 2013, the Company entered into a warrant agreement with Bridge Bank for the right to purchase 114,758 shares of Series A-1 preferred stock at a purchase price of $0.784 per share (adjusted for stock splits). On February 17, 2017, Bridge Bank exercised the warrants to purchase the Series A-1 preferred stock.

On April 7, 2017, in connection with the ASL acquisition as described in Note 1 above, the Company retired and canceled all outstanding shares of common and preferred stock. The Company’s Board of Directors subsequently approved the issuance of 100 common shares with no par-value (not adjusted for the 120,000:1 stock split further described below).

On August 28, 2018, the Company’s Board of Directors executed an amendment to the Company’s Articles of Incorporation to increase the number of common shares authorized for issuance to 17,000,000.

On August 31, 2018, the Company effected a 120,000:1 forward stock split of its common shares. As a result of the stock split, the Company’s common shares issued and outstanding increased to 12,000,000 for the year ended December 31, 2018. All share information presented in the financial statements and related note have been retroactively adjusted to reflect the stock split.

On May 6, 2019, the Company’s Board of Director’s amended the Articles of Incorporation and issued 622,047 shares of common stock, as discussed further above in Note 6.

In May and June of 2019, approximately 225,435 employee stock options were exercised under the 2018 Stock Plan as defined and discussed in Note 8 below.

Note 8 — Stock-based compensation

Effective November 9, 2018, the Board of Directors approved a stock plan (the “2018 Stock Plan”). The 2018 Stock Plan permits the Company to grant up to 5,000,000 Incentive Stock Options (“ISOs”) or Nonstatutory Stock Options (“NSOs”) at the sole discretion of the Board of Directors. ISOs may only be granted to employees. An individual employee may receive up to a fair value of $0.1 million of ISOs, with the excess fair value of the options treated as NSOs. Fair value is defined as:

1)      If at the grant date the Company’s stock is listed on a national exchange, the fair value shall be equal to the closing price of the stock as quoted on NASDAQ.

2)      If at the grant date, the Company’s stock is not listed on a national exchange, the fair value of the option(s) granted will be determined in good faith by the Board of Directors as described further below.

The options granted under the 2018 Stock Plan generally vest over a period of approximately 3 years. If ISOs are granted to individuals owning at least 10% of the total combined voting power of the Company, then the ISOs will have a 5-year exercise term. ISOs and NSOs that contain, (i) a performance-based vesting requirement and (ii) are granted to non-directors, non-officers, and non-consultants of the Company, are exercisable at a rate of at least 20% over a 5-year period from the effective date of the grant. All options except for the ISOs described above have approximately a 10-year exercise term. Once options are vested, the recipients have the right to purchase the Company’s stock at a fixed and specified exercise price that varies depending on each stock option’s issuance date. Options are subject to time and performance vesting requirements as determined by the Board of Directors at the grant date. The Board of Directors may at its sole discretion provide acceleration of exercisability and vesting as it deems appropriate within the option recipient’s award agreement, or in the event of a change in control of the Company.

The Company has granted 2,982,339 options as of December 31, 2019 subject to time and performance-based vesting requirements. Unvested exercised options are treated as restricted shares that have voting and dividend rights and become fully unrestricted upon vesting. Dividends are not forfeitable as it relates to unvested exercised options that are canceled or forfeited prior to the respective date of vesting. The vesting provisions for the options granted are as set forth in the table below:

Grant Date	Options Granted	Vesting Conditions
November 12, 2018	2,250,000	-	The options vest as follows: 25% on the date of grant and 25% annually on the respective anniversaries as defined in the award agreement
March 27, 2019	20,000	-	The options vest as follows: 25% annually on the respective anniversaries as defined in the award agreement
May 22, 2019	166,118	-	A portion of the options vest as follows: 50% of the option shares vested on the date of grant and 25% vest annually on the anniversaries as defined in the award agreement.
		-	The remaining options vest as follows: 25% annually on the respective anniversaries as defined in the award agreement
		-	A portion of the options vest as follows: 75% of the option shares are vested on the Initial Vesting Date (as defined below); and 25% on the anniversaries as defined in the award agreement.
May 22, 2019	416,221	-	A portion of the options vest as follows: 50% of the option shares are vested on the Initial Vesting Date (as defined below); and 25% on the anniversaries as defined in the award agreement.
		-	The remaining options vest as follows: 25% of the option shares are vested on the Initial Vesting Date (as defined below), 25%; and 25% on the anniversaries as defined in the award agreement.
August 30, 2019	120,000	-	The options vest as follows: 25% annually on the respective anniversaries as defined in the award agreement
November 6, 2019	10,000	-	The options vest as follows: 25% annually on the respective anniversaries as defined in the award agreement

The Initial Vesting Date is defined as the closing date of a merger or consolidation by a special purpose acquisition company (ChaSerg Technology Acquisition Corp. or its wholly-owned subsidiary) and the Company and ASL.

Of the 732,339 options granted for the year ended December 31, 2019, 674,670 options remain outstanding that have a right to early exercise, net of forfeitures and options exercised. No options have been exercised early to date.

The grant-date fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model, as determined by the Board of Directors. The key assumptions for 2019 grants are provided in the following table. The Company used a zero percent dividend yield assumption for all Black-Scholes stock option-pricing calculations. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. Expected term is estimated using the simplified method, which takes into account vesting and contractual term. The simplified method is being used to calculate expected term instead of historical experience due to a lack of relevant historical data resulting from changes in option vesting schedules and changes in the pool of employees receiving option grants.

	2019	2018
Dividend yield	0%	0%
Expected volatility	40%	40%
Risk-free interest rates	1.42% – 2.23%	2.90% – 3.07%
Expected term in years	5.20 – 6.25	5.48 – 5.79
Grant date fair value of common stock	$7.54 – 7.55	$7.54

The stock option activity under the 2018 Stock Plan during the years ended December 31, 2019 and 2018 is as follows (in thousands except exercise price):

		Options outstanding
	Options available for grant	Number of options outstanding	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value
Balances at December 31, 2017	—	—	$—		$—
Options authorized to grant	5,000	—	—		—
Options granted	(2,250)	2,250	7.54	9.87	—
Options exercised	—	—	—		—
Options canceled/forfeited	—	—	—		—
Options expired	—	—	—		—
Balances at December 31, 2018	2,750	2,250	$7.54	9.87	$0
Vested at December 31, 2018	—	563	$7.54	9.87	$0
Exercisable at December 31, 2018	—	2,213	$7.54	9.87	$0

		Options outstanding
	Options available for grant	Number of options outstanding	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value
Balances at December 31, 2018	2,750	2,250	$7.54	9.87	$—
Options granted	(732)	732	7.55	9.44	—
Options exercised	—	(225)	7.54	—	—
Options canceled/forfeited	23	(23)	—	—	—
Options expired	—	—	—	—	—
Balances at December 31, 2019	2,041	2,734	—	9.01	$0
Vested at December 31, 2019	—	1,202	$7.54	8.90	$0
Exercisable at December 31, 2019	—	2,678	$7.54	9.00	$0

The total fair value of the underlying shares for the options that vested during the years ended December 31, 2019 and 2018 was $4.8 million and $4.2 million, respectively. The Company had 2,734,327 options outstanding at December 31, 2019. The aggregate intrinsic value in the table above represents the difference between the Company’s most recent valuation at March 31, 2019, and the exercise price of each in-the-money option on the last day of the period presented.

The Company had previously adopted a stock plan in 2011 (the “2011 Stock Plan”). On December 8, 2016, in contemplation of the impeding April 7, 2017, acquisition by ASL, the Company modified its 2011 Stock Plan by providing for the acceleration of vesting of the stock options upon a change in control. On the date of closing, the vesting of options held by eligible option grantees were accelerated in full, by an additional 18 months, or by an additional 12 months, respectively, with 45 total employees affected by the modification. Under the terms of the 2011 Stock Plan and the merger agreement with ASL, any remaining unvested options on the transaction date were canceled for no consideration, and all vested but unexercised options as of the transaction date were paid in cash as part of the merger consideration. See Note 1 above for additional details. There was no incremental compensation cost attributable to the incremental fair value of the modified options compared to the original options on the modification date. On the date of closing, the acceleration of vesting for 705,492 stock options resulted in a stock compensation charge and corresponding increase to additional paid-in capital of $0.8 million. The remaining 155,383 stock options were canceled for no consideration. After the date of closing, the Company did not have any options outstanding under the 2011 Stock Plan.

Total compensation expense related to the Company’s stock-based expense plans was $2.4 million, $1.8 million, and $0.8 million for the years ended December 31, 2019, 2018, and 2017, respectively, in the accompanying consolidated statements of income and comprehensive income. The Company classifies awards issued under the stock-based plans as equity.

Employee stock-based compensation recognized was as follows (in thousands):

	For the years ended December 31,
	2019	2018	2017
Cost of revenue	$148	$84	$162
Engineering, research, and development	175	103	41
Sales and marketing	53	40	53
General and administrative	2,065	1,529	500
Total stock-based compensation	$2,441	$1,756	$756

As of December 31, 2019 and 2018, there was approximately $5.0. million and $5.3 million of unrecognized stock-based compensation expense. All of the unrecognized stock-based compensation expense for the year ended December 31, 2019 related to the 2018 Stock Plan and is expected to be recognized over a weighted average period of 1.19 years.

Note 9 — Earnings per share

For the years ended December 31, 2019 and 2017, the Company computed earnings per share (“EPS”) in conformity with the two-class method required for participating securities. Undistributed earnings allocated to participating securities are subtracted from net income in determining net income attributable to common stockholders. The Company allocated income between its common and preferred shareholders only for the period the preferred stock was outstanding, which for the year ended 2019 was May 6, 2019 to December 31, 2019. For the year ended 2017 the Company had preferred stock outstanding from January 1, 2017 to April 6, 2017. Earnings for the periods January 1, 2019 to May 6, 2019 and April 7, 2017 to December 31, 2017 were allocated entirely to common shareholders.

For the year ended December 31, 2018, basic EPS was calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. All participating securities are excluded from basic weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include outstanding stock options. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share by application of the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per share of common stock as follows (in thousands except per share data):

	For the years ended December 31,
	2019	2018	2017
Numerator for basic earnings per share
Net income	$10,807	$9,228	$13,184
Less: Income attributable to preferred shareholders	(377)	—	(2,744)
Less: Dividends declared to preferred shareholders	—	—	(2,758)
Net income available to common shareholders	10,430	9,228	7,682

Denominator for basic earnings per share
Weighted-average shares outstanding – basic	12,535	12,000	9,362
Basic earnings per share	$0.83	$0.77	$0.82

Numerator for diluted earnings per share
Net income available to common shareholders	$10,430	$9,228	$7,682
Add-back: Income allocated to preferred shareholders assumed converted	377	—	—
Net income available to common shareholders	10,807	9,228	7,682

Denominator for diluted earnings per share
Basic weighted-average common shares outstanding	12,535	12,000	9,362
Add: Preferred stock assumed converted into common stock	409	—	—
Add: Dilutive impact of options in the money	2	—	426
Weighted-average shares outstanding for diluted earnings per share	12,946	12,000	9,788
Diluted earnings per share	$0.83	$0.77	$0.78

The denominator used in the calculation of EPS has been retrospectively adjusted for the reverse stock split of the transaction and 120,000:1 stock split as further described in Note 1 and Note 7, respectively. The years ended December 31, 2019, 2018, and 2017 exclude 716,904, 2,250,000 and 16,600, respectively, employee stock options as their effect would be antidilutive. The year ended December 31, 2017 excludes 10,083,537 convertible preferred Series A-1, A-2, and B stock as their effect would be antidilutive.

Note 10 — Segment and geographic information

In accordance with ASC 280, Segment Reporting, the Company has determined it has one operating segment and one reportable segment. The chief operating decision maker assesses the Company’s performance and allocates resources based on the Company’s consolidated financial information. The Company’s business activities have similar economic characteristics and are similar in all of the following areas: the nature of services, the type or class of customer for which they provide their services, and the methods used to provide their services.

The Company’s revenues are generated within the United States. Long-lived assets include property and equipment, net of accumulated depreciation and amortization and is summarized as follows (in thousands):

	As of December 31,
	2019	2018
Long-lived assets, net of accumulated depreciation and amortization
United States	$885	$440
Russia	1,386	1,475
Ukraine	773	681
Poland	577	512
Serbia	403	61

Note 11 — Related party transactions

One of the Company’s minority shareholders is a member of the Board of Directors of one of the Company’s customers. Total revenue recorded from the related party for the year ended December 31, 2019 was approximately $1.0 million. Accounts receivable from the related party was $0.5 million as of December 31, 2019. Revenue and accounts receivable from the related party were not material in the prior periods.

On November 28, 2018, the Company’s Board of Directors declared a dividend of $0.17 per common share, or $2.0 million, to the Company’s sole shareholder ASL. The dividends were paid in 2019.

As discussed further in Note 2, the Company provides services to its customers utilizing personnel from GD-Ukraine. GD-Ukraine performs services and support exclusively on behalf of the Company and its customers, however, the Company has no ownership in the sub-contractor. GD-Ukraine’s equity holder is an employee of the Company.

Note 12 — Benefit plans

The Company maintains a 401(k) defined contribution savings and retirement plan for substantially all of its U.S. employees. Subject to Code limitations, an employee may elect to contribute an amount up to 60% of compensation during each plan year. The Company is not required to make contributions to the plan but can make discretionary contributions. The Company has not made any contributions to the 401(k) plan for the years ended December 31, 2019, 2018, and 2017.

Note 13 — Commitments and contingencies

Operating leases

The Company leases its vehicles and facilities under non-cancelable operating leases expiring between March 2020 and June 2022. Rent expense related to the Company’s operating leases was approximately $4.8 million, $3.8 million, and $3.0 million for the year ended December 31, 2019, 2018, and 2017, respectively.

Future minimum payments under non-cancelable leases are as follows (in thousands):

Years ending December 31,
2020	$3,347
2021	919
2022	480
Total	$4,746

Software subscription services agreement

The Company entered into a software subscription services agreement (the “SSA”) effective as of June 1, 2019. The SSA is non-cancelable for a term of five years from the effective date and renewable at the election of the Company. Payments under the terms of the SSA are due quarterly in advance. Total future minimum payments under the non-cancelable SSA are as follows (in thousands):

Years ending December 31,
2020	$479
2021	479
2022	345
2023	300
2024	75
Total	$1,678

Litigation

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. Management evaluates each claim and provides for potential loss when the claim is probable to be paid and reasonably estimable. While adverse decisions in certain of these litigation matters, claims and administrative proceedings could have a material effect on a particular period’s results of operations, subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that any future accruals with respect to these currently known contingencies would not have a material effect on the financial condition, liquidity or cash flows of the Company. There are no amounts required to be reflected in these consolidated financial statements related to contingencies.

Note 14 — Line of credit

In October 2017, the Company entered into a loan agreement for a revolving line of credit facility (“Line of Credit”) with a borrowing capacity of $0.5 million. The Line of Credit is secured by substantially all of the Company’s assets and was secured in order to provide credit support for a letter of credit facility and balances under the Company’s credit cards.

Borrowings under the Line of Credit are subject to a variable interest rate, based on changes in the Prime Rate, as calculated published by the Wall Street Journal. There were no borrowings on the Line of Credit as of December 31, 2019 and 2018.

Note 15 — Subsequent events

Management of the Company evaluated its December 31, 2019 consolidated financial statements for subsequent events through March 9, 2019, the date the financial statements were available to be issued.

On February 13, 2020, the Company’s Board of Directors resolved that an aggregate of $3.8 million bonuses shall be paid out by the Company if the closing of a business combination with ChaSerg Technology Acquisition Corp. occurs on or before April 1, 2020 provided that payment is made within the same month of the closing of the business combination.

CHASERG TECHNOLOGY ACQUISITION CORP.

Audited Consolidated Financial Statements

as of December 31, 2019 and 2018,

for the Year Ended December 31, 2019,

and the Period from May 21, 2018 (Inception) through December 31, 2018

CHASERG TECHNOLOGY ACQUISITION CORP.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

ChaSerg Technology Acquisition Corp.

Opinion on the Financial Statement

We have audited the accompanying consolidated balance sheets of ChaSerg Technology Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from May 21, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018 and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from May 21, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and does not complete a business combination by April 9, 2020, then the Company will cease all operations except for the purpose of winding down and liquidating. The mandatory liquidation and subsequent dissolution and unfavorable liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York

March 3, 2020

CHASERG TECHNOLOGY ACQUISTION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash	$141,583	$1,011,224
Prepaid expenses and other current assets	137,548	194,482
Total Current Assets	279,131	1,205,706

Cash and marketable securities held in Trust Account	224,016,036	221,158,467
Total Assets	$224,295,167	$222,364,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$5,359,165	$216,493
Accrued offering costs	—	11,250
Income taxes payable	18,898	217,377
Advance from related party	20,000	—
Convertible promissory note – related party	300,000	—
Total Current Liabilities	5,698,063	445,120

Deferred underwriting fees	7,700,000	7,700,000
Total Liabilities	13,398,063	8,145,120

Commitments

Common stock subject to possible redemption, 20,589,710 and 20,921,905 shares at approximately $10.00 per share as of December 31, 2019 and 2018, respectively	205,897,100	209,219,050

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,050,290 and 1,718,095 issued and outstanding (excluding 20,589,710 and 20,921,905 shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	205	172
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,500,000 shares issued and outstanding	550	550
Additional paid-in capital	7,705,834	4,383,917
(Accumulated deficit)/Retained earnings	(2,706,585)	615,364
Total Stockholders’ Equity	5,000,004	5,000,003
Total Liabilities and Stockholders’ Equity	$224,295,167	$222,364,173

The accompanying notes are an integral part of the consolidated financial statements.

CHASERG TECHNOLOGY ACQUISTION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,	For the Period from May 21, 2018 (Inception) Through December 31,
	2019	2018

General and administrative expenses	$7,143,705	$325,726
Loss from operations	(7,143,705)	(325,726)

Other income:
Interest earned on marketable securities held in Trust Account	4,664,912	1,158,467

(Loss) income before provision for income taxes	(2,478,793)	832,741
Provision for income taxes	(843,156)	(217,377)
Net (loss) income	$(3,321,949)	$615,364

Weighted average shares outstanding of Class A redeemable common stock	22,000,000	21,654,321
Basic and diluted income per share, Class A	$0.14	$0.04

Weighted average shares outstanding of Class A and Class B non-redeemable common stock	6,140,000	5,733,422
Basic and diluted net loss per share, Class A and Class B	$(1.06)	$(0.04)

The accompanying notes are an integral part of the consolidated financial statements.

CHASERG TECHNOLOGY ACQUISTION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

					Additional	(Accumulated Deficit)/	Total
	Class A Common Stock		Class B Common Stock		Paid in	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance – May 21, 2018 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Founder Shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000

Sale of 22,000,000 Units, net of underwriting discounts and offering expenses	22,000,000	2,200	—	—	207,176,489	—	207,178,689

Sale of 640,000 Private Units	640,000	64	—	—	6,399,936	—	6,400,000

Forfeiture of Founder Shares	—	—	(250,000)	(25)	25	—	—

Common stock subject to possible redemption	(20,921,905)	(2,092)	—	—	(209,216,958)	—	(209,219,050)

Net income	—	—	—	—	—	615,364	615,364
Balance – December 31, 2018	1,718,095	172	5,500,000	550	4,383,917	615,364	5,000,003

Change in value of common stock subject to possible redemption	332,195	33	—	—	3,321,917	—	3,321,950

Net loss	—	—	—	—	—	(3,321,949)	(3,321,949)
Balance – December 31, 2019	2,050,290	$205	5,500,000	$550	$7,705,834	$(2,706,585)	$5,000,004

The accompanying notes are an integral part of the consolidated financial statements.

CHASERG TECHNOLOGY ACQUISTION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,	For the Period from May 21, 2018 (Inception) Through December 31,
	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(3,321,949)	$615,364
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,664,912)	(1,158,467)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	56,934	(194,482)
Accounts payable and accrued expenses	5,142,672	216,493
Income taxes payable	(198,479)	217,377
Net cash used in operating activities	(2,985,734)	(303,715)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	1,807,343	—
Investment of cash into Trust Account	—	(220,000,000)
Net cash provided by (used in) investing activities	1,807,343	(220,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	215,600,000
Proceeds from sale of Placement Units	—	6,400,000
Advances from related party	20,000	23,100
Repayment of advances from related party	—	(23,100)
Proceeds from convertible promissory note – related party	300,000	—
Proceeds from promissory note - related party	—	300,000
Repayment of promissory note - related party	—	(300,000)
Payment of offering costs	(11,250)	(710,061)
Net cash provided by financing activities	308,750	221,314,939

Net Change in Cash	(869,641)	1,011,224
Cash – Beginning of period	1,011,224	—
Cash – End of period	$141,583	$1,011,224

Supplementary cash flow information:
Cash paid for income taxes	$1,041,635	$—

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(3,321,950)	$209,219,050
Deferred underwriting fees charged to additional paid in capital	$—	$7,700,000

The accompanying notes are an integral part of the consolidated financial statements.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

ChaSerg Technology Acquisition Corp. (the “Company”) was incorporated in Delaware on May 21, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company’s subsidiaries are comprised of CS Merger Sub 1 Inc., a wholly owned subsidiary of the Company incorporated on November 12, 2019 as a California corporation (“Merger Sub 1”), and CS Merger Sub 2 LLC., a wholly owned subsidiary of the Company incorporated on November 8, 2019 as a Delaware limited liability corporation (“Merger Sub 2”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the technology industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from May 21, 2018 (inception) through December 31, 2019 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and the proposed acquisition of Grid Dynamics International, Inc., a California corporation (“Grid Dynamics”) (see Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 4, 2018. On October 10, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 600,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to ChaSerg Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $6,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on October 10, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On October 25, 2018, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 2,000,000 Units at $10.00 per Unit and sold an additional 40,000 Placement Units at $10.00 per Placement Unit, generating total gross proceeds of $20,400,000. Following such closing, an additional $20,000,000 of net proceeds ($10.00 per Unit) was deposited in the Trust Account, resulting in $220,000,000 ($10.00 per Unit) held in the Trust Account.

Transaction costs amounted to $12,821,311, consisting of $4,400,000 of underwriting fees, $7,700,000 of deferred underwriting fees and $721,311 of legal and other costs. In addition, as of December 31, 2019, $141,583 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until April 9, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

Liquidity and Going Concern

As of December 31, 2019, the Company had a cash balance of approximately $142,000 and a working capital deficit of approximately $5,419,000. In addition, the Company had $224,016,036 in the Trust Account, which includes interest income of approximately $4,016,000 from the Company’s investments in the Trust Account which is available to the Company to pay its tax obligations.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete its initial Business Combination. To the extent necessary, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required, up to $1,500,000. Such loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Placement Units (see Note 5).

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the working capital deficit and mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 9, 2020.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock, sold in the Public Offering, features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The shares of common stock sold in the private placements do not contain these rights. Accordingly, at December 31, 2019 and 2018, 20,589,710 and 20,921,905 shares of common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $12,821,311 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 11,320,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account (net of applicable franchise and income taxes of approximately $1,493,000 and $341,000 for the year ended December 31, 2019 and for the period from May 21, 2018 (inception) through December 31, 2018, respectively), by the weighted average number of Class A redeemable common stock outstanding during the period. Net loss per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the period. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share:

	Year Ended December 31, 2019	For the Period from May 21, 2018 (inception) Through December 31, 2018
Redeemable Common Stock
Numerator: Earnings allocable to Redeemable Common Stock
Interest Income	$4,664,912	$1,158,467
Income and Franchise Tax	$(1,493,035)	$(340,715)
Net Earnings	$3,171,877	$817,752
Denominator: Weighted Average Redeemable Common Stock
Redeemable Common Stock, Basic and Diluted	22,000,000	21,654,321
Earnings/Basic and Diluted Redeemable Common Stock	$0.14	$0.04
Non-Redeemable Common Stock
Numerator: Net Loss minus Redeemable Net Earnings
Net (Loss) Income	$(3,321,949)	$615,364
Redeemable Net Earnings	$(3,171,877)	$(817,752)
Non-Redeemable Net Loss	$(6,493,826)	$(202,388)
Denominator: Weighted Average Non-Redeemable Common Stock
Non-Redeemable Common Stock, Basic and Diluted (1)	6,140,000	5,733,422
Loss/Basic and Diluted Non-Redeemable Common Stock	$(1.06)	$(0.04)

Note: As of December 31, 2019 and 2018, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s common stockholders.

(1)	The weighted average non-redeemable common stock for the year ended December 31, 2019 includes the effect of 717,500 Private Units, which were issued in conjunction with the initial public offering on February 11, 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 22,000,000 Units at a price of $10.00 per Unit, inclusive of 2,000,000 Units sold to the underwriters on October 25, 2018 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 600,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $6,000,000, of which the Sponsor purchased 500,000 Placement Units and the underwriters purchased 100,000 Placement Units. On October 25, 2018, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 30,000 Placement Units to the Sponsor and 10,000 Placement Units to the underwriters, at a price of $10.00 per Placement Unit, generating gross proceeds of $400,000. Each Placement Unit consists of one share of Class A common stock (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 30, 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Placement Units). As a result of the underwriters’ election to partially exercise their over-allotment option, 250,000 Founder Shares were forfeited and 500,000 Founder Shares are no longer subject to forfeiture.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Advances

During year ended December 31, 2019, the Company’s Sponsor advanced an aggregate of $20,000 to be used for working capital purposes. The advances are non-interest bearing, unsecured and due on demand. Advances amounting to $20,000 were outstanding as of December 31, 2019.

Related Party Loans

On May 23, 2018, the Company issued a promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate of $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on October 10, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Placement Units.

Convertible Promissory Note – Related Party

In November 2019, the Company issued an unsecured convertible promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $300,000. The note is non-interest bearing and payable upon the consummation of a Business Combination. The note may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (see below). As of December 31, 2019, there was $300,000 outstanding under the promissory note.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on October 10, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2019 and for the period from May 21, 2018 (inception) through December 31, 2018, the Company incurred $180,000 and $30,000 in fees for these services, respectively. At December 31, 2019 and 2018, $75,000 and $30,000 of such fees is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets, respectively.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on October 4, 2018, the holders of the Founder Shares, Placement Units (including securities contained therein) and securities that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement and may not exercise their demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On October 25, 2018, the underwriters elected to partially exercise their over-allotment option to purchase 2,000,000 Units at a purchase price of $10.00 per Unit.

In connection with the closing of the Initial Public Offering and the over-allotment option, the underwriters were paid a cash underwriting discount $4,400,000. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,700,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Merger Agreement

On November 13, 2019, the Company, Merger Sub 1 and Merger Sub 2 (collectively, the “ChaSerg Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Grid Dynamics and Automated Systems Holdings Limited (“ASL”), a company incorporated in Bermuda with limited liability, solely in its capacity as representative of the stockholders of Grid Dynamics immediately prior to the consummation of the business combination.

Pursuant to the Merger Agreement, (i) Merger Sub 1 will be merged with and into Grid Dynamics, with Grid Dynamics surviving the merger on the terms and subject to the conditions set forth in the Merger Agreement (the “Initial Merger”), and (ii) as part of the same overall transaction, immediately following the Initial Merger, Grid Dynamics will be merged with and into Merger Sub 2, with Merger Sub 2 surviving on the terms and subject to the conditions set forth in the Merger Agreement (the “Second Step Merger” and, together with the Initial Merger, the “Mergers”).

The purchase price will be paid to Grid Dynamics stockholders as of immediately prior to the consummation of the Business Combination in a combination of stock and cash consideration. The aggregate merger consideration (the “Merger Consideration”) to be paid pursuant to the Merger Agreement will be an amount equal to: (i) $130,000,000, subject to certain reductions (the “Cash Consideration”) and (ii) 25,523,810 shares of the Company’s Class A Common Stock (the “Share Consideration”). The Cash Consideration is subject to reduction in an amount equal to: $13,500,000 multiplied by (x) the balance of the trust account (the “Trust Account”) established by the Company for the benefit of its public stockholders as at the date of the signing of the Merger Agreement minus the Available Parent Cash, divided by (y) 30% of the Trust Account balance as at the date of the signing of the Merger Agreement, where such adjustment amount can be no more than $13,500,000 and no less than $0, and is offset by an equivalent increase in the Share Consideration. The Share Consideration is subject to customary adjustment at closing by an amount of shares of the Company’s Class A Common Stock to account for changes in working capital, indebtedness and excess cash. Excess cash also includes an adjustment mechanism for funds that are used between signing and closing for specified acquisitions. The Share Consideration is also subject to adjustment for earnings before income taxes, depreciation and amortization (“EBITDA”) performance targets, whereby the Share Consideration is reduced by $1,500,000 for every $100,000 by which the estimated total EBITDA in 2019 is below $23,800,000. The post-closing adjustment of the Share Consideration is capped at 857,143 shares of the Company’s Class A Common Stock which will be placed in escrow at closing.

The obligations of the parties to consummate the Merger are subject to various conditions, including, among other things: (i) the approval of Grid Dynamics’s stockholders; (ii) the approval of the Company’s stockholders at a special meeting of the Company’s stockholders; (iii) the approval of the shareholders of ASL, including Teamsun Technology (HK) Limited (“Teamsun HK”), a company listed on the Stock Exchange of Hong Kong Limited (“HKEX”); (iv) the approval of the shareholders of Beijing Teamsun Technology Co. Ltd. (“Teamsun”), including the largest stockholder of Teamsun (the “Teamsun Affiliate”); (v) the receipt of requisite government and securities exchange approvals, including approval related to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and approval from the HKEX; (vi) after giving effect to the right of the Company’s public stockholders to redeem their shares of the Company’s Class A Common Stock (the “Redemption”), the Company having at least $5,000,001 in net tangible assets in the Trust Account; and (vii) after giving effect to the Redemption and the receipt of any additional equity sold by the Company, the total cash and cash equivalents of the Company shall be at least 70% of the Trust Account balance as of the date of signing of the Merger Agreement.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

The Merger will be consummated subject to the deliverables and provisions as further described in the Merger Agreement. For additional information, see the Company’s Definitive Proxy Statement filed with the SEC on February 10, 2020.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Common Stock

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 2,050,290 and 1,718,095 shares of Class A common stock issued or outstanding, excluding 20,589,710 and 20,921,905 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 5,500,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption; and

●	if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

●	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31, 2019	December 31, 2018
Deferred tax asset
Organizational costs/Startup expenses	$1,406,205	$42,501
Total deferred tax asset	1,406,205	42,501
Valuation allowance	(1,406,205)	(42,501)
Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	Year Ended December 31, 2019	For the Period from May 21, 2018 (inception) Through December 31, 2018
Federal
Current	$843,156	$217,377
Deferred	(1,363,704)	(42,501)

State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	1,363,704	42,501
Income tax provision	$843,156	$217,377

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

As of December 31, 2019 and 2018, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2019 and for the period from May 21, 2018 (inception) through December 31, 2018, the change in the valuation allowance was $1,363,704 and $42,501, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and 2018 is as follows:

	Year Ended December 31, 2019	May 21, 2018 (inception) Through December 31, 2018

Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	%	0.0%
Change in valuation allowance	(55.0)%	5.1%
Income tax provision	(34.0)%	26.1%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2019, assets held in the Trust Account were comprised of $667 in cash and $224,015,369 in money market funds which are invested in U.S Treasury Securities. At December 31, 2018, assets held in the Trust Account were comprised of $24,616 in cash and $221,133,851 in U.S. Treasury Bills. During the year ended December 31, 2019, the Company withdrew $1,807,343 of interest income from the Trust account to pay its franchise and income tax obligations.

CHASERG TECHNOLOGY ACQUISTION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$224,015,369

The gross holding losses and fair value of held-to-maturity securities at December 31, 2018 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Losses	Fair Value

December 31, 2018	U.S. Treasury Securities (Mature on 4/11/2019)	$110,548,511	$(11,025)	$110,537,486

December 31, 2018	U.S. Treasury Securities (Mature on 4/4/2019)	$110,585,340	$(6,208)	$110,579,132

NOTE 10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify subsequent events that would have required adjustment or disclosure in the financial statements.

On February 27, 2020, the Company amended its underwriting agreement with Cantor pursuant to which Cantor agreed to forfeit 75% of the aggregate $7,700,000 deferred fee, or $5,775,000, that would otherwise be payable to them upon the consummation of a Business Combination. The forfeiture of the deferred fee will only apply in the event that the Company consummates the Business Combination with Grid Dynamic.

On February 27, 2020, the Company entered into a capital markets advisory agreement (the “Capital Market Advisory Agreement”) with Cantor pursuant to which the Company engaged Cantor to act as a capital markets advisor in connection with the Company’s proposed Business Combination with Grid Dynamics. The Company has agreed to pay Cantor a cash fee of $4,525,000, of which the Company may reduce the fee by up to $455,000, solely to the extent such amount is paid to Northland Securities Inc. and Benchmark Investments Inc. The fee is payable to Cantor upon the consummation of the Business Combination with Grid Dynamics.

GRID DYNAMICS HOLDINGS, INC.

Unaudited Pro Forma Condensed Combined Financial Information

as of and for the year ended December 31, 2019

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the Form S-1 (the “Form S-1”) to which this unaudited pro forma condensed combined financial information is attached. Unless the context otherwise requires, the “Company” refers to Grid Dynamics Holdings, Inc. and its subsidiaries after the closing of the Business Combination (the “Closing”), and ChaSerg Technology Acquisition Corp. prior to the Closing.

Introduction

The following unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Business Combination occurred on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2019.

The pro forma combined financial statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of ChaSerg was derived from the audited financial statements of ChaSerg Technology Acquisition Corp. as of and for the year ended December 31, 2019. The historical financial information of Grid Dynamics was derived from the audited consolidated financial statements of Grid Dynamics as of and for the year ended December 31, 2019, which is included elsewhere in this Form S-1. This information should be read together with ChaSerg’s and Grid Dynamics’ audited financial statements and related notes. The section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Form S-1 is incorporated by reference. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of ChaSerg is incorporated by reference from the Form 10-K filed by ChaSerg on March 4, 2020.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, ChaSerg was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Grid Dynamics issuing stock for the net assets of ChaSerg, accompanied by a recapitalization. The net assets of ChaSerg were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Grid Dynamics.

Grid Dynamics was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Grid Dynamics holds executive management roles for the Company and those individuals are responsible for the day-to-day operations;

●	Grid Dynamics was a subsidiary of ASL prior to the Closing, and ASL holds the largest minority voting interest in the combined entity;

●	From a revenue and business operation standpoint, Grid Dynamics is the larger entity in terms of relative size;

●	Grid Dynamics’ San Ramon, CA headquarters are the headquarters of the Company;

●	The Company has assumed Grid Dynamics’ name and is called Grid Dynamics Holdings, Inc.; and

●	The intended strategy of the Company will continue Grid Dynamics’ current strategy of driving enterprise-level digital transformation in the Fortune 1000 companies.

Description of the Business Combination

The aggregate consideration for the Business Combination was $400.0 million, payable in the form of cash and shares of the Company’s Common Stock valued at $10.00 per share. The cash portion of the consideration was an aggregate amount equal to $129.9 million. The remainder of $270.1 million was in the form of 27,006,251 shares of the Company’s Common Stock valued at $10.00 per share. The share consideration is subject to a post-Closing adjustment capped at 857,143 shares of the Company’s Common Stock which was placed in escrow at closing. The following represents the aggregate consideration at closing:

(in thousands, except for share amounts)
Shares transferred at Closing	27,006,251
Value per share (1)	10.00
Total Share Consideration	$270,063
Plus: Cash Transferred	129,894
Total Cash and Share Consideration – at closing	$399,957

(1)	Value per share was calculated using a $10.00 reference price. The closing share price on the date of the consummation of the transaction was $12.00. As the business combination was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.

The following summarizes the pro forma Common Stock shares outstanding. As the pro forma financial statements are prepared as of and for the year ended December 31, 2019, the pro forma Common Stock shares outstanding are presented as of December 31, 2019. However, the actual Common Stock shares outstanding at closing differed due to changes in facts and circumstances as presented below:

	December 31, 2019		At Closing
	Shares	%	Shares	%
ASL	19,340,049		19,490,295
BGV	2,078,701		2,094,850
Grid Dynamics Management Shares	5,409,707		5,421,106
Total Grid Dynamics shares (1), (2)	26,828,457	49.9%	27,006,251	50.1%
Common shares held by current ChaSerg shareholders	21,948,285		21,948,285
Founder Shares (3), (4)	4,970,000		4,993,000
Total ChaSerg Shares	26,918,285	50.1%	26,941,285	49.9%
Pro Forma Common Stock - at Closing	53,746,742	100.0%	53,947,536	100%

(1)	Includes an Estimated Closing Adjustment of 1,294,261 shares calculated based on a signing price of $10.19 and cash as of the balance sheet date. The Estimated Closing Adjustment calculated at closing was 1,472,031. These shares were allocated proportionately between ASL, BGV, and Grid Dynamics’ management.
(2)	Includes a redemption share adjustment of 10,386 shares calculated based on the cash in the Trust Account as of the balance sheet date. The redemption share adjustment calculated at closing was 10,410. These shares were allocated proportionately.
(3)	Excludes 1,090,000 Earnout Shares that are owned by the Sponsor and 110,000 Earnout Shares that are owned by Cantor and held in escrow as specified in the Side Letter. The Earnout Shares converted to the Company’s Common Stock upon the closing of the Business Combination. The release of the Earnout Shares is subject to achieving the price thresholds as set per the terms of the Side Letter. The Earnout Shares are not included as part of the capitalization table as the Sponsor and Cantor did not have possession of their Earnout Shares at closing. However, while the Earnout Shares are held in escrow, the Sponsor and Cantor shall have full ownership rights to their Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.
(4)	Includes the conversion of the unsecured convertible promissory note with the Sponsor into 30,000 additional shares. The balance of the promissory note increased to $0.5 million subsequent to the balance sheet date resulting in 23,000 additional shares being issued at closing.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are based on the historical financial statements of ChaSerg and Grid Dynamics. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(in thousands)

	As of December 31, 2019				As of December 31, 2019
	Grid Dynamics (Historical)	ChaSerg (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$42,189	142	(129,894)	(A)	112,723
			224,016	(B)
			(19,185)	(D)
			(268)	(H)
			(3,750)	(I)
			(527)	(L)
Accounts receivable, net	13,893	-			13,893
Unbilled receivables	5,036	-			5,036
Prepaid income taxes	308	-			308
Deferred transaction costs	1,878	-	(1,878)	(D)	-
Prepaid expenses and other current assets	2,711	137			2,848
Total current assets	$66,015	279	68,514		134,808

Cash and marketable securities held in Trust Account	-	224,016	(224,016)	(B)	-
Property and equipment, net	4,024	-			4,024
Intangible assets, net	18	-			18
Deferred income taxes	1,474	-			1,474
Total assets	$71,531	224,295	(155,502)		140,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$768	5,359	(5,130)	(D)	768
			(229)	(H)
Accrued liabilities	1,188	-	(648)	(I)	540
Accrued compensation and benefits	5,337	-			5,337
Accrued income taxes	869	19	(19)	(H)	869
Convertible promissory note – related party	-	300	(300)	(K)	-
Other current liabilities	138	20	(20)	(H)	138
Total current liabilities	$8,300	5,698	(6,346)		7,652

Long-term liabilities
Deferred underwriting fees	-	7,700	(7,700)	(D)	-
Total liabilities	$8,300	13,398	(14,046)		7,652

Convertible preferred stock, no par value, 622,027 shares authorized and outstanding as of December 31, 2019	$9,187	-	(9,187)	(G)	-
Common stock subject to possible redemption, 20,589,710 shares at approximately $10.00 per share as of December 31, 2019	-	205,897	(205,897)	(C)	-
Equity
Common stock, no par value, 18,244,054 shares authorized and 12,847,462 outstanding as of December 31, 2019	$8,117	-	(8,117)	(G)	-
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,050,290 issued and outstanding (excluding 20,589,710 shares subject to possible redemption) as of December 31, 2019	-	-	3	(A)	8
			2	(C)
			1	(E)
			2	(G)
			-	(K)
			-	(L)
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,500,000 shares issued and outstanding	-	1	(1)	(E)	-
Additional paid in capital	10,535	7,706	(129,894)	(A)	106,380
			(3)	(A)
			205,895	(C)
			(6,192)	(D)
			(2,707)	(F)
			17,302	(G)
			3,965	(J)
			300	(K)
			(527)	(L)
Retained earnings / (Accumulated deficit)	35,392	(2,707)	(2,041)	(D)	26,284
			2,707	(F)
			(3,102)	(I)
			(3,965)	(J)
Total stockholders’ equity	54,044	5,000	73,628		132,672
Total liabilities and stockholders’ equity	$71,531	224,295	(155,502)		140,324

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

	For the Year Ended December 31, 2019				For the Year Ended December 31, 2019
	Grid Dynamics (Historical)	ChaSerg (Historical)	Pro Forma Adjustment		Pro Forma Combined
Revenue	$118,326	-	-		118,326
Cost of revenue	70,090	-			70,090
Gross profit	48,236	-	-		48,236

Operating expenses:
Engineering, research, and development	4,346	-			4,346
Sales and marketing	6,947	-			6,947
General and administrative	21,318	7,144	(5,584)	(AA)	23,215
			337	(BB)

Total operating expenses	32,611	7,144	(5,247)		34,508
Income (loss) from operations	15,625	(7,144)	5,247		13,728

Interest (expense)/income, net	-	4,665	(4,665)	(CC)	-
Other (expense)/income, net	(176)	-			(176)
Income before income taxes	15,449	(2,479)	582		13,552

Provision for income taxes	4,642	843	163	(DD)	5,648
Net (loss) income	$10,807	(3,322)	419		7,904

Earnings per Share
Weighted average number of shares outstanding, basic	12,535,000	-
Net income per share, basic	$0.83	-

Weighted average number of shares outstanding, diluted	12,946,000	-
Net income per share, diluted	$0.83	-
Net income attributable to Class A shareholders, basic					7,731
Weighted average number of Class A shares outstanding, basic	-	22,000,000			53,746,742
Net income per share, Class A – basic	$-	0.14			0.14
Net income attributable to Class A shareholders, diluted					7,788
Weighted average number of Class A shares outstanding, diluted	-	22,000,000			54,619,033
Net income per share, Class A – diluted	$-	0.14			0.14
Weighted average number of Class A and Class B shares outstanding, basic and diluted	-	6,140,000
Net income per share, Class A and Class B – basic and diluted	$-	(1.06)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ChaSerg was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Grid Dynamics issuing stock for the net assets of ChaSerg, accompanied by a recapitalization. The net assets of ChaSerg were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Grid Dynamics.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Business Combination occurred on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 presents the pro forma effect to the Business Combination as if it had been completed on January 1, 2019. These periods are presented on the basis of Grid Dynamics as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

●	ChaSerg’s audited balance sheet as of December 31, 2019 and the related notes, which is incorporated by reference; and

●	Grid Dynamics’ audited consolidated balance sheet as of December 31, 2019 and the related notes, included elsewhere in the Form S-1.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

●	ChaSerg’s audited statement of operations for the year ended December 31, 2019 and the related notes, which is incorporated by reference; and

●	Grid Dynamics’ audited statement of operations for the year ended December 31, 2019 and the related notes, included elsewhere in the Form S-1.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. They should be read in conjunction with the historical financial statements and notes thereto of ChaSerg and Grid Dynamics.

2. Accounting Policies

Management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Company. Grid Dynamics and ChaSerg have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Grid Dynamics Holdings Inc.’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2019 are as follows:

(A)	Reflects consideration of $129.9 million of cash and 26,828,457 shares of the Company’s Common Stock valued at $10.00 per share, par value $0.0001 per share. The actual shares transferred at closing were 27,006,251 and the closing share price on the date of the consummation of the transaction was $12.00.

(B)	Reflects the reclassification of $224.0 million of cash and cash equivalents held in the Trust Account that became available to fund the Business Combination.

(C)	Reflects the reclassification of approximately $205.9 million of common stock subject to possible redemption to permanent equity.

(D)	Reflects transaction costs related to the Business Combination. Classification of transaction costs is as follows:

(in thousands)	Amount
Deferred underwriting fees	$7,700	*
Costs related to issuance of equity
Amounts previously capitalized and paid	1,878
Amounts expected to be incurred	4,314
Subtotal	6,192
Transaction expenses
Amounts incurred but not paid	5,130
Amounts incurred and paid	454
Amounts expected to be incurred	2,041
Total	$21,517

*	Subsequent to the balance sheet date, the deferred underwriting fees were negotiated and adjusted down to $6.3 million. The full amount of the liability was settled upon consummation of the transaction.

(E)	Reflects the conversion of ChaSerg Class B Common Stock to the Company’s Common Stock. In connection with the closing, all shares of ChaSerg Class B Common Stock were converted into shares of the Company’s Common Stock.

(F)	Reflects the reclassification of ChaSerg’s historical accumulated deficit.

(G)	Reflects the conversion of Grid Dynamics common stock and convertible preferred shares to the Company’s Common Stock.

(H)	Reflects the settlement of ChaSerg’s historical liabilities that were settled prior to the consummation of the transaction.

(I)	Reflects the settlement of retention bonuses related to the retention bonus plan established as part of the ASL Merger. Pursuant to the Merger Agreement, such retention bonuses were paid by Grid Dynamics to eligible participants in the amount of $3.8 million. Of the $3.8 million payment due upon consummation of the transaction, $0.6 million was accrued as of December 31, 2019.

(J)	Reflects the compensation cost related to the acceleration of the vesting for certain existing stock options granted to Grid Dynamics’ management and employees under Grid Dynamics’ existing equity compensation plan. Due to a change in control provision within the existing equity compensation plan, the board of directors of Grid Dynamics utilized its discretion to accelerate the vesting of unvested shares of certain employees. As a result, the unrecognized grant date fair value of the awards is recorded as compensation expense.

(K)	Reflects the conversion of the unsecured convertible promissory note into additional shares of the Company’s Common Stock at a price of $10.00 per share upon consummation of the Business Combination. The convertible promissory note balance increased to $0.5 million subsequent to the balance sheet date resulting in 23,000 additional shares being issued at closing.

(L)	Reflects redemptions of 51,715 ChaSerg public shares for $0.5 million at a redemption price of $10.18 per share based on a pro forma redemption date of December 31, 2019. As of the actual redemption date, the redemption price was $10.21 per share resulting in a total redemption amount of $0.5 million.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are as follows:

(AA)	Reflects the elimination of nonrecurring transaction costs incurred and recorded by ChaSerg and Grid Dynamics that are directly attributable to the Business Combination.

(BB)	Reflects additional compensation expenses recorded as a result of execution of employment agreements with the management team of the Company.

(CC)	Elimination of interest income on the Trust Account.

(DD)	Reflects adjustments to income tax expense as a result of the pro forma adjustments to income at the estimated statutory tax rate of 28%.

4. Earnings per Share

Represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Year Ended December 31, 2019
Pro Forma Basic & Diluted Earnings Per Share
Pro Forma Net Income Attributable to Common Shareholders, basic (in 000s)	$7,731
Basic Shares Outstanding	53,746,742
Pro Forma Basic Earnings Per Share	$0.14
Pro Forma Net Income Attributable to Common Shareholders, diluted (in 000s)	7,788
Diluted Shares Outstanding	54,619,033
Pro Forma Diluted Earnings Per Share	$0.14

Pro Forma Shares Outstanding – Basic
ASL	19,340,049
BGV	2,078,701
Grid Dynamics Management Shares	5,409,707
Common shares held by current ChaSerg stockholders	21,948,285
Founder Shares	4,970,000
Pro Forma Shares Outstanding – Basic	53,746,742

Pro Forma Shares Outstanding – Diluted (1)
ASL	19,340,049
BGV	2,078,701
Grid Dynamics Management Shares	5,409,707
Common shares held by current ChaSerg stockholders	21,948,285
Founder Shares (2)	5,370,000
Warrants (3)	472,291
Pro Forma Shares Outstanding – Diluted	54,619,033

(1)	For the purposes of applying the treasury stock method for calculating diluted earnings per share, the average market price of the Company’s Common Stock was assumed to be equal to the market price upon the close of the transaction.
(2)	Per the terms of the Side Letter, each of the Sponsor and Cantor are able to sell or transfer one-third of its respective Earnout Shares upon the Company’s Common Stock reaching a price of $12.00 per share. As the Company’s share price at Closing was at the $12.00 price threshold, one-third of the Earnout Shares are included in the calculation of diluted EPS.
(3)	The exercise price for the Company’s warrants is $11.50 per share of the Company’s Common Stock. As the Company’s share price at Closing exceeded the exercise price, the warrants are included in the calculation of diluted EPS.

GRID DYNAMICS HOLDINGS, INC.

Unaudited Condensed Consolidated Financial Statements
as of March 31, 2020

GRID DYNAMICS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	As of
	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$121,479	$42,189
Accounts receivable, net of allowance of $903, and $20 as of March 31, 2020 and December 31, 2019	15,977	13,893
Unbilled receivables	3,988	5,036
Prepaid income taxes	351	308
Deferred transaction costs	—	1,878
Prepaid expenses and other current assets	3,273	2,711
Total current assets	145,068	66,015
Property and equipment, net	4,087	4,024
Intangible assets, net	2	18
Deferred income taxes	5,045	1,474
Total assets	$154,202	$71,531

Liabilities and equity
Current liabilities
Accounts payable	$2,267	$768
Accrued liabilities	753	1,188
Accrued compensation and benefits	5,594	5,337
Accrued income taxes	1,107	869
Other current liabilities	51	138
Total liabilities	9,772	8,300

Commitments and contingencies (Note 11)
Convertible preferred stock, no par value, 0 and 1,047,942 shares authorized and outstanding as of March 31, 2020 and December 31, 2019, respectively	—	9,187

Stockholders’ equity (Note 8)
Common stock, $0.0001 par value; 110,000,000 shares authorized; 50,833,619 and 21,644,392 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	5	2
Additional paid-in capital	113,629	18,650
Retained earnings	30,796	35,392
Total stockholders’ equity	144,430	54,044
Total liabilities, convertible preferred stock, and stockholders’ equity	$154,202	$71,531

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRID DYNAMICS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME/(LOSS) AND COMPREHENSIVE INCOME/(LOSS)
(In thousands, except per share data)

	Three months ended March 31,
	2020	2019
Revenue	$32,457	$26,277
Cost of revenue	22,639	15,931
Gross profit	9,818	10,346

Operating expenses
Engineering, research, and development	2,540	1,545
Sales and marketing	3,569	1,712
General and administrative	10,743	6,030
Total operating expenses	16,852	9,287

Income/(loss) from operations	(7,034)	1,059
Other income/(expenses), net	(244)	(162)

Income/(loss) before income taxes	(7,278)	897
Provision/(benefit) for income taxes	(2,682)	185
Net income/(loss) and comprehensive income/(loss)	$(4,596)	$712

Earnings/(loss) per share
Basic	$(0.09)	$0.04
Diluted	$(0.09)	$0.04

Weighted average shares outstanding
Basic	48,885	20,217
Diluted	48,885	20,217

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRID DYNAMICS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands)

	Temporary equity Convertible Preferred Stock		Common Stock		Additional paid-in	Retained	Total
	Shares	Amount	Shares	Amount	capital	earnings	equity
Balance at December 31, 2018 (as previously reported)	—	$—	12,000	$—	$8,794	$24,585	$33,379
Conversion of stock	—	—	8,217	2	(2)	—	—
Balance at December 31, 2018, effect of reverse recapitalization (refer to Note 3)	—	—	20,217	$2	$8,792	$24,585	$33,379
Net income	—	—	—	—	—	712	712
Stock-based compensation	—	—	—	—	1,658	—	1,658
Balance at March 31, 2019	—	$—	20,217	$2	$10,450	$25,297	$35,479

	Temporary equity Convertible Preferred Stock		Common Stock		Additional paid-in	Retained	Total
	Shares	Amount	Shares	Amount	capital	earnings	equity
Balance at December 31, 2019 (as previously reported)	622	$9,187	12,847	$8,117	$10,535	$35,392	$54,044
Conversion of stock	426	—	8,797	(8,115)	8,115	—	—
Balance at December 31, 2019, effect of reverse recapitalization (refer to Note 3)	1,048	$9,187	21,644	$2	$18,650	$35,392	$54,044
Net loss	—	—	—	—	—	(4,596)	(4,596)
Stock-based compensation	—	—	—	—	4,804	—	4,804
Merger recapitalization	(1,048)	(9,187)	1,048	1	9,187	—	9,188
Consideration paid to GDI shareholders	—	—	—	—	(123,865)	—	(123,865)
ChaSerg shares recapitalized, net of equity issuance costs of $4,142	—	—	28,088	2	204,323	—	204,325
Conversion of related party promissory note to common stock	—	—	53	—	530	—	530
Balance at March 31, 2020	—	$—	50,833	$5	$113,629	$30,796	$144,430

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRID DYNAMICS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	For the three months ended March 31,
	2020	2019
Cash flows from operating activities
Net income/(loss)	$(4,596)	$712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	646	510
Bad debt expense	883	-
Deferred income taxes	(3,571)	(3)
Stock based compensation	4,804	1,658
Changes in assets and liabilities:
Accounts receivable	(2,967)	3,308
Unbilled receivables	1,048	(1,249)
Prepaid income taxes	(43)	(106)
Prepaid expenses and other current assets	(562)	12
Accounts payable	1,499	103
Accrued liabilities	(435)	299
Accrued compensation and benefits	257	1,776
Accrued income taxes	238	(114)
Other current liabilities	(87)	38
Net cash provided by/(used in) operating activities	(2,886)	6,944

Cash flows from investing activities
Purchase of property and equipment	(692)	(226)
Net cash used in investing activities	(692)	(226)

Cash flows from financing activities
Cash received from ChaSerg	208,997	—
GDI shares redeemed for cash (net of cash received from exercise of accelerated options)	(123,865)	—
Equity issuance costs	(2,264)	—
Payments of dividends	—	(2,000)
Net cash provided by/(used in) financing activities	82,868	(2,000)

Net increase in cash and cash equivalents	79,290	4,718
Cash and cash equivalents, beginning of period	42,189	17,862
Cash and cash equivalents, end of period	$121,479	$22,580

Cash paid for income taxes	$370	$460
Significant non-cash activities
Conversion of preferred stock to common stock	$9,187	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRID DYNAMICS HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

Note 1 — Background and nature of operations

Grid Dynamics Holdings, Inc. (the “Company” or “GDH”) provides enterprise-level digital transformation in the areas of search, analytics, and release automation to Fortune 500 companies. The Company’s headquarters and principal place of business is in San Ramon, California.

The Company was originally incorporated in Delaware on May 21, 2018 as a special purpose acquisition company under the name ChaSerg Technology Acquisition Corp. (“ChaSerg”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving ChaSerg and one or more businesses. On March 5, 2020 (the “Closing”), the Company consummated its business combination with Grid Dynamics International, Inc. (“GDI”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated November 13, 2019 (the “Business Combination”). In connection with the Closing, the Company changed its name from ChaSerg Technology Acquisition Corp. to Grid Dynamics Holdings, Inc. The Company’s common stock is now listed on the NASDAQ under the symbol “GDYN” and warrants to purchase the common stock at an exercise price of $11.50 per share are listed on the NASDAQ under the symbol “GDYNW.”

Unless the context otherwise requires, the “Company” refers to the combined company and its subsidiaries following the Business Combination, “ChaSerg” refers to the Company prior to the Closing, and “GDI” refers to GDI prior to the Closing. Refer to Note 3 for further discussion of the Business Combination.

Note 2 — Basis of presentation and summary of significant accounting policies

The following is a summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements.

Unaudited Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements reflect all normal and recurring adjustments that are, in the opinion of the Company’s management, necessary for the fair presentation of the results of operations for the interim periods. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020. These interim financial statements should be read in conjunction with GDI’s audited financial statements for the year ended December 31, 2019 included in the Current Report on Form 8-K that the Company filed with the SEC on March 9, 2020.

Basis of presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Although ChaSerg was the legal acquirer, for accounting purposes, GDI was deemed to be the accounting acquirer. GDI was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	GDI holds executive management roles for the Company and those individuals are responsible for the day-to-day operations;

●	GDI’s former owners have the largest minority voting rights in the Company;

●	From a revenue and business operation standpoint, GDI was the larger entity in terms of relative size;

●	Grid Dynamics’ San Ramon, CA headquarters are the headquarters of the Company; and

●	The intended strategy of the Company will continue GDI’s strategy of driving enterprise-level digital transformation in the Fortune 500 companies.

In conjunction with the Business Combination, outstanding shares of GDI were converted into common stock of the Company, par value $0.0001 per share, shown as a recapitalization, and the net assets of ChaSerg were acquired at historical cost, with no goodwill or other intangible assets recorded. GDI was deemed to be the predecessor of the Company, and the consolidated assets and liabilities and results of operations prior to the Closing (for the year ended December 31, 2019 and quarters ended March 31, 2020 and 2019) are those of GDI. ChaSerg’s assets and liabilities, which include net cash from the trust of $85.1 million, and results of operations were consolidated with GDI beginning on the Closing. The shares and corresponding capital amounts and earnings per share available to common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement.

Principles of consolidation

The accompanying condensed financial statements include the accounts of the Company and all of its subsidiaries that are directly or indirectly owned or controlled. Intercompany transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of the consolidated condensed financial statements in accordance with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates and such differences could be material. Significant estimates include useful lives and recoverability of property and equipment, allowances for receivables, calculation of accrued liabilities, capitalization of internally developed software, stock-based compensation, and uncertain tax positions.

Certain significant risks and uncertainties

The Company is subject to risks, including but not limited to, concentrations of credit and foreign currency risks. Refer to Note 4 below for additional information. Additionally, the Company has been impacted by the recent coronavirus (“COVID-19”) outbreak. The global outbreak of COVID-19 has negatively affected the U.S. and global economy, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial market. The COVID-19 outbreak has impacted the Company’s revenues and the Company’s business continues to be exposed to risks and uncertainties related to the pandemic.  The impact of COVID-19 has been more pronounced with the Company’s retail customers, which depend on keeping their stores open. Additionally, in situations where the Company’s customers encounter financial difficulties, there is a risk associated with the Company’s inability to collect money from customers. The Company has taken several actions to deal with the pandemic. These include enabling its employees to work from home, company-wide salary and compensation cuts, hiring freezes, and suspending all non-essential travel. The ultimate impact and the extent to which the COVID-19 pandemic will continue to affect the business, results of operation and financial condition is difficult to predict and depends on numerous evolving factors outside of the Company’s control including: the duration and scope of the pandemic; government, social, business and other actions that have been and will be taken in response to the pandemic; and the effect of the pandemic on short and long-term general economic conditions.

Cash and cash equivalents

The Company considers cash equivalents to be highly liquid investments with original maturities of three months or less from the date of purchase. Cash equivalents are stated at cost, which approximates fair value. At times, cash deposits with banks may exceed federally insured limits.

Accounts receivable and allowance for doubtful accounts

Accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables and approximate fair value. The Company maintains an allowance against accounts receivable for the estimated probable losses on uncollectible accounts. The allowance is based upon historical loss experience, current economic conditions within the industries the Company serves as well as determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt. The allowance for doubtful accounts balance increased $0.9 million for the period ended March 31, 2020 compared to December 31, 2019.

Revenue recognition

The Company accounts for a contract with a customer when 1) the parties to the contract have approved the contract and are committed to performing their respective obligations, 2) the contract identifies each party’s rights regarding the goods or services to be transferred, 3) the contract identifies the payment terms for the goods or services to be transferred, 4) the contract has commercial substance, and 5) collection of substantially all consideration pursuant to the contract is probable.

The Company derives its revenue from offering a suite of digital engineering and information technology (“IT”) consulting services, including digital transformation strategy, emerging technology, lean labs and legacy system replatforming. For most contracts, the Company uses master agreements to govern the overall relevant terms and conditions of the business arrangement between the Company and its customers. When the Company and a customer enter into a Master Services Agreement (“MSA”), purchases are generally made by the customer via a statement of work (“SOW”) which explicitly references the MSA and specifies the services to be delivered. Fees for these contracts may be in the form of time-and-materials or fixed-fee arrangements. The majority of the Company’s revenues are generated under time-and-material contracts which are billed using hourly rates to determine the amounts to be charged directly to the customer. Fees are billed and collected as stipulated in the contract, and revenue is recognized as services are performed. If there is an uncertainty about the receipt of payment for the services, revenue is recognized to the extent that a significant reversal of revenue would not be probable.

Consulting services revenue is a single performance obligation earned through a series of distinct daily services and may include services such as those described above. The Company recognizes revenue for services over time as the customer simultaneously receives and consumes the benefits as the Company performs IT consulting services. For time-and-materials contracts, the customer derives value from the Company providing daily consulting services, and the value derived corresponds to the labor hours expended. Therefore, the Company measures the progress and recognizes revenue using an effort-based input method. For fixed-fee contracts, revenue is recognized ratably over the contract term.

For time-and-material contracts, the Company applies the variable consideration allocation exception. Therefore, instead of allocating the variable consideration to the entire performance obligation, the Company determined the variable consideration should be allocated to each distinct service to which the variable consideration relates, which is providing the customer daily consulting services. The Company also offers volume discounts or early settlement discounts. Volume discounts apply once the customer reaches certain contractual spend thresholds. Early settlement discounts are issued contingent upon the timing of the payment from the customer. If the consideration promised in a contract includes a variable amount, the Company only includes estimated amounts of consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. These estimates may require management to make subjective judgments and to make estimates about the effects of matters inherently uncertain. The determination of whether to constrain consideration in the transaction price are based on information (historical, current and forecasted) that is reasonably available to the Company, taking into consideration the type of customer, the type of transaction and the specific facts and circumstances of each arrangement. Although the Company believes that its approach in developing estimates and its reliance on certain judgments and underlying inputs is reasonable, actual results may differ from management’s estimates, judgments and assumptions. These estimates have historically not been material to the consolidated financial statements.

Remaining performance obligation

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as of March 31, 2020. This disclosure is not required for:

1)	contracts with an original duration of one year or less, including contracts that can be terminated for convenience without a substantive penalty,

2)	contracts for which the Company recognizes revenues based on the right to invoice for services performed,

3)	variable consideration allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation in accordance with ASC 606-10-25-14(b), for which the criteria in ASC 606-10-32-40 have been met, or

4)	variable consideration in the form of a sales-based or usage-based royalty promised in exchange for a license of intellectual property.

All of the Company’s contracts met one or more of these exemptions as of March 31, 2020.

Income taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The determination of the provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. The provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, international and other jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. Management considers all available evidence, both positive and negative, in determining whether a valuation allowance is required. Such evidence includes prior earnings history, the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback and carryforward periods of tax attributes, and tax planning strategies that could potentially enhance the likelihood of realization of a deferred tax asset in making this assessment. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified.

The Company evaluates for uncertain tax positions at each balance sheet date. When it is more likely than not that a position will be sustained upon examination by a tax authority that has full knowledge of all relevant information, the Company measures the amount of tax benefit from the position and records the largest amount of tax benefit that is greater than 50% likely of being realized after settlement with a tax authority. The Company’s policy for interest and/or penalties related to underpayments of income taxes is to include interest and penalties in income tax expense.

Restructuring

The Company initiated a restructuring plan focused on optimizing utilization. For the three months ended March 31, 2020 the Company incurred and paid total restructuring expenses of $689,000 which mostly included employee termination costs. This amount is included as a component of general and administrative expenses in the condensed consolidated financial statements.

Recently adopted accounting pronouncements

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (the “FASB”), in the form of Accounting Standards Updates (“ASUs”), to the FASB’s ASC. The Company has elected not to opt out of the extended transition period and thus when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which amends ASC 820, Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. The accounting standard update was effective beginning in the first quarter of fiscal year 2020, with removed and modified disclosures to be adopted on a retrospective basis, and new disclosures to be adopted on a prospective basis. The Company has determined that the adoption of this guidance did not have a material effect on the consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-17, “Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities”. The new standard changes how entities evaluate decision-making fees under the variable interest entity guidance. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The standard should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings at the beginning of the period of adoption. The Company has determined that the adoption of this guidance did not have a material effect on the consolidated financial statements.

Recently issued accounting pronouncements

The Company considered the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU 2016-02 requires lessees to put most leases on their balance sheet while recognizing expense in a manner similar to existing accounting. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The standard allows for two methods of adoption to recognize and measure leases: retrospectively to each prior period presented in the financial statements with the cumulative effect of initially applying the guidance recognized at the beginning of the earliest comparative period presented or retrospectively at the beginning of the period of adoption with the cumulative effect of initially applying the guidance recognized at the beginning of the period in which the guidance is first applied. Both adoption methods include a number of optional practical expedients that entities may elect to apply. The Company will adopt the standard retrospectively at the beginning of the period of adoption with the cumulative effect of initially applying the guidance recognized at the beginning of the period in which the guidance is first applied. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), delaying the effective implementation date for ASC 842 by one year for entities that have not yet adopted the standard. The new accounting guidance is effective for the Company for fiscal periods beginning after December 15, 2020 and early adoption is permitted. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments. Topic 326 was subsequently amended by ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief, and clarified the guidance with the release of ASU 2020-02 Financial Instruments—Credit Losses (Topic 326) and Leases (Topic 842). These ASUs replace the current incurred loss impairment methodology with a methodology that reflects expected credit losses measured at amortized cost and certain other instruments, including loans, held-to-maturity debt securities, net investments in leases, and off-balance sheet credit exposures. In November 2019 the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), delaying the effective implementation date for Topic 326 by one year for entities that have not yet adopted the standard. The update is effective for fiscal years beginning after December 15, 2022, and interim periods with fiscal years after December 15, 2022. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In December 2019, the FASB issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes by removing certain exceptions to the general principles and also simplification of areas such as franchise taxes, step-up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes. The update is effective for fiscal years beginning after December 15, 2021, and interim periods with fiscal years after December 15, 2022 on a prospective basis, and early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the consolidated financial statements.

In March 2020, FASB issued ASU No. 2020-03, Codification to Financial Instruments. This ASU improves and clarifies various financial instruments topics, including the current expected credit losses (“CECL”) standard issued in 2016. The ASU includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The amendments related to Issue 1, Issue 2, Issue 3, Issue 4, and Issue 5 were effective upon issuance of this update. The new guidance did not have a material impact on the consolidated financial statements. The amendments related to Issue 6 and Issue 7 are effective for the Company the earlier of January 1, 2023 or when the Company adopts ASU 2016-13, if early adopted. The Company is currently evaluating the impact these topics will have on the consolidated financial statements.

Note 3 – Business combination

On March 5, 2020, ChaSerg consummated its business combination with GDI pursuant to the Merger Agreement dated November 13, 2019. Fees and expenses paid in connection with the Business Combination were settled using funds from the trust account. Immediately following the Business Combination, there were 50,833,619 shares of common stock with a par value of $0.0001, and 11,346,500 warrants outstanding.

GDI began operations in September 2006 to provide next-generation ecommerce platform solutions in the areas of search, analytics, and release automation to Fortune 500 companies. Under ASC 805, Business Combinations, GDI was deemed the accounting acquirer, and the Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with U.S. GAAP. ChaSerg was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of GDI issuing stock for the net assets of ChaSerg, accompanied by a recapitalization. The net assets of ChaSerg were stated at historical cost, with no goodwill or other intangible assets recorded. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination (approximately 1.685 GDH shares to 1.0 GDI share).

The aggregate consideration for the Business Combination was $396.5 million, consisting of $130.0 million in cash and 27,006,251 shares of ChaSerg’s common stock valued at $10.19 per share, less a post-Closing share adjustment amount of 857,143 shares which were placed in escrow post-Closing. The shares transferred at Closing include 4,313,917 options to purchase the Company’s shares that were vested, outstanding and unexercised, which were determined using 1,739,932 vested options at Closing converted at an exchange ratio of approximately 2.48. Additionally, 364,094 options to purchase the Company’s common stock that were unvested, outstanding and unexercised were assumed by the Company, which were determined using 146,865 unvested options at Closing converted at an exchange ratio of approximately 2.48. The following represents the aggregate consideration for the Business Combination:

(in thousands, except for share and per share amounts)
Shares transferred at Closing	27,006,251
Less: Post-Closing share adjustment	(857,143)
Total shares transferred at Closing	26,149,108
Value per share	10.19
Total share consideration	$266,459
Plus: Cash transferred to GDI stockholders	130,000
Closing merger consideration	$396,459

In connection with the Closing, 51,715 shares of common stock were redeemed at a price per share of approximately $10.21. See Note 8 for details of the Company’s common stock prior to and subsequent to the Business Combination.

In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $4.7 million, consisting of legal and professional fees, of which $4.1 million were related to equity issuance costs and recorded to additional paid-in capital as a reduction of proceeds and $0.6 million were recorded to general and administrative expenses.

In connection with the Business Combination, all outstanding retention bonus obligations from a 2017 acquisition totaling $3,363,000 were accelerated and paid in full to Grid Dynamics’ personnel immediately prior to the Closing and were recorded in the cost of revenue and operating expenses in the condensed consolidated financial statements.

Note 4 — Concentrations of credit risk

The Company records its accounts receivable and unbilled receivables at their face amounts less allowances. Accounts receivable and unbilled receivables are generally dispersed across the Company’s customers in proportion to their revenue. Three customers individually exceeded 10% of the Company’s accounts receivable balance at March 31, 2020. Three customers individually exceeded 10% of the Company’s accounts receivable balance at December 31, 2019. Two customers individually exceeded 10% of the unbilled receivables at March 31, 2020 and two customers individually exceeded the unbilled receivables balance at December 31, 2019.

Three customers accounted for greater than 10% of the sales for the three months ended March 31, 2020 and 2019. The three customers comprised 46% of total revenue and 52% of total revenue for the three months ended March 31, 2020 and 2019, respectively. The three customers individually accounted for 17%, 17%, and 13% of total revenue for the three months ended March 31, 2020; and 23%, 15%, and 15% of total revenue, for the three months ended March 31, 2019.

Note 5 — Property and Equipment, net

Property and equipment consist of the following (in thousands):

	Estimated	As of
	Useful Life (In Years)	March 31, 2020	December 31, 2019
Computers and equipment	3	$5,720	$5,470
Machinery and automobiles	5	128	129
Furniture and fixtures	3	598	544
Software	2	507	407
Leasehold improvements	7	126	119
		7,079	6,669
Less: Accumulated depreciation and amortization		(4,080)	(3,784)
		2,999	2,885

Capitalized software development costs	2	2,744	2,478
Less: Accumulated amortization		(1,656)	(1,339)
		1,088	1,139
Property and equipment, net		$4,087	$4,024

Note 6 — Accrued liabilities

The components of accrued liabilities were as follows (in thousands):

	As of
	March 31, 2020	December 31, 2019
Accrued customer discounts	$334	$298
Accrued retention bonus	-	648
Other accrued liabilities	419	242
Total accrued liabilities	$753	$1,188

Note 7 — Income taxes

The Company recorded income tax expense/(benefit) of $(2.6) million and $0.2 million for the three months ended March 31, 2020 and 2019, respectively. The Company’s effective tax rate was 36.9% and 20.6% for the three months ended March 31, 2020 and 2019, respectively. The increase in effective tax rate for the three months ended March 31, 2020, as compared to the same period in 2019 was primarily due to excess tax benefits of stock-based compensation. The large tax benefit recognized in the current quarter is primarily due to net operating losses generated by stock compensation deductions as a result of the merger with GDI and year-to-date book losses.

On March 27, 2020, the U.S. President signed into law the CARES Act, an economic stimulus package in response to the COVID-19 global pandemic. The CARES Act contains several corporate income tax provisions, including making remaining alternative minimum tax credits immediately refundable; providing a 5-year carryback of net operating loss carryforwards (“NOLs”) generated in tax years 2018, 2019, and 2020, and removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2021; and temporarily liberalizing the interest deductibility rules under Section 163(j) of the Tax Cuts and Jobs Act, by raising the adjusted taxable income limitation from 30% to 50% for tax years 2019 and 2020 and giving taxpayers the election of using 2019 adjusted taxable income for purposes of computing 2020 interest deductibility. The Company is still evaluating the impact but does not currently expect the provisions of the CARES Act to have a material effect on the realizability of deferred income tax assets or tax expense. There is no material impact for the three months ended March 31,2020. As additional guidance is released, the Company will evaluate whether there would need to be a change in the period when such guidance is issued.

Note 8 — Stockholders’ equity

The following description summarizes the material terms and provisions of the securities that the Company has authorized.

Common stock

The Company is authorized to issue 110,000,000 of common stock. At Closing and as of March 31, 2020, the Company had 50,833,619 shares of common stock outstanding, of which: a) 26,888,285 shares were issued to the stockholders of ChaSerg who did not redeem their shares, b) 1,200,000 shares legally issued and outstanding to the ChaSerg Founders and underwriter subject to earnout provisions as discussed further below, c) 53,000 shares issued to the Sponsor of ChaSerg at $10.00 per share as the result of a promissory note of $0.5 million converted to the Company’s common stock, d) 19,490,295 shares issued to GDD International Holding Company, e) 2,094,850 shares issued to BGV Opportunity Fund, L.P., and f) 1,107,189 shares issued to GDI shareholders prior to the consummation of the Business Combination. Additionally, there were 4,313,917 outstanding vested options to purchase the Company’s common stock.

Preferred Stock

As of December 31, 2019 GDI had 1,047,942 shares of no par value shares of preferred stock outstanding convertible on a 1:1 basis with GDI’s common stock. At the Closing, the preferred stock outstanding was converted into common stock of the Company, par value $0.0001 per share. Therefore, as of March 31, 2020 there was no preferred stock outstanding.

Founders and underwriter shares subject to earnout provisions

At the Closing, the Company had 1,200,000 shares of common stock issued and outstanding subject to earnout provisions (the “Earnout Shares”). The Earnout Shares are subject to transfer restrictions and the owners of the Earnout Shares cannot sell, transfer or otherwise dispose of their respective shares until the respective earnout provisions have been achieved as described further below. The Earnout Shares have full ownership rights including the right to vote and receive dividends and other distributions thereon. Dividends and other distributions are not subject to forfeiture in accordance with the Amended and Restated Sponsor Share Letter filed with the SEC on January 26, 2020. The Earnout Shares vest and are no longer subject to the transfer restrictions as follows:

1)	399,999; 400,000; and 400,001 Earnout Shares vest if the closing price of the Company’s common stock on the principal exchange on which the securities are listed or quoted have been at or about $12.00; $13.50; and $15.00 per share, respectively, for 20 trading days (which need not be consecutive) over a thirty trading day period at any time;

The Earnout Shares automatically vest upon and immediately prior to any of the following events:

1)	The Company engages in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

2)	The Company’s common stock ceases to be listed on a national securities exchange;

3)	The Company is amalgamated, merged, consolidated or reorganized with or into another company or person (an “Acquiror”) and as a result of such amalgamation, merger, consolidation or reorganization, fewer than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of the Acquiror or surviving or resulting entity is owned in the aggregate by the shareholders of the Company, directly or indirectly, immediately prior to such amalgamation, merger, consolidation or reorganization, excluding from such computation the interests of the Acquiror or any affiliate of the Acquiror;

4)	The Company and/or its subsidiaries sell, assign, transfer or otherwise dispose of (including by bulk reinsurance outside of the ordinary course of business consistent with past practice), in one or a series of related transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to an Acquiror, fewer than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of which, immediately following such sale, assignment or transfer, are owned in the aggregate by the pre-transaction Company stockholders; or

5)	If a Schedule 13D or Schedule 13G report (or any successor schedules, form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Company common shares as shall be greater than the percentage of such shares that, at the date of such filing, is held by any other person or group that held more than 50% of the voting or economic power of Company immediately after the Closing.

The Earnout Shares released for any event as noted above shall be subject to an equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common stock after the Closing. Additionally, each such price threshold shall be reduced by the amount of the aggregate cash or the fair market value of any securities or other assets paid or payable by the Company to the holders of common stock, on a per share basis, as an extraordinary dividend or distribution following the Closing; provided that the declaration and payment of any such extraordinary dividend or distribution shall be subject to all applicable Laws. An “extraordinary dividend or distribution” means any dividend or distribution other than a regularly-scheduled dividend or distribution.

Warrants

As of March 31, 2020, there were a total of 11,346,500 warrants outstanding. As part of its initial public offering (“IPO”), ChaSerg issued 22,000,000 units including one share of common stock and one-half of one redeemable warrant. Simultaneously with its IPO, ChaSerg issued 640,000 private placement units to its sponsor underwriter, each consisting of one common share and one-half of one redeemable warrant. ChaSerg issued 53,000 units as a result of the conversion of a working capital sponsor loan consisting of one common share and one-half of one redeemable warrant.

Each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50. Warrants may only be exercised for a whole number of shares for common stock. No fractional shares will be issued upon exercise of the warrants. Each warrant is currently exercisable and will expire March 5, 2025 (five years after the completion of the Business Combination), or earlier upon redemption or liquidation.

The Company may call the warrants for redemption at a price of $0.01 per warrant upon a minimum 30 days’ prior written notice of redemption, if and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders; and if and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

Note 9 — Stock-based compensation

2018 Stock Plan

The Company had previously adopted a stock plan in 2018 (the “2018 Stock Plan”). Under the terms of the 2018 Stock Plan, certain option grants were accelerated in full or by an additional 12 months as a result of the Business Combination. Therefore, on the date of Closing, the acceleration of vesting for 2,568,523 stock options resulted in a stock compensation charge and corresponding increase to additional paid-in capital of $2.5 million. Additionally, at Closing, a percentage of outstanding vested Grid Dynamics stock options were settled in exchange for cash consideration, pursuant to the terms of the Merger Agreement.

The remaining portion of outstanding vested options totaling 1,739,932 and all unvested options totaling 146,865 were automatically assumed and converted into options to purchase the Company’s common stock as of the Closing. The number of each participant’s assumed options and the exercise price were adjusted as provided in the Merger Agreement. There was no incremental compensation cost attributable to the incremental fair value of the modified options compared to the original options on the modification date. The assumed stock options will continue to be subject to the same terms and conditions, including vesting schedule terms, in accordance with the 2018 Stock Plan.

The following table sets forth the activity, including the conversion of the vested and unvested options, for the three months ended March 31, 2020:

Options Outstanding
Balance at December 31, 2019	2,734,327
Cashed out	(828,590)
Forfeited	(18,940)
Balance at March 31, 2020 (prior to exchange ratio conversion)	1,886,797
Converted vested balance	4,313,917
Converted unvested balance	364,094
Balance at March 31, 2020 (post to exchange ratio conversion)	4,678,011

2020 Equity Incentive Plan

Effective March 5, 2020, the Board of Directors approved an equity incentive plan (the “2020 Plan”). The 2020 Plan permits the Company to grant a maximum aggregate amount of 16,300,000 Incentive Stock Options, Nonstatutory Stock Options (“NSOs”), Restricted Stock, Restricted Stock Units (“RSUs”), Stock Appreciation Rights, Performance Units, and Performance Shares (collectively, the “Awards”) to employees, directors, and consultants of the Company. The Board of Directors or any committee appointed by the Board of Directors has the authority to grant Awards. As of March 31, 2020, the Board of Directors granted 1,552,100 NSOs and 2,310,000 RSUs. The Company has not granted any other Awards.

The 1,552,100 NSOs granted on March 13, 2020 are subject to the following time-based vesting conditions: one-fourth of the NSOs will vest on March 13, 2021; and thereafter one-sixteenth of the NSOs will vest each subsequent three month anniversary thereafter on the 13th of the month. Additionally, the NSOs have approximately a ten-year exercise term, and once the NSOs are vested, the recipients have the right to purchase the Company’s stock at a fixed and specified exercise price.

The grant date fair value of each NSO was estimated on the date of grant using the Black-Scholes option pricing model, as determined by the Board of Directors. The key assumptions for 2020 grants are provided in the following table.

2020
Dividend yield	0%
Expected volatility	40%
Risk-free interest rate	0.80%
Expected term in years	6.11
Grant date fair value of common stock	$8.26

The Company used a zero percent dividend yield assumption for all Black-Scholes stock option-pricing calculations. Since the Company’s shares were not publicly traded prior to the Closing and its shares were rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve at the date of grant. Expected term is estimated using the simplified method, which takes into account vesting and contractual term. The simplified method is being used to calculate expected term instead of historical experience due to a lack of relevant historical data resulting from changes in option vesting schedules and changes in the pool of employees receiving option grants.

The 2,310,000 RSUs granted on March 13, 2020 were granted at the fair market value of the Company’s stock. The RSUs are subject to the following time-based vesting conditions: one-fourth vest on March 13, 2021; and thereafter one-sixteenth of the RSUs will vest each subsequent 3-month anniversary thereafter on the 13th of the month. RSUs granted do not participate in earnings, dividends, and do not have voting rights until vested.

The Company classifies awards issued under the stock-based compensation plans as equity. Total compensation expense for the three months ended March 31, 2020 was $4.8 million, which included $2.0 million of compensation expense related to the 2018 Stock Plan, $2.5 million of compensation expense related to the acceleration of vesting of awards under the 2018 Stock Plan, and $0.3 million of compensation expense related to the 2020 Plan. Total compensation expense for the three months ended March 31, 2019 was $1.7 million. Employee stock-based compensation recognized was as follows (in thousands):

	For the three months ended March 31
	2020	2019
Cost of revenue	$615	$23
Engineering, research, and development	596	94
Sales and marketing	1,135	23
General and administrative	2,458	1,518
Total stock-based compensation	$4,804	$1,658

As of March 31, 2020 and 2019, there was approximately $24.5 million and $3.6 million of unrecognized stock-based compensation expense.

Note 10 — Earnings per share

For the three months ended March 31, 2020 and 2019, the Company computed earnings per share (“EPS”) in conformity with the two-class method required for participating securities. Undistributed earnings allocated to participating securities are subtracted from net income in determining net income attributable to common stockholders. The Company allocated income between its common and preferred shareholders only for the period the preferred stock was outstanding, which was January 1, 2020 to March 4, 2020 as there was no preferred stock outstanding March 5, 2020 to March 31, 2020. As the Company was in a net loss position for the periods between January 1, 2020 to March 4, 2020 and March 5, 2020 to March 31, 2020, the net loss was allocated entirely to common shareholders. There was no preferred stock outstanding for the three months ended March 31, 2019.

All participating securities are excluded from basic weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include outstanding stock options, restricted stock units, and convertible preferred securities. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share in order of dilution and by application of the treasury stock method and the if-converted method for stock-based compensation and convertible preferred securities, respectively.

The following table sets forth the computation of basic and diluted earnings per share of common stock as follows (in thousands except per share data):

	For the three months ended March 31,
	2020	2019
Numerator for basic and diluted earnings/(loss) per share
Net income/(loss)	$(4,596)	$712

Denominator for basic and diluted earnings/(loss) per share
Weighted-average shares outstanding – basic and diluted	48,885	20,217
Basic and diluted earnings/(loss) per share	$(0.09)	$0.04

The denominator used in the calculation of basic and diluted EPS has been retrospectively adjusted for the recapitalization of the Company’s shares as a result of the Business Combination as further described in Note 3. The following potential common shares, presented based on amounts outstanding at each period end and adjusted for the stock split as a result of the transaction, were excluded from the calculation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	For the three months ended March 31,
Potential common shares (in ’000s)	2020	2019
Convertible preferred stock	1,048	-
Stock options to purchase common stock	8,332	5,628
Restricted stock units	2,310	-
Warrants to purchase common stock	11,347	-
Total	23,037	5,628

Note 11 — Commitments and contingencies

Legal Matters

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. Management evaluates each claim and provides for potential loss when the claim is probable to be paid and reasonably estimable. While adverse decisions in certain of these litigation matters, claims and administrative proceedings could have a material effect on a particular period’s results of operations, subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that any future accruals with respect to these currently known contingencies would not have a material effect on the financial condition, liquidity or cash flows of the Company. There were no amounts required to be reflected in these consolidated financial statements related to contingencies.

Note 12 — Subsequent events

The Company performed its subsequent event procedures through May 11, 2020, the date these condensed consolidated financial statements were issued.

On April 29, 2020, the Company’s Compensation Committee resolved that a total of 574,188 performance based shares shall be awarded to Company executives as part of the 2020 Plan. Furthermore, the Company’s Board of Directors resolved that a total of 606,750 RSUs shall be issued to retain the service of Company key executives, excluding the Chief Executive Officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

SEC registration fee		$47,802.49
FINRA filing fee		—
Exchange listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

*	To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102 of the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our amended and restated bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of director’s and officer’s liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following list sets forth information as to all GDI and our securities sold in the last three years which were not registered under the Securities Act. The descriptions of these issuances are historical and have not been adjusted to give effect to the Business Combination.

Stock Issuances

On May 6, 2019 GDI issued 622,027 shares of its common stock at an initial price of $9.25 and 622,027 shares of Series A Preferred Stock at a price of $14.8647 to one entity for an aggregate purchase price of $15.0 million.

Plan-Related Issuances

From November 12, 2018 through May 12, 2020, GDI or the Company granted to its officers, directors, employees, consultants and other service providers (i) options that remain outstanding to purchase an aggregate of 4,678,011 shares of its common stock under its 2018 Stock Plan at a weighted-average exercise price of $3.54 per share and (ii) options to purchase an aggregate of 1,776,500 shares of its common stock at a weighted-average exercise price of $8.22 per share and restricted stock units and performance share awards that may vest into 4,609,314 shares of its common stock under its 2020 Equity Incentive Plan.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description	Form	File No.	Exhibit	Filing Date
2.1*	Agreement and Plan of Merger, dated as of November 13, 2019, by and among ChaSerg Technology Acquisition Corp., Grid Dynamics International, Inc., CS Merger Sub 1 Inc., CS Merger Sub 2 LLC, and Automated Systems Holdings Limited, solely in its capacity as representative of the Securityholders.	8-K	001-38685	2.1	November 13, 2019

Exhibit		Incorporated by Reference
Number	Description	Form	File No.	Exhibit	Filing Date
3.1*	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38685	3.1	March 9, 2020
3.2*	Amended and Restated Bylaws of the Registrant.	8-K	001-38685	3.1	May 6, 2020
4.1*	Specimen Common Stock Certificate of the Registrant.	8-K	001-38685	4.1	March 9, 2020
4.2*	Specimen Warrant Certificate of the Registrant.	8-K	001-38685	4.2	March 9, 2020
4.3*	Warrant Agreement, dated October 4, 2018, between ChaSerg Technology Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-38685	4.1	October 4, 2018
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1*+	Grid Dynamics International, Inc. 2018 Stock Plan and Forms of Agreement.	10-Q	001-38685	10.16	May 11, 2020
10.2*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan.	10-Q	001-38685	10.1	May 11, 2020
10.3*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan - Form of Stock Option Agreement	8-K	001-38685	10.2	March 9, 2020
10.4*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan - Form of Restricted Stock Unit Agreement.	8-K	001-38685	10.3	March 9, 2020
10.5*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan - Form of Restricted Stock Agreement.	8-K	001-38685	10.4	March 9, 2020
10.6*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan - Form of Performance Share Award Agreement.	8-K	001-38685	10.5	March 9, 2020
10.7*+	Form of Director and Officer Indemnification Agreement.	8-K	001-38685	10.6	March 9, 2020
10.8*+	Outside Director Compensation Policy.	8-K	001-38685	10.7	March 9, 2020
10.9*+	Employment Agreement between the Registrant and Leonard Livschitz.	8-K	001-38685	10.8	March 9, 2020
10.10*+	Employment Agreement between the Registrant and Anil Doradla.	8-K	001-38685	10.9	March 9, 2020
10.11*+	Employment Agreement between the Registrant and Victoria Livschitz.	8-K	001-38685	10.10	March 9, 2020
10.12*+	Employment Agreement between the Registrant and Max Martynov.	8-K	001-38685	10.11	March 9, 2020

Exhibit		Incorporated by Reference
Number	Description	Form	File No.	Exhibit	Filing Date
10.13*+	Employment Agreement between the Registrant and Yury Gryzlov.	8-K	001-38685	10.12	March 9, 2020
10.14*+	Employment Agreement between the Registrant and Vadim Kozyrkov.	8-K	001-38685	10.13	March 9, 2020
10.15*+	Employment Agreement between the Registrant and Stan Klimoff.	8-K	001-38685	10.14	March 9, 2020
10.16*+	Form of Tax Indemnification Agreement of the Registrant.	8-K	001-38685	10.15	March 9, 2020
10.17*	Form of Salary Reduction Acknowledgment.	8-K	001-38685	10.1	April 7, 2020
10.18*	Form of Lock-Up Agreement.	8-K	001-38685	10.5	November 13, 2019
10.19*	Amended and Restated Side Letter dated January 26, 2020 between Chaserg Technology Acquisition Corp., ChaSerg Technology Sponsor LLC and Cantor Fitzgerald & Co.	8-K	001-38685	10.1	January 27, 2020
10.20*	Amended and Restated Registration Rights Agreement, dated as of March 5, 2020, by and among the Company and certain security holders.	10-Q	001-38685	10.17	May 11, 2020
10.21	Waiver of Amended and Restated Registration Rights Agreement, dated as of April 17, 2020, by and among the Company and certain security holders.
10.22*	Stockholders’ Agreement, dated as of November 13, 2019, by and among the Company and certain security holders.	10-Q	001-38685	10.18	May 11, 2020
16.1*	Letter from WithumSmith+Brown, PC regarding Change in Independent Registered Public Accounting Firm dated March 17, 2020.	8-K	001-38685	16.1	March 17, 2020
21.1	List of Subsidiaries of the Registrant.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of WithumSmith+Brown, PC.
23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (see the signature page to this Registration Statement on Form S-1).

*	Previously filed.
**	To be submitted by amendment.
+	Indicates a management or compensatory plan.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on May 12, 2020.

GRID DYNAMICS HOLDINGS, INC.

By:	/s/ Leonard Livschitz
Leonard Livschitz
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leonard Livschitz and Anil Doradla, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Leonard Livschitz	Chief Executive Officer and Director	May 12, 2020
Leonard Livschitz	(Principal Executive Officer)

/s/ Anil Doradla	Chief Financial Officer	May 12, 2020
Anil Doradla	(Principal Financial and Accounting Officer)

/s/ Lloyd Carney	Chairman of the Board and Director	May 12, 2020
Lloyd Carney

/s/ Eric Benhamou	Director	May 12, 2020
Eric Benhamou

/s/ Marina Levinson	Director	May 12, 2020
Marina Levinson

/s/ Michael Southworth	Director	May 12, 2020
Michael Southworth

/s/ Weihang Wang	Director	May 12, 2020
Weihang Wang

/s/ Yueou Wang	Director	May 12, 2020
Yueou Wang

/s/ Shuo Zhang	Director	May 12, 2020
Shuo Zhang